UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☒ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Duratek, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☐ No fee required.
☒ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:
Common stock, par value $0.01 per share, of Duratek, Inc. (“Common Stock”)
(2) Aggregate number of securities to which transaction applies:
14,868,275 shares of Common Stock (as of March 8, 2006) 1,412,128 shares of Common Stock underlying options to purchase Common Stock (as of March 8, 2006)
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
Calculated as the sum of:

(A)  the product of (i) 14,868,275 shares of Common Stock (as of March 8, 2006) and (ii) the merger consideration of $22.00 per share of Common Stock in cash; and

(B)  the product of (i) 1,412,128 shares of Common Stock representing shares of Common Stock issuable upon exercise of options outstanding as of March 8, 2006 and (ii) the excess, if any of the merger consideration of $22.00 per share over the exercise price per share of Common Stock subject to each such option.

(4) Proposed maximum aggregate value of transaction:
344,946,935.50
(5) Total fee paid:
36,910
☐ Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

DURATEK, INC.

10100 Old Columbia Road

Columbia, Maryland 21046

410-312-5100

[•], 2006

Dear Stockholder:

You are cordially invited to attend a special meeting of stockholders (the “special meeting”) of Duratek, Inc. (“Duratek”), which will be held on [•], 2006, beginning at 10:30 a.m., Eastern Time, at Duratek’s principal executive offices at 10100 Old Columbia Road, Columbia, Maryland 21046.

Our board of directors has unanimously approved a merger providing for the acquisition of Duratek by EnergySolutions, LLC. EnergySolutions was formerly known as Envirocare of Utah, LLC and is currently indirectly owned by a private investor group led by Lindsay Goldberg & Bessemer, Peterson Partners and Creamer Investments. If the merger is completed, you will be entitled to receive $22.00 in cash, without interest, for each share of Duratek common stock you own and you will have no ongoing ownership interest in the continuing business of Duratek.

At the special meeting, you will be asked to adopt the merger agreement. Our board of directors has unanimously approved the merger, the merger agreement and the transactions contemplated by the merger agreement and has unanimously declared that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable, fair to and in the best interests of Duratek and its stockholders. Our board of directors unanimously recommends that Duratek’s stockholders vote “FOR” the adoption of the merger agreement.

The proxy statement attached to this letter provides you with information about the proposed merger and the special meeting. We encourage you to read the entire proxy statement carefully. You may also obtain more information about Duratek from documents we have filed with the Securities and Exchange Commission.

Your vote is very important. The merger cannot be completed unless the merger agreement is adopted by the affirmative vote of the holders of a majority of the outstanding shares of Duratek common stock. If you fail to vote on the merger agreement, the effect will be the same as a vote against the adoption of the merger agreement for purposes of the vote referred to above.

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE VOTE YOUR SHARES BY INTERNET, TELEPHONE OR MAIL. IF YOU RECEIVE MORE THAN ONE PROXY CARD BECAUSE YOU OWN SHARES THAT ARE REGISTERED DIFFERENTLY, PLEASE VOTE ALL OF YOUR SHARES SHOWN ON ALL OF YOUR PROXY CARDS.

Voting by proxy will not prevent you from voting your shares in person if you subsequently choose to attend the special meeting.

Thank you for your cooperation and continued support.

Very truly yours,

Robert E. Prince
President and
Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

THIS PROXY STATEMENT IS DATED [•], 2006

AND IS FIRST BEING MAILED TO STOCKHOLDERS ON OR ABOUT [•], 2006.

DURATEK, INC.

10100 Old Columbia Road

Columbia, Maryland 21046

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held [•], 2006

To Our Stockholders:

We hereby notify you that a special meeting of stockholders of Duratek, Inc. (“We,” “our,” “us,” or “Duratek”) will be held at our principal executive offices at 10100 Old Columbia Road, Columbia, Maryland 21046 on the [•] day of [•], 2006 at 10:30 a.m., Eastern Time, for the following purposes:

1.              To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of February 6, 2006 (as it may be amended from time to time, the “merger agreement”), between Duratek, EnergySolutions, LLC (“EnergySolutions”) and Dragon Merger Corporation, a wholly-owned subsidiary of EnergySolutions (“Merger Sub”) pursuant to which, upon the merger becoming effective, each share of Duratek common stock, par value $0.01 per share, (other than shares held in the treasury of Duratek, owned by EnergySolutions or Merger Sub, or held by stockholders who are entitled to and who properly exercise appraisal rights in compliance with all of the required procedures under Delaware law) will be converted into the right to receive $22.00 in cash, without interest.

2.              To act upon such other business as may properly come before the special meeting or any adjournment or postponement thereof, including to consider any procedural matters incident to the conduct of the special meeting, such as adjournment of the special meeting.

Only holders of Duratek common stock at the close of business on [•], 2006 are entitled to notice of the special meeting and to vote at the special meeting. You are cordially invited to attend the special meeting in person.

Your vote is important, regardless of the number of shares of Duratek common stock you own. If you do not plan to attend the special meeting and vote your shares of Duratek common stock in person, please authorize a proxy to vote your shares in one of the following ways:

•                  Use the toll-free telephone number shown on the proxy card;

•                  Go to the Internet website address shown on the proxy card; or

•                  Mark, sign, date and promptly return the enclosed proxy card in the postage-paid envelope.

Any proxy may be revoked at any time prior to its exercise by delivery of a later-dated proxy, using the toll-free telephone number or Internet website address or by voting in person at the special meeting.

The adoption of the merger agreement requires the approval of the holders of a majority of the outstanding shares of Duratek common stock entitled to vote thereon. Even if you plan to attend the special meeting in person, we request that you vote your shares as described above in the event that you are unable to attend the special meeting. If you fail to return your proxy card or fail to submit your proxy by telephone or Internet and do not attend the special meeting in person, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting, and if a quorum is present, will have the same effect as a vote against adoption of the merger agreement.

Stockholders of Duratek who do not vote in favor of the adoption of the merger agreement will have the right to seek appraisal of the fair value of their shares if the merger is completed, but only if they submit a written demand for appraisal to Duratek before the vote is taken on the merger agreement and they comply with all requirements of Delaware law, which are summarized in the accompanying proxy statement.

You should not send your stock certificates with your proxy card.

By Order of the Board of Directors,

Diane R. Brown
Corporate Secretary
[•], 2006

TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER
SUMMARY
The Parties to the Merger
The Special Meeting
The Merger
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION
THE PARTIES TO THE MERGER
Duratek, Inc.
EnergySolutions, LLC
Dragon Merger Corporation
THE SPECIAL MEETING
Time, Place and Purpose of the Special Meeting
Record Date, Quorum and Voting Power
Required Vote
Voting by Directors and Executive Officers
Proxies; Revocation
Expenses of Proxy Solicitation
Adjournments and Postponements
THE MERGER
Background of the Merger
Reasons for the Merger
Recommendation of Duratek’s Board of Directors
Fairness Opinion of Bear, Stearns & Co. Inc.
Operations of Duratek Following the Merger
Financing
Interests of Duratek’s Directors and Executive Officers in the Merger
Certain Relationships and Related Transactions
Material U.S. Federal Income Tax Consequences
Regulatory Approvals
THE MERGER AGREEMENT
Effective Time
Structure
Treatment of Stock and Options
Certificate of Incorporation and Bylaws
Directors and Officers
Representations and Warranties
Conduct of Our Business Pending the Merger
No Solicitation of Transactions
Employee Benefits
Agreement to Take Further Action and to Use Reasonable Best Efforts
Conditions to the Merger
Termination
Fees and Expenses
Amendment and Waiver
Amendment to Disposal Agreement
MARKET PRICES OF THE COMPANY’S STOCK
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
DISSENTERS’ RIGHTS OF APPRAISAL
OTHER MATTERS
Other Business at Special Meeting

i

Submission of Stockholder Proposals
Delivery of this Proxy Statement
WHERE YOU CAN FIND ADDITIONAL INFORMATION

ANNEX A	Agreement and Plan of Merger, dated February 6, 2006, by and among EnergySolutions, LLC, Dragon Merger Corporation and Duratek, Inc.

ANNEX B	Amendment to Disposal Agreement, dated as of February 6, 2006, between Duratek Services, Inc. and EnergySolutions, LLC

ANNEX C	Opinion of Bear, Stearns & Co., Inc.

ANNEX D	Section 262 of the General Corporation Law of the State of Delaware

ii

DURATEK, INC.

10100 Old Columbia Road

Columbia, Maryland 21046

PROXY STATEMENT

[•], 2006

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers address briefly some questions you may have regarding the special meeting and the proposed merger. These questions and answers may not address all questions that may be important to you as a stockholder of Duratek, Inc. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement. In this proxy statement, the terms “Duratek,” “Company,” “we,” “our,” “ours,” and “us” refer to Duratek, Inc. and its subsidiaries.

Q:                                  What is the proposed transaction?

A:                                   The proposed transaction is the acquisition of Duratek by EnergySolutions pursuant to a merger agreement between Duratek, EnergySolutions, and a wholly-owned subsidiary of EnergySolutions. Once the merger agreement has been adopted by our stockholders and the other closing conditions under the merger agreement have been satisfied or waived, the EnergySolutions subsidiary will merge with and into Duratek, with Duratek surviving as a wholly-owned subsidiary of EnergySolutions.

Q:                                  What will I receive in the merger?

A:                                   Upon completion of the merger, you will receive $22.00 in cash, without interest and less any required withholding taxes, for each share of our common stock you own. If the merger is completed, you will have no ongoing ownership interest in the continuing business of Duratek.

Q:                                  Where and when is the special meeting?

A:                                   The special meeting will be held at our principal executive offices at 10100 Old Columbia Road, Columbia, Maryland 21046 on the [•] day of [•], 2006 at 10:30 a.m., Eastern Time.

Q:                                  What matters will you vote on at the special meeting?

A:                                   You will vote on the adoption of the merger agreement.

Q:                                  How does the Company’s board of directors recommend that you vote?

A:                                   Our board of directors unanimously recommends that you vote “FOR” the proposal to adopt the merger agreement.

i

Q:                                  What vote of stockholders is required to adopt the merger agreement?

A:                                   For us to complete the merger, stockholders holding at least a majority of the shares of our common stock outstanding at the close of business on the record date must vote “FOR” the adoption of the merger agreement.

Q:                                  What does it mean if you get more than one proxy card?

A:                                   If you have shares of our common stock that are registered differently and are in more than one account, you will receive more than one proxy card. Please follow the directions for voting on each of the proxy cards you receive to ensure that all of your shares are voted.

Q:                                  How do you vote without attending the special meeting?

A:                                   If you hold shares in your name as the stockholder of record, then you received this proxy statement and a proxy card from us. If you hold shares in street name through a broker, bank or other nominee, then you received this proxy statement from the nominee, along with the nominee’s form of proxy card, which includes voting instructions. In either case, you may vote your shares by Internet, telephone or mail without attending the special meeting. To vote by Internet or telephone 24 hours a day, seven days a week, follow the instructions on the proxy card. To vote by mail, mark, sign and date the proxy card and return it in the postage-paid envelope provided.

Internet and telephone voting provide the same authority to vote your shares as if you returned your proxy card by mail. In addition, Internet and telephone voting will reduce our proxy-related postage expenses.

Q:                                  How do you vote in person at the special meeting?

A:                                   If you hold shares in your name as the stockholder of record, you may vote those shares in person at the meeting by giving us a signed proxy card or ballot before voting is closed. If you want to do that, please bring proof of identification with you. Even if you plan to attend the meeting, we recommend that you vote your shares in advance as described above, so your vote will be counted even if you later decide not to attend.

If you hold shares in street name through a broker, bank or other nominee, you may vote those shares in person at the meeting only if you obtain and bring with you a signed proxy from the necessary nominees giving you the right to vote the shares. To do this, you should contact your nominee.

Q:                                  Can you change your vote?

A:                                   After you vote your shares, whether by Internet, telephone or mail, you may change your vote at any time before voting is closed at the special meeting. If you hold shares in your name as the stockholder of record, you should write to our Corporate Secretary at our principal offices, 10100 Old Columbia Road, Columbia, Maryland 21046, stating that you want to revoke your proxy and that you need another proxy card. If you hold your shares in street name through a broker, bank or other nominee, you should contact the nominee and ask for a new proxy card. Alternatively, you may vote again by Internet or telephone. If you attend the special meeting, you may vote by ballot as described above, which will cancel your previous vote. Your last vote before voting is closed at the special meeting is the vote that will be counted.

Q:                                  What is a quorum?

A:                                   A quorum of the holders of the outstanding shares of our common stock must be present for the special meeting to be held. A quorum is present if the holders of a majority of the outstanding shares of our common stock entitled to vote are present at the meeting, either in person or represented by proxy. Withheld votes, abstentions and broker non-votes are counted as present for the purpose of determining whether a quorum is present.

Q:                                  If your shares are held in “street name” by your broker, will your broker vote your shares for you?

A:                                   Yes, but only if you provide instructions to your broker on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Without those instructions, your shares will not be voted.

Q:                                  How are votes counted?

A:                                   With respect to the adoption of the merger agreement, you may vote FOR, AGAINST or ABSTAIN. Abstentions will have the same effect as if you vote AGAINST the adoption of the merger agreement.

If you vote your shares of our common stock by signing a proxy, or by voting over the Internet or by telephone as indicated on the proxy card, your shares will be voted at the special meeting in accordance with the instructions given. If no instructions are indicated on your signed proxy card, your shares will be voted “FOR” the adoption of the merger agreement. The proxies will also be voted, in the discretion of the proxy holders, FOR or AGAINST such other matters as may properly come before the meeting, including to consider any procedural matters incident to the conduct of the special meeting, such as adjournment of the special meeting. The persons appointed in the proxies as proxy holder are officers or directors of Duratek. Our management is not aware that any other matters are to be presented for action at the meeting.

A broker non-vote generally occurs when a broker, bank or other nominee holding shares on your behalf does not vote on a proposal because the nominee has not received your voting instructions and lacks discretionary power to vote the shares. Broker non-votes will not count as votes cast on a proposal, but will count for the purpose of determining whether a quorum is present. As a result, broker non-votes will have the same effect as a vote against the adoption of the merger agreement.

Q:                                  What happens if I sell my shares before the special meeting?

A:                                   The record date for the special meeting, [•], 2006, is earlier than the date of the special meeting. If you held your shares on the record date but transfer them before the special meeting without granting a proxy, you will retain your right to vote at the special meeting, but not the right to receive the merger consideration for your shares. The right to receive the merger consideration will pass to the person who owns your shares when the merger is completed.

Q:                                  Who will bear the cost of this solicitation?

A:                                   We will pay the cost of this solicitation, which will be made primarily by mail. Proxies also may be solicited in person, or by telephone, facsimile or similar means, by our directors, officers or employees without additional compensation. In addition, [•] will provide solicitation services to us for a fee of approximately $[•] plus out-of-pocket expenses. We will, on request, reimburse stockholders who are brokers, banks or other nominees for their reasonable expenses in sending proxy materials to the beneficial owners of the shares they hold of record.

Q:                                  When do you expect the merger to be completed?

A:                                   We are working toward completing the merger as quickly as possible, and we anticipate that it will be completed in the second quarter of 2006. In order to complete the merger, we must obtain stockholder and regulatory approval and the other closing conditions under the merger agreement must be satisfied or waived (as permitted by law). See “The Merger Agreement—Conditions to the Merger” and “The Merger Agreement—Effective Time.”

Q:                                  Should I send in my stock certificates now?

A:                                   No. Shortly after the merger is completed, you will receive a letter of transmittal with instructions informing you how to send your stock certificates to the paying agent in order to receive the merger consideration, without interest. You should use the letter of transmittal to exchange Duratek stock certificates for the merger consideration to which you are entitled as a result of the merger. If your shares are held in “street name” by your broker, you will receive instructions from your broker as to how to effect the surrender of your “street name” shares and receive cash for those shares. DO NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY.

Q:                                  Who can help answer my other questions?

A:                                   If you have more questions about the special meeting or the merger, you should contact Investor Relations at (410) 312-5100. You may also contact our proxy solicitor:

[•]

SUMMARY

The following summary highlights selected information about the merger and the special meeting and may not contain all of the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement. Each item in this summary includes a page reference directing you to a more complete description of that item.

The Parties to the Merger

(Page 8)

Duratek, Inc.

10100 Old Columbia Road

Columbia, Maryland 21046

(410) 312-5100

Duratek provides services to commercial and government customers primarily in the United States that ensure safe and secure radioactive materials disposition and nuclear facility operations. We possess a breadth of capabilities, technologies, assets, facilities and qualified technical personnel that enable us to provide a full array of safe and secure radioactive materials disposition services. Our services include decommissioning services, nuclear facility operations, radioactive material characterization, processing, transportation, accident containment and restoration services, and disposal facility operations.

EnergySolutions, LLC

423 West 300 South

Salt Lake City, Utah 84101

(801) 532-1330

EnergySolutions, LLC, formerly known as Envirocare of Utah, LLC, which we refer to as EnergySolutions, provides services and solutions to the nuclear energy industry. The company uses technical expertise and state-of-the-art resources to responsibly handle the nuclear waste management process. The company utilizes its resources to drive technological innovation and solutions. EnergySolutions is headquartered in Salt Lake City and is currently indirectly owned by a private investor group led by Lindsay Goldberg & Bessemer L.P., Peterson Partners IV, L.P. and Creamer Investments, Inc.

Dragon Merger Corporation

423 West 300 South

Salt Lake City, Utah 84101

(801) 532-1330

Dragon Merger Corporation, which we refer to as Merger Sub, is a Delaware corporation and wholly-owned subsidiary of EnergySolutions, LLC formed for the sole purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement. It has not conducted any activities to date other than activities relating to its formation and in connection with the transactions contemplated by the merger agreement.

The Special Meeting

Time, Place and Purpose of the Special Meeting (Page 9)

A special meeting of stockholders will be held on [•], 2006, beginning at 10:30 a.m., Eastern Time, at our principal executive offices at 10100 Old Columbia Road, Columbia, Maryland 21046.

You will be asked to consider and vote upon the adoption of the merger agreement.

Record Date, Quorum and Voting Power (Page 9)

You are entitled to vote at the special meeting if you owned shares of our common stock at the close of business on [•], 2006, the record date for the special meeting. Each outstanding share of our common stock on the record date entitles the holder to one vote on each matter submitted to stockholders for approval at the special meeting. As of the record date, there were [•] shares of our common stock entitled to be voted. The holders of a majority of the outstanding shares of our common stock on the record date, represented in person or by proxy, will constitute a quorum for purposes of the special meeting.

Required Vote (Page 9)

The adoption of the merger agreement requires the approval of the holders of a majority of the outstanding shares of our common stock entitled to vote thereon. A failure to vote your share(s) will have the same effect as a vote against the merger agreement.

Voting by Directors and Executive Officers (Page 10)

As of the record date, on [•], 2006, our directors and executive officers held and are entitled to vote, in the aggregate, 287,886 outstanding shares of our common stock, representing approximately 1.9% of the outstanding shares of our common stock. We have been informed by our directors and executive officers that they intend to vote all of their shares of Duratek common stock “FOR” the adoption of the merger agreement.

Proxies; Revocation (Page 10)

If you hold shares in your name as the stockholder of record, then you received this proxy statement and a proxy card from us. If you hold shares in street name through a broker, bank or other nominee, then you received this proxy statement from the nominee, along with the nominee’s form of proxy card, which includes voting instructions. In either case, you may vote your shares by Internet, telephone or mail without attending the special meeting. To vote by Internet or telephone 24 hours a day, seven days a week, follow the instructions on the proxy card. To vote by mail, mark, sign and date the proxy card and return it in the postage-paid envelope provided.

Internet and telephone voting provide the same authority to vote your shares as if you returned your proxy card by mail. In addition, Internet and telephone voting will reduce our proxy-related postage expenses.

After you vote your shares, whether by Internet, telephone or mail, you may change your vote at any time before voting is closed at the special meeting. If you hold shares in your name as the stockholder of record, you should write to our Corporate Secretary at our principal offices, 10100 Old Columbia Road, Columbia, Maryland 21046, stating that you want to revoke your proxy and that you need another proxy card. If you hold your shares in street name through a broker, bank or other nominee, you should contact the nominee and ask for a new proxy card. Alternatively, you may vote again by Internet or telephone. If you attend the special meeting, you may vote by ballot as described above, which will cancel your previous vote. Your last vote before voting is closed at the special meeting is the vote that will be counted.

The Merger

Structure of the Merger (Page 34)

Pursuant to the merger agreement, Merger Sub, a wholly-owned subsidiary of EnergySolutions, will merge with and into Duratek. Duratek will be the surviving corporation in the merger.

Merger Consideration (Page 34)

If the merger is completed, you will be entitled to receive $22.00 in cash, without interest less any applicable withholding taxes, for each share of our common stock that you own.

Treatment of Outstanding Stock Options (Page 34)

If the merger is completed, option holders will receive the excess, if any, of the $22.00 per share merger consideration over the per share exercise price of their options, less any tax withholding, for each option share underlying each option that they hold, whether or not the option is currently vested.

Board Recommendation (Page 20)

After careful consideration and by unanimous vote of all members of our board of directors, our board of directors:

•                  has unanimously approved and declared advisable the merger, the merger agreement and the transactions contemplated by the merger agreement;

•                  has unanimously declared that the merger, the merger agreement and the transactions contemplated by the merger agreement are fair to and in the best interests of Duratek and its stockholders; and

•                  unanimously recommends that Duratek’s stockholders vote “FOR” the adoption of the merger agreement.

Fairness Opinion of Bear, Stearns & Co., Inc. (Page 20)

In connection with the merger, Bear, Stearns & Co., Inc., which we refer to as Bear Stearns, delivered a written opinion to our board of directors as to the fairness, from a financial point of view, of the per share consideration to be received by Duratek stockholders in the merger. The full text of Bear Stearns’ written opinion, dated February 6, 2006, is attached to this proxy statement as Annex C. We encourage you to read this opinion carefully and in its entirety for a description of the assumptions made, the matters considered and qualifications and limitations of the review undertaken by Bear Stearns. Bear Stearns’ opinion was provided to our board of directors in connection with its evaluation of the merger consideration, did not address any other aspect of the proposed merger and did not constitute a recommendation to the board of directors of Duratek or to any stockholder as to how to vote or act in connection with the merger.

Financing (Page 26)

In connection with the merger, EnergySolutions will cause approximately $345 million in cash to be paid to our stockholders and holders of stock options. In addition, EnergySolutions and/or its subsidiaries will refinance our outstanding bank debt, which, as of December 31, 2005, consisted of approximately $77.5 million of outstanding borrowings and letter of credit obligations under our current credit facility.

These payments are expected to be funded by a combination of debt to be provided by a group of lenders led by Citigroup North America, Inc., cash held by Duratek and EnergySolutions and equity provided to EnergySolutions by the indirect owners of EnergySolutions. EnergySolutions has received a commitment letter from Citigroup North America, Inc. and affiliates pursuant to which Citigroup has committed to provide EnergySolutions and/or its subsidiaries with additional debt financing in the aggregate amount of up to $230 million, subject to the satisfaction of the conditions contained in the commitment letter.

The merger agreement does not contain a financing condition, and EnergySolutions’ obligation under the merger agreement to complete the merger and to pay the aggregate merger consideration is not conditioned on EnergySolutions obtaining third-party financing.

Interests of the Company’s Directors and Executive Officers in the Merger (Page 26)

As you consider the recommendation of our board of directors with respect to the merger, you should be aware that some Duratek directors and executive officers have interests regarding the merger that are different from, or in addition to, your interests, including those listed below:

•                  Directors and executive officers hold options to purchase Duratek common stock. In connection with the merger, all outstanding unvested options will vest, and all outstanding options (including previously unvested options) will be cancelled at the time of the merger and the holders will be entitled to receive a cash payment in an amount equal to the excess, if any, of the merger consideration received with respect to Duratek common stock over the exercise price of the Duratek stock options;

•                  Certain executive officers are parties to employment and severance agreements with Duratek that may entitle them to cash payments and other benefits following the consummation of the merger;

•                  Executive officers participating in Duratek’s Deferred Compensation Plan will receive distributions of their account balances following the consummation of the merger; and

•                  EnergySolutions has agreed to indemnify our directors and executive officers with respect to any claims or liabilities arising out of their positions with Duratek prior to the merger and to maintain directors’ and officers’ liability insurance covering directors and executive officers of Duratek for a period of six years following the merger.

Tax Consequences (Page 32)

The receipt of $22.00 in cash for each share of our common stock pursuant to the merger will be a taxable transaction to you if you are a U.S. person. For U.S. federal income tax purposes, your receipt of cash (whether as merger consideration or pursuant to the proper exercise of appraisal rights) in exchange for your shares of Duratek common stock generally will cause you to recognize a gain or loss measured by the difference, if any, between the cash you receive in the merger and your adjusted tax basis in your shares of Duratek common stock. Under U.S. federal income tax law, you may be subject to information reporting on cash received in the merger unless an exemption applies. Backup withholding may also apply (currently at a rate of 28%) with respect to the amount of cash received in the merger, unless you provide proof of an applicable exemption or a correct taxpayer identification number, and otherwise comply with the applicable requirements of the backup withholding rules. You should consult your own tax advisor for a full understanding of how the merger will affect your federal, state and local and/or non-U.S. taxes.

Regulatory Approvals (Page 33)

The Hart-Scott-Rodino Antitrust Improvements Act of 1976 and related rules, or HSR Act, provide that transactions such as the merger may not be completed until certain information has been submitted to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice and certain waiting period requirements have been satisfied.

On February 17, 2006, the Company and EnergySolutions made the required filings with the Antitrust Division and the Federal Trade Commission, and the applicable waiting period expires on March 20, 2006 at 11:59 p.m. unless extended by the Federal Trade Commission or the Antitrust Division.

Duratek and its affiliates hold certain permits and licenses from the U.S. Nuclear Regulatory Commission, or the NRC, and certain state regulatory authorities for facilities and operations that involve the processing, treatment, storage, or disposal of low-level radioactive waste or other radioactive materials and components. Duratek and EnergySolutions have made or intend to make the necessary filings with the NRC and appropriate state regulatory authorities to obtain consent to the transfer of the permits and licenses and any other regulatory approvals needed in connection with the merger.

Except as noted above with respect to the required filings under the HSR Act, the filings with the NRC and certain other federal and state regulatory organizations, and the filing of a certificate of merger in Delaware at or before the effective date of the merger, we are unaware of any material federal, state or foreign regulatory requirements or approvals required for the execution of the merger agreement or completion of the merger. Duratek and EnergySolutions have agreed to use their reasonable best efforts to obtain regulatory clearance.

No Solicitation of Transactions; Superior Proposal (Page 39)

The merger agreement restricts our ability to, among other things, solicit or engage in discussions or negotiations with a third party regarding specified transactions involving Duratek. Notwithstanding these restrictions, under certain circumstances, our board of directors may respond to an unsolicited written bona fide proposal for an alternative acquisition or terminate the merger agreement and enter into an acquisition agreement with respect to a superior proposal, so long as Duratek complies with certain terms of the merger agreement, including paying a termination fee of $8.625 million to EnergySolutions.

Conditions to the Merger (Page 43)

Before we can complete the merger, a number of conditions must be satisfied or waived (to the extent permitted by law). These include:

•                  the receipt of stockholder approval of the merger agreement from our stockholders;

•                  the expiration or termination of the waiting period under the HSR Act;

•                  the absence of any law, injunction, judgment, order or ruling by any governmental authority having the effect of making the closing of the merger illegal or that otherwise prohibits the closing;

•                  the receipt of regulatory approval regarding certain of our permits;

•                  performance by each of the parties of its covenants under the merger agreement in all material respects;

•                  the truth and correctness of the representations and warranties of the respective parties made in the merger agreement either in all material respects or to the extent the failure of such representations and warranties to be true and correct would not have a material adverse effect on such party, depending on the particular representation or warranty; and

•                  the absence of any change, event, occurrence or state of facts that individually or in the aggregate has had or would reasonable be expected to have a material adverse effect on Duratek which shall be continuing at the time of the merger.

Termination of the Merger Agreement (Page 44)

Duratek and EnergySolutions may agree in writing to terminate the merger agreement at any time without completing the merger, even after the stockholders of Duratek have adopted the merger agreement. Under certain circumstances, either we or EnergySolutions may terminate the merger agreement prior to the closing of the merger without the consent of the other party.

Fees and Expenses (Page 45)

The parties to the merger agreement are responsible for their own transaction expenses if either party terminates the merger agreement for any reason under the merger agreement.

We have agreed to pay to EnergySolutions a termination fee of $8.625 million if the merger agreement is terminated following the occurrence of certain events, and EnergySolutions has agreed to pay a “reverse break-up fee” of $5 million in cash to us and to provide a prepayment credit of $12 million to one of our subsidiaries for waste disposal services performed by EnergySolutions under an existing commercial contract if the merger cannot be closed within, or is delayed for longer than, twelve months due to certain regulatory or legal restrictions, and subject to certain other conditions.

Procedure for Receiving Merger Consideration (Page 35)

As soon as practicable after the effective time of the merger, a paying agent appointed by EnergySolutions will mail a letter of transmittal and instructions to all Duratek stockholders. The letter of transmittal and instructions will tell you how to surrender your Duratek common stock certificates in exchange for the merger consideration, without interest. You should not return any stock certificates you hold with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

Appraisal Rights (Page 50)

Under the General Corporation Law of the State of Delaware, holders of our common stock who do not vote in favor of adopting the merger agreement will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the merger is completed, but only if they comply with all requirements of Delaware law, which are summarized in this proxy statement. This appraisal amount could be more than, the same as, or less than the amount a stockholder would be entitled to receive under the terms of the merger agreement. Any holder of our common stock intending to exercise their appraisal rights, among other things, must submit a written demand for an appraisal to us prior to the vote on the adoption of the merger agreement and must not vote or otherwise submit a proxy in favor of adoption of the merger agreement. Your failure to follow exactly the procedures specified under Delaware law will result in the loss of your appraisal rights.

Market Price of Duratek Common Stock (Page 47)

Our common stock is listed on the NASDAQ Stock Market (“NASDAQ”) under the trading symbol “DRTK.” On February 6, 2006, which was the last trading day before the announcement of the execution of the merger agreement, our common stock closed at $17.50 per share. On [•], 2006, which was the last trading day before the date of this proxy statement, our common stock closed at $[•] per share.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement, and the documents to which we refer you in this proxy statement, contain forward-looking statements based on estimates and assumptions. Forward-looking statements include information concerning possible or assumed future results of our operations, the expected completion and timing of the merger and other information relating to the merger. There are forward-looking statements throughout this proxy statement, including, among others, under the headings “Summary,” “The Merger,” “The Merger—Fairness Opinion of Bear, Stearns & Co., Inc.” and in statements containing the words “believes,” “plans,” “expects,” “anticipates,” “intends,” “estimates” or other similar expressions. You should be aware that forward-looking statements involve known and unknown risks and uncertainties. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that the actual results or developments we anticipate will be realized, or even if realized, that they will have the expected effects on our business or operations. These forward-looking statements speak only as of the date on which the statements were made and we undertake no obligation to publicly update or revise any forward-looking statements made in this proxy statement or elsewhere as a result of new information, future events or otherwise.

In addition to other factors and matters contained or incorporated in this document, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•                  the satisfaction of the conditions to consummate the merger, including the receipt of the required stockholder or regulatory approvals;

•                  the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement;

•                  the failure of the merger to close for any other reason;

•                  the amount of the costs, fees, expenses and charges related to the merger;

•                  general economic and market conditions;

•                  the overall condition of the waste disposal industry, including the effect of any further consolidation among waste disposal firms;

•                  the integration of acquired businesses, the performance of acquired businesses, and the prospects for future acquisitions;

•                  the effect of war, terrorism or catastrophic events;

•                  the effect of disruptions to our waste disposal and transportation business;

•                  the timing and magnitude of obtaining new government and consumer contracts; and

•                  regulatory review by governmental agencies that oversee radioactive and hazardous material processors and transporters.

Additional factors that may affect the future results of Duratek are set forth in our filings with the Securities and Exchange Commission, which are available at www.duratekinc.com.

THE PARTIES TO THE MERGER

Duratek, Inc.

Duratek, Inc. provides services to commercial and government customers primarily in the United States that ensure safe and secure radioactive materials disposition and nuclear facility operations. We possess a breadth of capabilities, technologies, assets, facilities and qualified technical personnel that enable us to provide a full array of safe and secure radioactive materials disposition services. Our services include decommissioning services, nuclear facility operations, radioactive material characterization, processing, transportation, accident containment and restoration services, and disposal facility operations.

Duratek, Inc. is incorporated in the state of Delaware with its principal executive offices at 10100 Old Columbia Road, Columbia, Maryland 21046 and our telephone number is (410) 312-5100.

EnergySolutions, LLC

EnergySolutions, LLC, formerly known as Envirocare of Utah, LLC, provides services and solutions to the nuclear energy industry. The company uses technical expertise and state-of-the-art resources to responsibly handle the nuclear waste management process. The company utilizes its resources to drive technological innovation and solutions.

EnergySolutions is headquartered in Salt Lake City and is currently indirectly owned by a private investor group led by Lindsay Goldberg & Bessemer L.P., Peterson Partners IV, L.P. and Creamer Investments, Inc.

Dragon Merger Corporation

Dragon Merger Corporation, which we refer to as Merger Sub, is a Delaware corporation and wholly-owned subsidiary of EnergySolutions formed for the sole purpose of entering into the merger agreement and completing the transactions contemplated by the merger agreement. It has not conducted any activities to date other than activities relating to its formation and in connection with the transactions contemplated by the merger agreement.

EnergySolutions and Merger Sub’s principal executive officers are at 423 West 300 South, Salt Lake City, Utah 84101 and the telephone number for each company is (801) 532-1330.

THE SPECIAL MEETING

Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by our board of directors for use at a special meeting to be held on [•], 2006, beginning at 10:30 a.m., Eastern Time, at our principal executive offices at 10100 Old Columbia Road, Columbia, Maryland 21046. The purpose of the special meeting is for our stockholders to consider and vote upon a proposal to adopt the merger agreement and to act on such other business as may properly come before the special meeting or any adjournment or postponement thereof, including to consider any procedural matters incident to the conduct of the special meeting, such as adjournment of the special meeting. A copy of the merger agreement is attached to this proxy statement as Annex A. This proxy statement, the notice of the special meeting and the enclosed form of proxy are first being mailed to our stockholders on [•], 2006.

Record Date, Quorum and Voting Power

The holders of record of Duratek’s common stock at the close of business on [•], 2006, the record date for the special meeting, are entitled to receive notice of, and to vote at, the special meeting. As of the record date, there were [•] shares of our common stock issued and outstanding, all of which are entitled to be voted at the special meeting.

Each outstanding share of our common stock on the record date entitles the holder to one vote on each matter submitted to stockholders for a vote at the special meeting.

The holders of a majority of the outstanding shares of our common stock on the record date, represented in person or by proxy, will constitute a quorum for purposes of the special meeting. A quorum is necessary to hold the special meeting. Once a share is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any adjournment or postponement of the special meeting. However, if a new record date is set for the adjourned special meeting, then a new quorum will have to be established.

Required Vote

For us to complete the merger, stockholders holding at least a majority of the shares of our common stock outstanding at the close of business on the record date must vote “FOR” the adoption of the merger agreement.

In order for your shares of our common stock to be included in the vote, if you are a stockholder of record, you must vote your shares by returning the enclosed proxy, by voting over the Internet or by telephone, as indicated on the proxy card, or by voting in person at the special meeting.

If your shares are held in “street name” by your broker, you should instruct your broker how to vote your shares using the instructions provided by your broker. If you have not received such voting instructions or require further information regarding such voting instructions, contact your broker and it can give you directions on how to vote your shares. A broker non-vote generally occurs when a broker, bank or other nominee holding shares on your behalf does not vote on a proposal because the nominee has not received your voting instructions and lacks discretionary power to vote the shares. Broker non-votes and abstentions will not count as votes cast on a proposal, but will count for the purpose of determining whether a quorum is present. As a result, broker non-votes and abstentions will have the same effect as a vote against the adoption of the merger agreement.

Voting by Directors and Executive Officers

As of [•], 2006, the record date, the directors and executive officers of Duratek held and are entitled to vote, in the aggregate, 287,886 outstanding shares of our common stock, representing approximately 1.9% of the outstanding shares of our common stock. The directors and executive officers have informed Duratek that they intend to vote all of their shares of our common stock “FOR” the adoption of the merger agreement.

Proxies; Revocation

If you vote your shares of our common stock by signing a proxy, or by voting over the Internet or by telephone as indicated on the proxy card, your shares will be voted at the special meeting in accordance with the instructions given. If no instructions are indicated on your signed proxy card, your shares will be voted “FOR” the adoption of the merger agreement. The proxies will also be voted FOR or AGAINST such other matters as may properly come before the meeting at the discretion of the proxy holders, including to consider any procedural matters incident to the conduct of the special meeting, such as adjournment of the special meeting. The persons appointed in the proxies as proxy holder are officers or directors of Duratek. Our management is not aware that any other matters are to be presented for action at the meeting.

You may revoke your proxy at any time before the vote is taken at the special meeting. To revoke your proxy, you must either: (i) advise our Corporate Secretary in writing, (ii) deliver a new proxy, (iii) submit another vote over the Internet or by telephone, in each case dated after the date of the proxy you wish to revoke, or (iv) attend the special meeting and vote your shares in person. Attendance at the special meeting will not by itself constitute revocation of a proxy. If you have instructed your broker to vote your shares, the above-described options for revoking your proxy do not apply and instead you must follow the directions provided by your broker to change these instructions.

Expenses of Proxy Solicitation

Duratek will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, directors, officers and employees of Duratek may solicit proxies personally and by telephone, facsimile or other electronic means of communication. These persons will not receive additional or special compensation for such solicitation services. In addition, [•] will provide solicitation services to us for a fee of approximately $[•] plus out-of-pocket expenses. Duratek will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies. Any adjournment or postponement may be made without notice by an announcement made at the special meeting by the chairman of the meeting. The chairman of the meeting or a majority of the shares of Duratek common stock present in person or represented by proxy at the special meeting may adjourn the special meeting, whether or not a quorum is present.  If persons named as proxies by you are asked to vote for one or more adjournments of the meeting, such persons will have authority to vote in their discretion on such matters, unless you otherwise instruct the proxies. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow Duratek stockholders who have already sent in their proxies to revoke them at any time prior to their use. If another matter is presented at the adjournment or postponement which is properly presented at the special meeting or any such adjournment or postponement, the proxies will be voted FOR or AGAINST such other matters at the discretion of the proxy holders.

THE MERGER

Background of the Merger

As part of the ongoing evaluation of Duratek’s business, Duratek’s board of directors and management regularly evaluate Duratek’s long-term strategic objectives and alternatives, as well as prospects for continued operations as an independent company.  Typically, Duratek’s management presents a strategic plan to Duratek’s board of directors on an annual basis, generally in the middle of the year.  For the past several years, Duratek has revised and refined its strategic plans in light of industry developments and market factors affecting long-term stockholder value.

In 1995, a private equity investment group led by affiliates of The Carlyle Group purchased from Duratek and Duratek’s largest stockholder newly-issued convertible preferred stock, outstanding common stock and options to purchase additional newly-issued and outstanding common stock.  Carlyle’s investment entitled it to elect a majority of Duratek’s board of directors and to own approximately half of Duratek’s common stock upon full conversion and exercise of Carlyle’s preferred stock and options.  In the years following the Carlyle investment, Duratek’s board generally believed that Carlyle intended to hold its equity stake in Duratek as a long-term investment.  However, the board was also aware of the fact that the Carlyle private equity fund that held the largest portion of Duratek’s equity was scheduled to terminate in the 2005 timeframe, and that the Carlyle fund could not continue to hold this investment indefinitely.

In early 2002, a potential strategic buyer in the nuclear industry expressed an interest in seeking to acquire all of Duratek’s outstanding common stock for cash.  In response to this indication of interest, the board in April 2002 formed a special committee of directors independent of Carlyle to consider this possible transaction, and shortly thereafter, the committee engaged Credit Lyonnais Securities (USA), Inc. as its financial advisor.  The financial advisor solicited a broad range of other potential strategic and financial buyers to determine whether there were other parties interested in a transaction with Duratek.  Following this extensive process, only the initial strategic buyer submitted a proposal to acquire Duratek.  The special committee and the board determined that this proposal was inadequate and did not pursue further negotiations based on the board’s view that a transaction was unlikely to result from any further efforts.  Thereafter, in August 2002, the special committee determined to terminate efforts to identify a strategic or financial buyer for Duratek.

Following this process, and in light of the uncertainty created in the stock market by the perceived overhang of the Carlyle investment and Carlyle’s expected liquidity needs, Duratek’s management focused Duratek’s operating plan on enhancing growth of EBITDA and cash flow by seeking commercial services and federal services business opportunities with the most favorable profit margins, rather than attempting to maximize revenue growth at the expense of these other financial objectives.  Through this operating plan, Duratek was able to effect substantial reductions in debt, to increase its cash position and, in December 2003, to propose to Carlyle the repurchase of a substantial portion of Carlyle’s investment in Duratek.  On December 16, 2003, Duratek and Carlyle agreed to a repurchase of Carlyle’s convertible preferred stock for a total of $51.6 million, based on a purchase price of $9.74 per share of common stock, through a leveraged recapitalization that included a new $145 million credit facility.

Carlyle sold the balance of its investment in the open market by late 2004.  Following the sale of Carlyle’s equity interest, and in conjunction with Duratek’s unusually strong operating results for the third quarter of 2004, Duratek’s stock price increased from $11.14 per share as of the close of trading on December 15, 2003 (the last trading day preceding the public announcement by Duratek of the repurchase of Carlyle’s convertible preferred stock) to $20.14 per share by the close of trading on October 20, 2004 (the date of public announcement by Duratek of its third quarter 2004 earnings). Duratek’s record results in the third quarter of 2004 were the result of a number of special factors, including higher incentive fees, rate recoveries and equitable adjustments recognized on certain federal service contracts; a reduction in the reserve for doubtful accounts; and additional revenue realized as a result of early termination of a fixed priced commercial services contract. After the record 2004 third quarter earnings and the complete exit of Carlyle, Duratek’s stock price continued to increase through early February 2005.  Then, following Duratek’s February 9, 2005, year-end earnings announcement, Duratek’s stock price on that day decreased from $28.02 per share to $22.46 per share as of the close of trading.

Having effected a leveraged recapitalization in December 2003, Duratek embarked on a revised strategic plan to increase revenue, EBITDA, and cash flow and to reduce its debt.  During the two years ended December 31,

2005, Duratek prepaid approximately $44 million in debt.  While Duratek’s management and the board recognized a number of opportunities within Duratek’s core businesses, at various times during 2005 Duratek’s management and board of directors also recognized that trends within Duratek’s core federal and commercial services businesses were making it more difficult for Duratek to predict when Duratek would be able to replace revenues from projects nearing completion, as well as to grow total revenues in the base business over the near term.  In the federal service sector, Duratek management and the board observed that growing delays in the Department of Energy, or DOE, procurement process made it more difficult for Duratek to feel reasonably assured that it would attain new contracts in time to replace revenues that would be lost from ending projects.  This was despite the fact that Duratek continued to anticipate that many new large DOE procurements would become available for it to bid on in the near future.  In addition, management and the board observed that it was becoming more difficult to obtain new commercial contracts.  Generally speaking, the commercial nuclear power industry’s trend toward nuclear power plant life extension and license renewal had reduced the number of large decommissioning projects expected in the near future compared to recent experience.  In management’s and the board’s view, the combination of these trends in Duratek’s core businesses was likely to adversely affect the predictability of Duratek’s revenues over the near and longer term.

In early 2005, Duratek identified a specific company as a possible acquisition target or merger partner.  If acquired, Duratek’s board and management believed that the combined entity could potentially be a stronger and more diversified nuclear service company.  On April 18, 2005, Duratek’s board engaged Bear Stearns as a financial advisor to assist in the evaluation and structuring of this possible transaction.  Following Bear Stearns’ solicitation of interest to the other company as to a possible business combination with Duratek, the company declined to enter into substantive discussions with Duratek.  During 2005, Duratek sought informal discussions, as it has had in the past, with other entities whom might be potential merger partners or material acquisition prospects, but no substantive discussions ensued.

Also in early 2005, Duratek and EnergySolutions (which was, at that time, called Envirocare of Utah) began informal discussions to explore whether EnergySolutions and Duratek might engage in a business combination of some sort, including a stock-for-stock merger that would result in the combined company remaining as a public company.  EnergySolutions had recently been acquired by a private investor group led by Lindsay Goldberg & Bessemer, L.P., or LGB, Peterson Partners IV, L.P., and Creamer Investments, Inc., whereby LGB became the indirect controlling equity holder of EnergySolutions.

These discussions followed a meeting between Duratek management and LGB that occurred in late 2004 during which LGB had sought Duratek’s perspectives on the low-level radioactive waste, or LLRW, industry. In late February 2005, the chief executive officers of Duratek and EnergySolutions held a meeting to discuss a possible business combination.  On March 7, 2005, Duratek and LGB entered into a confidentiality and standstill agreement containing provisions with respect to, among other things, the confidentiality of information exchanged by the parties and the solicitation and hiring of each other’s employees.

On March 24, 2005, Duratek announced that it and its teammates were not successful in winning a large closure contract at the Idaho site of the Department of Energy, or DOE.  Duratek’s announcement also stated that although the Idaho project represented a large opportunity, Duratek believed it had other opportunities in DOE cleanup as well as in the other markets it served. Duratek’s next significant DOE-related contract was not announced until early 2006.

Informal discussions among Duratek, LGB and EnergySolutions occurred over the next several months following the execution by the parties of the March 7 confidentiality agreement.  In preparation for the potential of more detailed discussions, on May 4, 2005, Duratek engaged Bear Stearns to assist in evaluating and potentially participating in discussions regarding a potential business combination between EnergySolutions and Duratek. In connection with these discussions, which continued until July 2005, LGB suggested a possible transaction structure in which the equity holders of EnergySolutions would acquire a controlling interest in Duratek, and representatives of Duratek and LGB had a number of discussions and exchanged financial information about possible transaction structures.  Ultimately, though, the parties were not able to agree on structure, governance, an exchange ratio or other terms of a business combination that management believed were consistent with expectations set by Duratek’s board.

On July 27, 2005, Duratek’s management presented to the board its annual strategic plan describing management’s evaluation of Duratek’s business opportunities over the 2006-2010 time frame.  Management informed the board that:

•                  Duratek’s short term market position remained, in management’s terms, “good,” but could be improved;

•                  Over a three-to-ten year time horizon, Duratek’s share of the market growth for LLRW would not support corporate growth objectives; therefore, Duratek should add capabilities and change its market position; and

•                  The interests of Duratek’s stockholders would best be served by moving up and down the nuclear fuel cycle, and not into other business fields.

This strategic plan identified US LLRW as providing most of the current business.  Management also informed the board that it was management’s opinion that future expansion would require increased reliance on work in other points of the nuclear fuel cycle such as high-level radioactive waste, spent nuclear fuel, mill tailings, and “front end” (new fuel) support.  In addition, significant new opportunities had been identified in the United Kingdom and China.

At the July 27, 2005 board meeting, the board also discussed a potential business combination with EnergySolutions.  The board determined that it did not wish to pursue a transaction in which the equity holders of EnergySolutions would acquire a controlling interest in Duratek.  And while the board did express a possible continued interest in a potential acquisition of EnergySolutions by Duratek, the board affirmed that it did not wish to place Duratek for sale and did not wish to consider any other change of control transaction at that time.  Rather, the board determined to pursue management’s strategic plan and the objectives set forth in the plan.  The board nevertheless recognized in discussions with management that uncertainties existed with respect to near term business awards in Duratek’s core commercial and federal services business, that new areas of market expansion targeted in the strategic plan entailed substantial execution risk and that Duratek’s long term prospects would depend on Duratek’s ability to maintain its current business and to fund and support new business areas.

After this board meeting Duratek terminated discussions with EnergySolutions concerning a possible strategic combination or transaction.

On September 22, 2005, Duratek announced that it expected 2005 revenues to be lower than previously announced as a result of a lower than anticipated level of new commercial work required to offset projects completed during the year, a lengthening of the sales cycle in Duratek’s federal services business, and the lack of international work awarded to date. Duratek also announced that it may moderately reduce its accelerated debt payoff target of $15 to $17 million for 2005.  On September 22, 2005, the trading price for Duratek’s common stock decreased from $19.58 per share to an intra-day low of $16.11, and finally settled at a closing price of $17.31 per share, representing a decrease of over 11% in the stock price.

On September 23, 2005, Duratek received a letter from an EnergySolutions’ affiliate outlining an offer of $22 per share in cash to Duratek’s stockholders as consideration for the acquisition of Duratek by EnergySolutions.  The letter stated that the offer was subject to due diligence and the negotiation of a definitive agreement.  On September 23, 2005, the closing price of Duratek’s common stock was $17.85.

On September 27, 2005, Duratek’s board of directors, together with representatives of Bear Stearns and Hogan & Hartson L.L.P., Duratek’s outside legal counsel, held a meeting to discuss EnergySolutions’ $22 per share cash offer.  Hogan & Hartson reviewed the board’s fiduciary duties under applicable law, and Bear Stearns presented summary financial information regarding Duratek and the EnergySolutions’ offer.  Following these discussions, the board reaffirmed its position that Duratek was not for sale and, that even if the board was interested in considering a possible sale of Duratek, the terms of the EnergySolutions offer did not warrant further consideration.

On September 29, 2005, Bear Stearns communicated to EnergySolutions that Duratek’s board had reaffirmed that Duratek was not for sale and that the board was not willing to engage in a transaction with EnergySolutions.  During this conversation, EnergySolutions indicated a willingness, on a preliminary basis and subject to diligence, to raise its cash offer to $24 per share but no higher.

On October 2, 2005, representatives of EnergySolutions’ and Duratek’s respective legal counsel held a conference call to discuss their preliminary regulatory analysis of a possible merger of EnergySolutions and Duratek.

On October 3, 2005, the Duratek board of directors held a meeting by teleconference.  Members of management and representatives of Bear Stearns and Hogan & Hartson participated in the discussion.  Management reported that EnergySolutions might be willing, on a preliminary basis and subject to diligence, to raise its cash offer to $24 per share, and Bear Stearns provided the board with a presentation containing summary financial information regarding Duratek and the transaction proposed by EnergySolutions.  In addition, the board discussed regulatory issues that might have an impact on the certainty of closing a transaction.

At the October 3 meeting, the board also discussed the extent to which the acquisition of Duratek might be of interest to other strategic and financial buyers.  The board discussed the limited universe of strategic buyers and the limited appetite of both strategic and financial buyers in acquiring Duratek based on Duratek’s past experience in seeking a buyer.  The board also discussed management expectations for limited growth in the commercial LLRW business.  The board further discussed the difficulty in predicting the timing of key new awards by the DOE likely limited the appeal of Duratek to other potential strategic and financial buyers.  Additionally, the board considered the risk to current business and prospective business of initiating discussions with other potential strategic buyers that are partners or competitors on critical business projects.  Moreover, the board discussed the risk of employee flight and Duratek’s dependence as a service business on numerous skilled employees.  The board further discussed the risk of exploring a discussion with EnergySolutions versus engaging in discussions and allowing diligence access to multiple parties.

Following these discussions, the board determined that EnergySolutions’ $24 per share cash offer was not adequate and affirmed once again that Duratek was not for sale.  The board, though, authorized Bear Stearns to engage in further discussions with EnergySolutions to determine whether EnergySolutions might be willing to increase its cash offer to a point where the board might be willing to consider the sale of Duratek.

On October 10, 2005, Duratek formally engaged Bear Stearns to advise the board of directors on the proposed acquisition by EnergySolutions.

On October 14, 2005, Duratek’s management and the Chairman of the board met with representatives of EnergySolutions and LGB at Hogan & Hartson’s offices in Washington, D.C. during which management gave a management presentation to EnergySolutions and LGB and the parties discussed various aspects of the proposed transaction.

On October 24, 2005, LGB orally indicated to Bear Stearns that EnergySolutions was willing to raise its cash offer to $25 per share, but that EnergySolutions would not consider any further increases.  Management, together with its financial advisors and legal counsel, continued to evaluate various aspects of a proposed transaction; however, the board did not take any specific action with respect to EnergySolutions’ $25 per share cash offer.

On October 26, 2005, the board, during its regularly scheduled meeting, again discussed the EnergySolutions proposal.  Bear Stearns discussed its financial analysis with the board.  Hogan & Hartson and the board discussed potential regulatory issues and ways to reduce or shift to EnergySolutions any concerns regarding these issues.  The sense of the board was that discussions of means to mitigate any possible impediments to closing and of a possible transaction should continue.

On October 27, 2005, Duratek announced its financial results for the third quarter of 2005.  Duratek’s revenues and income from operations were adversely affected by losses on certain federal services contracts and lower than anticipated new commercial work.  On October 27, 2005, the trading price for Duratek’s common stock decreased from $18.00 per share to an intra-day low of $10.50, and finally settled at a closing price of $12.70 per share, representing a decrease of over 29% in the stock price.

Following discussions between Bear Stearns and EnergySolutions, and also between Duratek and EnergySolutions, on October 28, 2005, EnergySolutions indicated it was reassessing its offer of $25 per share for Duratek’s common stock.

In November 2005, the parties started to discuss again the possibility of a transaction and exchanged financial information reflecting the financial impacts of the recent third quarter 2005 developments on current and future operating results. On November 22, 2005, management and the Chairman of the board of directors received a letter from EnergySolutions conveying a proposal to acquire all outstanding shares of Duratek for $22 per share in cash.  The letter again stated that EnergySolutions’ proposal was subject to satisfactory completion of due diligence and negotiation of a mutually acceptable definitive merger agreement.  On November 22, 2005, the closing price of Duratek’s common stock was $16.27 per share.

On December 2, 2005, Duratek’s board of directors held a telephonic meeting to discuss the revised EnergySolutions proposal received on November 22, 2005.  At the December 2, 2005 meeting, Bear Stearns made a financial presentation regarding the EnergySolutions November 22 offer.  Duratek management also updated Duratek’s board of directors regarding Duratek’s strategic forecast in light of developments during Duratek’s third quarter.  In addition, Bear Stearns provided the board with a presentation containing summary financial information regarding Duratek and the transaction proposed by EnergySolutions.

In the presentations before the board on December 2, Bear Stearns compared the $22 per share offer with expected Duratek valuations over the near term.  Following discussion with Duratek’s advisors, the board of directors met in executive session to review the EnergySolutions offer.  The board discussed the negative market reaction to Duratek’s third quarter earnings announcement and the possibility of future adverse market reaction to earnings and revenue volatility.  The board noted that the need to replace projects nearing completion with new projects, some potentially in new lines of business, would likely increase the volatility of (and potential for decreases in) earnings and revenue over the near and short term, potentially resulting in even further adverse market reaction to Duratek’s quarter-to-quarter performance and further stock price decreases.  The board also discussed the premium over recent market prices represented by the $22 per share offer.

Based in part on (a) the premium over recent market prices represented by the $22 per share offer, (b) its assessment of the apparent financial strength of EnergySolutions, (c) the continued challenges to Duratek of succeeding in the implementation of its strategic plan, (d) the near term challenges of adding new business to replace business being completed and the need to further expand revenues, and (e) the potential for adverse market reaction to quarter-to-quarter fluctuations in Duratek’s operating results, the board determined that the financial aspects of the EnergySolutions proposal were likely to be the most favorable financial terms reasonably available to Duratek.  Accordingly, the board determined that it would favor further discussions between the parties, subject to obtaining further assurance as to the ability of the parties to satisfy any regulatory impediments to the consummation of the transaction.

In determining that the financial terms presented by the $22 per share EnergySolutions offer were likely the most favorable financial terms reasonably available to Duratek, the board considered, among other things, (a) that based on Duratek’s previous efforts to seek a strategic or financial buyer, the board did not believe that another offer from a strategic or financial buyer was likely, (b) the likelihood that any financial buyer would not be able to offer a price competitive with a strategic buyer like EnergySolutions, (c) that even if the board were to eventually approve an offer from EnergySolutions, the board should have the ability under the terms of a merger agreement to accept a subsequent unsolicited higher bid from a third party, subject to the payment of a termination fee, (d) that EnergySolutions had previously withdrawn an offer based on a reduction in Duratek’s earnings, and (e)  that, in this context, the risks of continuing to seek an enhanced proposal from EnergySolutions, and in particular, the risk that EnergySolutions might break off negotiations, outweighed the benefits likely to be achieved by continuing to seek a higher price.

The board then directed management and Bear Stearns to continue discussions with EnergySolutions on an acquisition structure that focused on the certainty of closing and protections to Duratek if a transaction did not close.  In particular, the board required that any such transaction needed to include mechanisms to ensure that EnergySolutions would assume the risk that the transaction could not be completed within a reasonable timeframe due to regulatory reasons and to encourage Duratek’s employees to remain with Duratek during the pendency of the merger (and thereafter if the merger was not completed).  The board required management to obtain further assurance on these points prior to proceeding with any further negotiation or consideration of the offer.  Moreover, in its consideration of the EnergySolutions offer, the board continued to assess whether the financial and other terms of the EnergySolutions offer were in the best interests of Duratek’s stockholders as compared to remaining an independent company, even if adequate assurances could be obtained regarding regulatory risks to closing and employee retention if a transaction did not close.

Following the board meeting, management and Bear Stearns contacted EnergySolutions to review the Duratek board of directors’ position and EnergySolutions indicated that it was willing to discuss reasonable mechanisms to address any regulatory concerns Duratek might have, including a reverse break-up fee, and concerns regarding employee retention, all as a part of the overall discussion regarding EnergySolutions’ revised proposal.

On December 6, 2005, Hogan & Hartson provided to Weil Gotshal & Manges LLP, EnergySolutions’ outside legal counsel, a proposal regarding mechanisms to address Duratek’s regulatory concerns, including a reverse break-up fee.  Throughout the month of December 2005, Duratek and EnergySolutions and their respective legal counsel and financial advisors continued negotiations regarding this matter and discussed employee retention as well.

On December 14, 2005, Duratek’s board of directors discussed the proposed transaction during a regularly scheduled board meeting and received an update from management on the status of discussions of key matters under negotiation.  The board authorized further discussions.

On December 21, 2005, EnergySolutions submitted a letter to Duratek outlining a possible resolution to the discussions regarding Duratek employee retention matters and regulatory matters.  As to regulatory matters, EnergySolutions acknowledged that if the transaction did not close within twelve months because of certain regulatory reasons, EnergySolutions would be prepared to pay to Duratek a reverse break-up fee as well as provide a prepayment credit for waste disposal services to be performed by EnergySolutions over a three-year period.

On January 3, 2006, Duratek and EnergySolutions and their respective legal counsel met in person at Hogan & Hartson’s offices in Washington, D.C., to continue their discussions on mechanisms to address the concerns of Duratek’s board of directors.

On January 6, 2006, EnergySolutions submitted a letter to Duratek outlining the basic understanding between EnergySolutions and Duratek regarding the employee retention matters and a proposal to address the reverse break-up fee and prepayment credit for waste disposal services.

On January 7, 2006, legal counsel for EnergySolutions delivered to Duratek a draft merger agreement.  From January 8, 2006 through February 6, 2006, Duratek’s legal counsel and financial advisors continued to negotiate the terms and conditions of the merger agreement with EnergySolutions’ legal counsel and financial advisors.

On February 1, 2006, the Duratek board of directors held a special meeting at Hogan & Hartson’s offices in Washington, D.C. (all members were present in person except for Alan Fohrer who participated by telephone).  At this meeting, Bear Stearns provided an update to the Duratek board of directors of the financial analysis it had provided to the board on December 2, 2005.  In addition, Hogan & Hartson and management updated the board of directors on the negotiations with EnergySolutions as well as the various regulatory matters with respect to the transaction.  This meeting followed a regular meeting of the compensation committee of the board of directors in which the committee took certain actions with respect to 2005 executive compensation, recommended the adoption of short term executive/key leader incentive arrangements for 2006, and recommended various executive officer employment agreement amendments and officer retention and severance agreements.  See “—Interests of Duratek’s Directors and Executive Officers in the Merger—Employment, Retention and Severance Agreement.”

The board of directors met again on February 6, 2006.  Bear Stearns reviewed its presentation with the Duratek board and delivered orally and in writing its opinion that, as of February 6, 2006, the consideration to be paid to the holders of Duratek common stock in connection with the EnergySolutions  acquisition was fair to such holders from a financial point of view.  The full text of Bear Stearns’ opinion is attached as Annex C to this proxy statement.  Following further deliberation, and based upon the discussions between the Duratek board and their advisors over this period, and the factors set forth in the section entitled “—Reasons for the Merger” beginning on page 17 of this proxy statement, the board of directors unanimously approved and declared advisable, fair to and in the best interests of Duratek and its stockholders the merger, the merger agreement and the transactions contemplated by the merger agreement and unanimously recommended that Duratek’s stockholders vote to adopt the merger agreement.  Also at the February 6 meeting, the board of directors adopted the recommendations of the compensation committee approving changes to Duratek’s compensation arrangements with certain of its executive officers.

On February 6, 2006, Duratek and EnergySolutions executed the merger agreement and a related agreement setting forth the terms of the prepayment credit for waste disposal services agreed to by the parties.  Subsequently, on February 7, 2006, Duratek and EnergySolutions issued press releases announcing the execution of the merger agreement.

Reasons for the Merger

After careful consideration, our board of directors has unanimously approved and declared advisable the merger, the merger agreement and the transactions contemplated by the merger agreement and has unanimously declared that the merger, the merger agreement and the transactions contemplated by the merger agreement are fair to and in the best interests of Duratek and its stockholders.

Our board of directors recommends that Duratek’s stockholders vote “FOR” the adoption of the merger agreement. In the course of reaching its decision to approve the merger agreement, our board of directors consulted with Duratek’s financial and legal advisors and considered a number of factors, including each of the following which it believes supports its decision:

•                  The board believes that the merger is more favorable to stockholders than any other alternative reasonably available to Duratek and its stockholders, including the benefits that could reasonably be obtained by Duratek stockholders from continuing Duratek’s operation as a free-standing public company.

•                  The board does not believe that continued execution of Duratek’s present business strategy would provide greater value to stockholders within a timeframe and risk profile comparable to that in which the merger would be completed.

•                  In approving the merger, the board reviewed the current and historical market prices of Duratek’s common stock, including the market price of Duratek’s common stock relative to those of other industry participants and general market indices, the fact that the cash merger price of $22 per share represented premiums of approximately 25.7% to the closing price on February 6, 2006, the last trading day before Duratek announced it had entered into a definitive acquisition agreement, approximately 34.5% to the average closing price of Duratek’s common stock for the 30 trading days prior to February 6, 2006 and approximately 17.9% to the highest closing price for Duratek’s common stock during the 90-day period prior to February 6, 2006.

•                  While Duratek’s common stock had, in the prior 18 months, traded in excess of $22 per share and up to $28.07 per share, the board of directors did not consider that a stock price in excess of $22 per share was probable in a reasonable timeframe based on Duratek’s current earnings, revenues or projections.

•                  The board believes that the merger price of $22 per share and other protections obtained in the merger agreement represent an attractive opportunity for Duratek’s stockholders to receive a premium with respect to their shares of common stock when compared to recent trading prices for Duratek’s common stock and what the board believes are the future prospects and associated risks of Duratek as an independent public company.

•                  Subject to compliance with the terms and conditions of the merger agreement, Duratek is permitted to terminate the merger agreement, prior to stockholder approval of the merger, in order to approve an alternative transaction proposed by a third party that is more favorable to Duratek stockholders, upon the payment to EnergySolutions of a $8.625 million termination fee (representing approximately 2.5% of the total equity value of the transaction) (see “The Merger Agreement—Termination” and “The Merger Agreement—Fees and Expenses”).

•                  It was important to the board that the merger consideration is all cash, so that the transaction allows Duratek’s stockholders to immediately realize a fair value, in cash, for their investment and provides such stockholders certainty of value for their shares.

•                  The board believes that continued operation as a free-standing public company under Duratek’s current business strategy presents a number of risks, including:

•                  Changes in the outlook for commercial contracts in response to trends in the commercial nuclear power industry, including plant life extensions and reduced decommissioning and decontamination projects;

•                  Uncertainties faced by Duratek in competing for larger government contracts when compared to larger competitors with substantially greater experience and resources, and from competition with new entrants and from enterprises who benefit from various recent Department of Energy preferences for small business enterprises as sub-contractors; and

•                  Potential uncertainties to be faced by Duratek in pursuing organic growth, particularly with respect to international business opportunities and opportunities to provide services with respect to other portions of the nuclear fuel cycle, as well as pursuing any growth by acquisition.

•                  The board noted the historical volatility in Duratek’s stock price and the period-to-period variability in operating results.  The board considered that the stock market might not fully reward favorable future performance relative to short-term and long-term objectives, while conversely “punishing” Duratek’s stock price for failing to achieve short-term objectives.  In particular, the board considered the market reaction to Duratek’s results in the third quarter of 2005.  In this regard, the board viewed the cash consideration in the merger as a means of protecting stockholders from the risk that Duratek’s stock price would likely continue to be volatile and may be subject to future reductions.

•                  The board believes that EnergySolutions is a desirable purchaser because it has both a strong strategic interest in pursuing an acquisition and a strong financial capacity to complete the acquisition. In this regard, the board noted the fact that, during the past three years, no other firm offer had been made for the merger or consolidation of Duratek, the sale or transfer of all or a substantial portion of the assets of Duratek or a purchase of Duratek’s securities that would enable the holder to exercise control of Duratek.

•                  The board reviewed the financial terms of the proposed leveraged acquisition by EnergySolutions with its financial advisors. The board believes that the financial strength of EnergySolutions, and the fact that the merger is not subject to a financing contingency, make the merger attractive when compared to any leveraged acquisition that hypothetically might be structured solely on the financial position of Duratek.

•                  The board reviewed closely the financial presentation of Bear Stearns, including its opinion as to the fairness as of the date thereof, from a financial point of view, of the consideration to be paid to the holders of Duratek’s common stock in the merger (see “The Merger—Fairness Opinion of Bear, Stearns & Co., Inc.”).

•                  The board took into account the efforts made by Duratek and its advisors to negotiate and execute a merger agreement containing terms favorable to Duratek.

•                  In addition to the provision of the merger agreement described above permitting Duratek to terminate the merger agreement, prior to stockholder approval of the merger, in order to approve an alternative transaction proposed by a third party that is more favorable to Duratek stockholders, upon the payment to EnergySolutions of a termination fee, the board considered the following provisions of the merger agreement and consequences of the merger, among others, as significant in its decision to approve the merger:

•                  the availability of appraisal rights to holders of Duratek’s common stock who comply with all of the required procedures under Delaware law, which allows such holders to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery (see “Dissenters’ Rights of Appraisal” and Annex D);

•                  the fact that if the merger cannot be closed or is delayed for longer than twelve months due to certain regulatory or legal restrictions, EnergySolutions has agreed to pay a “reverse break-up fee” of $5 million in cash to Duratek and to provide a prepayment credit of $12 million to one of Duratek’s subsidiaries for waste disposal services performed by EnergySolutions under an existing commercial contract between the parties; thus reducing the risk to Duratek’s stockholders if the transaction is not consummated because of certain regulatory reasons;

•                  the commitment made by EnergySolutions to provide (for one year from the closing date) employees of Duratek, with a level of salary and benefits (other than equity-based compensation) at least substantially similar, in the aggregate, to the level of salary and benefits that was provided to employees immediately prior to the merger, so long as any such employee remains with Duratek; and

•                  the willingness of EnergySolutions to permit a significant group of Duratek employees to have the benefit of severance and retention arrangements, which Duratek’s board of directors believes is useful in support of a successful transaction closing and would also benefit Duratek in the event, however unlikely, that the merger does not close (See “–Interests of Duratek’s Directors and Executive Officers in the Merger—Employment, Retention and Severance Agreements”).

Our board of directors also considered a variety of risks and other potentially negative factors concerning the merger agreement and the merger, including the following:

•                  the risks and costs to Duratek if the merger does not close, including the diversion of management and employee attention, potential employee attrition, the potential termination fee to be paid to EnergySolutions by Duratek, and the potential effect on business and customer relationships;

•                  the fact that following the merger Duratek will no longer exist as an independent, standalone company and Duratek’s stockholders will not participate in any future earnings or growth of Duratek and will not benefit from any appreciation in value of Duratek;

•                  the fact that Duratek’s directors and executive officers may have interests in the transaction that are different from, or in addition to, those of Duratek’s other stockholders;

•                  the restrictions on the conduct of Duratek’s business prior to the completion of the merger, requiring Duratek to conduct its business only in the ordinary course, subject to specific limitations, which may delay or prevent Duratek from undertaking business opportunities that may arise pending completion of the merger; and

•                  the fact that any gains in an all cash transaction would be taxable to Duratek’s stockholders for U.S. federal income tax purposes.

The foregoing discussion of the factors considered by our board of directors is not intended to be exhaustive, but does set forth a summary of the material factors considered by our board of directors in its consideration of the merger.  After considering these factors, the board of directors concluded that the positive factors relating to the merger agreement and the merger outweighed the negative factors.  In view of the wide variety of factors considered by our board of directors, the board of directors did not find it practicable to quantify or otherwise assign relative weights to the foregoing factors.  In addition, individual members of our board of directors may have assigned different weights to various factors.  Our board of directors approved and recommends the merger agreement and the merger based upon the totality of the information presented to and considered by it.

Recommendation of Duratek’s Board of Directors

After careful consideration and by unanimous vote of all members of our board of directors, our board of directors:

•                  has unanimously approved and declared advisable the merger, the merger agreement and the transactions contemplated by the merger agreement;

•                  has unanimously declared that the merger, the merger agreement and the transactions contemplated by the merger agreement are fair to and in the best interests of Duratek and its stockholders; and

•                  unanimously recommends that Duratek’s stockholders vote “FOR” the adoption of the merger agreement.

Fairness Opinion of Bear, Stearns & Co. Inc.

Pursuant to an engagement letter dated October 10, 2005, Duratek retained Bear Stearns to act as its financial advisor with respect to a possible sale of Duratek. In selecting Bear Stearns, Duratek’s board of directors considered the fact that Bear Stearns is an internationally recognized investment banking firm with substantial experience advising companies in the government and commercial services industry and with substantial experience providing strategic advisory services. Bear Stearns, as part of its investment banking business, is continuously engaged in the evaluation of businesses and their debt and equity securities in connection with mergers and acquisitions; underwritings, private placements and other securities offerings; senior credit financings; valuations; and general corporate advisory services.

At the February 6, 2006 meeting of Duratek’s board of directors, Bear Stearns delivered its oral opinion, which was subsequently confirmed in writing, that, as of February 6, 2006, and based upon and subject to the assumptions, qualifications and limitations set forth in the written opinion, the per share consideration to be received was fair, from a financial point of view, to Duratek stockholders.

The full text of Bear Stearns’ written opinion is attached as Annex C to this proxy statement and you should read the opinion carefully and in its entirety. The opinion sets forth the assumptions made, the matters considered and qualifications and limitations of the review undertaken by Bear Stearns. The Bear Stearns opinion is subject to the assumptions and conditions contained in the opinion and is necessarily based on economic, market and other conditions and the information made available to Bear Stearns as of the date of the Bear Stearns opinion, and Bear

Stearns assumes no responsibility for updating or revising its opinion based on circumstances or events occurring after the date of its opinion.

In reading the discussion of the fairness opinion set forth below, you should be aware that Bear Stearns’ opinion:

•                was provided to Duratek’s board of directors solely for its benefit and use;

•                did not constitute a recommendation to the board of directors of Duratek or any holder of shares of Duratek common stock as to how to vote in connection with the merger; and

•                did not address Duratek’s underlying business decision to pursue the merger, the relative merits of the merger as compared to any alternative business strategies that might exist for Duratek or the effects of any other transaction in which Duratek might engage.

Duratek did not provide specific instructions to, or place any limitations on, Bear Stearns with respect to the procedures to be followed or factors to be considered by it in performing its analyses or providing its opinion.

In connection with rendering its opinion, Bear Stearns:

•                reviewed the merger agreement;

•                reviewed Duratek’s Annual Reports to Stockholders and Annual Reports on Form 10-K for the years ended December 31, 2004, 2003 and 2002, its Quarterly Reports on Form 10-Q for the periods ended March 31, 2005, June 30, 2005, and September 30, 2005, its preliminary results for the quarter and year ended December 31, 2005 and its Current Reports on Form 8-K since December 31, 2004;

•                reviewed certain operating and financial information relating to Duratek’s business and prospects, including projections for the five years ended December 31, 2010 (the “Duratek projections”), all as prepared and provided to Bear Stearns by Duratek’s management;

•                met with certain members of Duratek’s senior management to discuss Duratek’s business, operations, historical and projected financial results and future prospects;

•                reviewed the historical prices, trading multiples and trading volumes of the shares of Duratek common stock;

•                reviewed publicly available financial data, stock market performance data and trading multiples of companies which Bear Stearns deemed generally comparable to Duratek;

•                reviewed the terms of recent mergers and acquisitions involving companies which Bear Stearns deemed generally comparable to Duratek;

•                performed discounted cash flow analyses based on the Duratek projections; and

•                conducted such other studies, analyses, inquiries and investigations as Bear Stearns deemed appropriate.

Bear Stearns relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information provided to it by Duratek or obtained by it from public sources, including, without limitation, the Duratek projections referred to above. With respect to the Duratek projections, Bear Stearns relied on representations that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of Duratek as to the expected future performance of Duratek. Bear Stearns did not assume any responsibility for the independent verification of any such information, including, without limitation, the Duratek projections, and Bear Stearns further relied upon the assurances of the senior management of Duratek that they were unaware of any facts that would make the information and Duratek projections incomplete or misleading.

In arriving at its opinion, Bear Stearns did not perform or obtain any independent appraisal of the assets or liabilities (contingent or otherwise) of Duratek, nor was Bear Stearns furnished with any such appraisals. Bear Stearns assumed that the merger would be consummated in a timely manner and in accordance with the terms of the merger agreement without any limitations, restrictions, conditions, amendments or modifications, regulatory or otherwise, that collectively would have a material effect on Duratek.

Bear Stearns did not express any opinion as to the price or range of prices at which shares of Duratek common stock would trade subsequent to the announcement of the merger.

The following is a brief summary of the material financial analyses performed by Bear Stearns and presented to Duratek’s board of directors in connection with rendering its fairness opinion. The following summary, however, does not purport to be a complete description of the financial analyses performed by Bear Stearns, and the order of analyses described does not represent the relative importance or weight given to the analyses performed by Bear Stearns.

Some of the financial analyses summarized below include summary data and information presented in tabular format. In order to understand fully the financial analyses, the summary data and tables must be read together with the full text of the analyses. Considering the summary data and tables alone could create a misleading or incomplete view of Bear Stearns’ financial analyses.

Bear Stearns performed its financial analyses using the Duratek projections. The base case model (the “base case”) represents management’s expectations of Duratek’s financial performance for the five years ended December 31, 2010. Duratek management also prepared a risk-adjusted model (the “risk-adjusted case”) that modified certain of the assumptions within the base case to give additional weighting to the downside variability, risks and uncertainties of certain key assumptions within the base case model. The risk-adjusted case assumed the impact of increased competitive pressures in the industry and a lower federal contract win rate than the base case, and also assumed delays in the timing of large upcoming federal projects that were not assumed in the base case. For the five years ended December 31, 2010, the base case model assumed higher revenue growth and some margin expansion, while the risk-adjusted case assumed lower revenue growth and no margin expansion.

Comparable Public Company Trading Analysis. Bear Stearns reviewed and compared specific financial and operating metrics relating to Duratek with that of selected publicly traded companies that Bear Stearns deemed comparable to Duratek. Bear Stearns chose the companies used in the Comparable Public Company Trading Analysis based on their similar business profiles and operating characteristics. The chosen companies were then further broken down into two different tier groups, with Tier I consisting of companies that had a more similar size and focus on specialized waste services, and Tier II consisting of companies that were larger and more diversified in scope, but with a similar reliance on federal project revenue streams. For Duratek, Bear Stearns included in its review the following comparable public companies:

Tier I

•            American Ecology Corporation

•            Clean Harbors, Inc.

Tier II

•            Fluor Corporation

•            Jacobs Engineering Group, Inc.

•            URS Corporation

•            Washington Group International, Inc.

For each of the comparable companies listed above, Bear Stearns analyzed multiples of enterprise value (which is referred to as EV and is calculated as the sum of the value of the common equity on a fully diluted basis and the value of net debt, any minority interest and preferred stock) divided by estimated (i) revenue, (ii) earnings before interest, income taxes, depreciation and amortization (which is referred to as EBITDA), and (iii) earnings before interest and taxes (which is referred to as EBIT), for the calendar year ending December 31, 2006. Bear Stearns also analyzed multiples of each company’s stock price divided by estimated earnings per share (which is referred to as EPS) for the calendar year ending December 31, 2006. This analysis was compiled using First Call consensus Wall Street research estimates of revenue, EBITDA, EBIT and EPS for the calendar year ending December 31, 2006. Bear Stearns calculated the following range of multiples for the above comparable public companies:

Tier I

Multiple	High		Low		Mean		Median

EV/2006E Revenue	2.87	x	0.84	x	1.86	x	1.86	x

EV/2006E EBITDA.	8.3	x	6.3	x	7.3	x	7.3	x

EV/2006E EBIT	14.3	x	11.3	x	12.8	x	12.8	x

Price/2006E EPS	20.0	x	14.9	x	17.4	x	17.4	x

Tier II

Multiple	High		Low		Mean		Median

EV/2006E Revenue	0.68	x	0.32	x	0.52	x	0.54	x

EV/2006E EBITDA.	14.0	x	7.6	x	10.9	x	10.9	x

EV/2006E EBIT	16.3	x	8.5	x	12.5	x	12.7	x

Price/2006E EPS	28.4	x	17.8	x	23.5	x	24.0	x

Based on the range of EV/2006E EBITDA multiples of the comparable public companies, Bear Stearns calculated a base case implied per share equity value reference range for Duratek of $18.48 to $25.98 and a risk-adjusted case range of $17.22 to $24.28.

Bear Stearns compared the multiples of the comparable companies to the multiples for Duratek at the proposed transaction price of $22.00 per share. The following represents Duratek’s implied multiples based on its calendar year 2006E revenue, EBITDA, EBIT, and EPS as provided in the Duratek projections:

Base Case

•                  EV/2006E Revenue: 1.41x

•                  EV/2006E EBITDA: 8.2x

•                  EV/2006E EBIT: 10.5x

•                  Price/2006E EPS: 17.5x

Risk-Adjusted Case

•                  EV/2006E Revenue: 1.41x

•                  EV/2006E EBITDA: 8.7x

•                  EV/2006E EBIT: 11.3x

•                  Price/2006E EPS: 18.9x

Bear Stearns observed that Duratek’s implied enterprise value and equity value multiples based on the proposed transaction price of $22.00 per share were in line with the range of trading multiples for comparable public companies.

Selected Comparable Precedent Transactions Analysis: Bear Stearns reviewed seven selected comparable precedent merger and acquisition transactions (which are referred to as the comparable transactions) involving government and commercial services companies as a means of comparison for the transaction. Bear Stearns selected these precedent transactions based on the reasonably similar business profiles and operating characteristics of the target companies in comparison with Duratek. The precedent transactions selected include the following:

•                  Newalta Income Fund/PSC Industrial Services Canada Inc. (announced December 9, 2005)

•                  Lindsay Goldberg & Bessemer/Envirocare of Utah, LLC (announced December 15, 2004)

•                  Veritas Capital/DynCorp International LLC (announced December 12, 2004)

•                  Computer Sciences Corporation/DynCorp International LLC (announced December 13, 2002)

•                  Roper Industries, Inc./Zetec, Inc. (announced August 1, 2002)

•                  URS Corporation/EG&G Technical Services (announced July 17, 2002)

•                  Duratek/Waste Management Nuclear Services (announced March 29, 2000)

Bear Stearns analyzed the implied transaction EV multiples in these comparable transactions as a multiple of the forward projected EBITDA for the twelve-month period post-transaction as forecasted by Wall Street equity research and other available sources on or just prior to the date of the transaction, which is referred to as Forward EBITDA. These comparable transaction multiples were compared with the same multiple implied in the proposed merger based on the Duratek projections and assuming a $22.00 per share purchase price for Duratek common stock.

The comparable transactions reflected mean, median and high EV/Forward EBITDA multiples of 6.4x, 6.4x and 10.1x respectively. Bear Stearns calculated an implied per share equity price value reference range for Duratek of $15.48 to $21.48 for the base case and $14.40 to $20.05 for the risk-adjusted case, based on comparable transaction multiples ranging from 6.0x to 8.0x EV/Forward EBITDA. This implied per share equity value reference range compares with the proposed transaction price of $22.00 per share for Duratek, which represents an implied base case multiple of 8.2x EV 2006E EBITDA and an implied risk-adjusted case multiple of 8.7x EV 2006E EBITDA.

Discounted Cash Flow Analysis: Bear Stearns performed a discounted cash flow analysis of Duratek for the purpose of determining the estimated equity value range of Duratek. In conducting this analysis, Bear Stearns used the projected after-tax unlevered free cash flows for Duratek based on the Duratek base case and risk-adjusted case models plus its terminal value, calculated as a multiple of 6.0x to 8.0x terminal period forward projected EBITDA, and discounted these items to determine the present value using a range of discount rates that corresponded to Duratek’s estimated weighted average cost of capital, which is referred to as WACC, during that period. Bear Stearns used a range of WACCs of 11.5% to 14.5%, which was based on an unlevered beta range of 0.95 to 1.15 (determined by observing Duratek’s and comparable public companies’ historical and projected betas). Based on this analysis, Bear Stearns calculated an implied per share equity value reference range for Duratek of between $17.51 to $24.66 for the base case and $14.30 to $20.17 for the risk-adjusted case. This compares to the proposed transaction price of $22.00 per share.

Consensus Wall Street Research Price Target Analysis: In reviewing current Wall Street research estimates for Duratek, Bear Stearns observed that two of three firms providing equity research coverage as of February 2, 2006 reported 52-week stock price targets for Duratek. These 52-week stock price estimates were $16.00 and $22.00, respectively.

Premium Paid Analysis: Bear Stearns compared the premium proposed to be paid in the merger with premiums paid in domestic change of control mergers and acquisitions transactions announced in the last five years with transaction values between $300 and $500 million. Bear Stearns calculated the premium per share paid by the acquirer with the share price of the target prevailing 1-day, 1-week, and 1-month prior to the announcement of the transactions. Bear Stearns observed that mean premiums for this transaction universe were 31.9%, 37.6% and 50.6%, respectively.

These observed premiums were compared with the premiums implied in the proposed transaction as of February 2, 2006 of 29.3%, 25.4% and 32.1% for the 1-day, 1-week and 1-month periods, respectively.

The preparation of a fairness opinion is a complex process and involves various judgments and determinations as to the most appropriate and relevant assumptions and financial analyses and the application of those methods to the particular circumstances involved. Such an opinion is therefore not readily susceptible to partial analysis or summary description, and taking portions of the analyses set out above, without considering the analysis as a whole, would create an incomplete and misleading picture of the processes underlying the analyses considered in rendering the Bear Stearns opinion. Bear Stearns based its analysis on assumptions that it deemed reasonable, including assumptions concerning general business and economic conditions and industry-specific factors. Bear Stearns did not form an opinion as to whether any individual analysis or factor, whether positive or negative, considered in isolation, supported or failed to support the Bear Stearns opinion. In arriving at its opinion, Bear Stearns considered the results of all its analyses and did not attribute any particular weight to any one analysis or factor. Bear Stearns arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole and believes that the totality of the factors considered and analyses performed by Bear Stearns in connection with its opinion operated collectively to support its determination as to the fairness of the per share consideration to be received by holders of Duratek common stock. The analyses performed by Bear Stearns, particularly those based on estimates and projections, are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses.

None of the public companies used in the comparable company analysis described above are identical to Duratek, and none of the precedent transactions used in the precedent transactions analysis described above are identical to the merger. Accordingly, an analysis of publicly traded comparable companies and comparable precedent transactions is not mathematical; rather it involves complex considerations and judgments concerning the differences in financial and operating characteristics of the companies and precedent transactions and other factors that could affect the value of Duratek and the public trading values of the companies and precedent transactions to which they were compared. The analyses do not purport to be appraisals or to reflect the prices at which any securities may trade at the present time or at any time in the future.

The form and amount of consideration payable in the merger were determined through negotiations between Duratek and EnergySolutions and were approved by the board of directors of Duratek. The Bear Stearns opinion was just one of the many factors taken into consideration by Duratek’s board of directors. Consequently, Bear Stearns’ analysis should not be viewed as determinative of the decision of Duratek’s board of directors with respect to the fairness of the consideration to be received by holders of Duratek common stock.

Pursuant to the terms of Bear Stearns’ engagement letter, Duratek has agreed to pay Bear Stearns a cash fee equal to 1.25% of the aggregate merger consideration, payable upon completion of the merger. In addition, a fee of $500,000 was payable to Bear Stearns upon rendering of its fairness opinion, which will be credited against the fee payable upon completion of the merger. Duratek has also agreed to reimburse Bear Stearns for reasonable out-of-pocket expenses incurred by Bear Stearns in connection with its engagement and the transactions contemplated by the merger agreement, including reasonable fees and disbursements of its legal counsel. Duratek has agreed to indemnify Bear Stearns against certain liabilities arising out of or in connection with Bear Stearns’ engagement. Except as described above, Duratek has not paid Bear Stearns any other fees during the past two years.

Bear Stearns has been previously engaged by Duratek to provide certain investment banking and financial advisory services for which Bear Stearns would have received customary fees had such transactions been consummated. Bear Stearns has business relationships with certain affiliates of LGB, an affiliate of EnergySolutions, in matters unrelated to the merger, for which Bear Stearns would expect to receive customary compensation.

In the ordinary course of business, Bear Stearns and its affiliates may actively trade the equity and debt securities and/or bank debt of Duratek, EnergySolutions and/or other entities affiliated with LGB, for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities or bank debt.

Operations of Duratek Following the Merger

If the merger agreement is adopted by Duratek’s stockholders and the other conditions to the closing of the merger are either satisfied or waived, Merger Sub will be merged with and into Duratek, with Duratek being the surviving corporation. Following the merger, Duratek will be a wholly-owned subsidiary of EnergySolutions. If the merger is completed, Duratek’s stockholders will have no ongoing ownership interest in the continuing business of Duratek.

Financing

In connection with the merger, EnergySolutions will cause approximately $345 million in cash to be paid to our stockholders and holders of stock options. In addition, EnergySolutions and/or its subsidiaries will refinance our outstanding bank debt, which, as of December 31, 2005, consisted of approximately $77.5 million of outstanding borrowings and letter of credit obligations under our credit facility. These payments are expected to be funded by a combination of debt to be provided by a group of lenders led by Citigroup, cash held by Duratek and EnergySolutions and equity provided to EnergySolutions by the indirect owners of EnergySolutions.

EnergySolutions has received a commitment letter from Citigroup North America, Inc. and affiliates pursuant to which Citigroup has committed to provide EnergySolutions and/or its subsidiaries with additional debt financing in the aggregate amount of up to $230 million. The funds to be borrowed pursuant to the commitment letter are to be secured by, among other things, first and second priority liens on substantially all of the assets of Duratek, EnergySolutions and their respective subsidiaries. The commitment is, among other things, conditioned on the merger being consummated by August 31, 2006 (or if HSR Act approval has not been obtained by such date, by February 6, 2007) and other customary conditions. In addition, the commitment is conditioned on, among other things, the absence of any material adverse effect (as defined in the merger agreement) since December 31, 2004. See “The Merger Agreement—Representations and Warranties.”

The merger agreement does not contain a financing condition, and EnergySolutions’ obligation under the merger agreement to complete the merger and to pay the aggregate merger consideration is not conditioned on EnergySolutions obtaining third-party financing.

With certain exceptions, we have agreed to provide, and to cause our subsidiaries and their representatives to provide, all reasonable assistance and cooperation in connection with the arrangement of financing as may be reasonably requested by EnergySolutions.

Interests of Duratek’s Directors and Executive Officers in the Merger

In considering the recommendation of Duratek’s board of directors, Duratek’s stockholders should be aware that Duratek’s executive officers and members of its board of directors may have interests in the transaction that are different from, and/or may be in addition to, the interests of Duratek stockholders generally. These interests may present the directors and executive officers with actual or potential conflicts of interests, and these interests, to the extent material, are described below:

•                  unvested stock options for Duratek common stock held by our directors and executive officers will vest and all outstanding options (including previously unvested options) will be cancelled at the effective time of the merger in exchange for payments under the merger agreement;

•                  certain of our executive officers and members of senior management are entitled to receive cash severance payments and other benefits if their employment is terminated or adversely affected under certain circumstances following the merger;

•                  in connection with the merger, Duratek will terminate the Duratek Deferred Compensation Plan and will cause all accounts thereunder to be paid out to participants in cash following the merger; and

•                  the merger agreement provides for indemnification for our directors and executive officers with respect to any claims or liabilities arising out of their positions with Duratek prior to the merger and for the maintenance of directors’ and officers’ liability insurance covering directors and executive officers of Duratek for a period of six years following the merger.

Duratek’s board of directors was aware of these different and/or additional interests and considered them, among other matters, in the board’s evaluation and negotiation of the merger agreement and concluded that, in light of the terms of the merger, the interests of Duratek stockholders and the fact that the arrangements giving rise to these interests were reasonable, the merger agreement is in the best interest of Duratek stockholders. In addition, Duratek stockholders should note that, other than with respect to the payment of cash in respect of option shares underlying stock options held by members of the board of directors, the members of the board of directors (except Robert E. Prince who is expected to have a continuing role in the surviving corporation) are independent of and have no economic interest or expectancy of an economic interest in EnergySolutions or its affiliates, and will not retain an economic interest in the surviving corporation or EnergySolutions following the merger.

Duratek Stock Options

As of the record date, there were [•] shares of Duratek common stock subject to options granted to our directors and executive officers. The merger agreement provides that all outstanding unvested options for Duratek common stock (including those held by our executive officers and directors) will vest and that all options (including previously unvested options) will be converted into the right to receive, on a per option share basis, the excess, if any, of the $22.00 per share merger consideration over the exercise price payable in respect of the common stock issuable under such option.

The table below sets forth, as of March 8, 2006, for each of Duratek’s executive officers and directors:  (i) the number of shares issuable upon exercise of outstanding “in-the-money” options held by such executive officer or director and (ii) the aggregate value as a result of the merger of all “in-the-money” options held by such executive officer or director.

	Number of Shares Underlying In-the-Money Options(1) (2)	Value of In-the-Money Options(1)
Directors:

Admiral Bruce DeMars	0	$0

Michael J. Bayer	10,000	$87,100

Alan J. Fohrer	10,000	$84,600

George V. McGowan	50,000	$721,450

Admiral James D. Watkins	30,000	$403,830

Robert E. Prince(3)	284,778	$4,228,367

Executive Officers:

Robert F. Shawver	78,500	$996,506

Admiral Joseph G. Henry	0	$0

William M. Bambarger, Jr.	9,000	$111,690

Craig T. Bartlett	12,800	$174,314

C. Paul Deltete	90,000	$1,264,475

William R. Van Dyke	58,000	$762,592

Michael F. Johnson	33,000	$405,970

Diane L. Leviski	25,000	$330,665

Regan E. Voit	40,000	$546,020

Willis W. Bixby, Jr.	15,800	$218,180

All Directors and Executive Officers as a group (16 persons)	746,878	$10,335,760

(1)                                  An “In-the-Money” option is an option for which the option price of the underlying stock is less than the merger consideration of $22.00 per share.

(2)                                  Includes both vested and unvested options held by the executive officer or director.

(3)                                  Mr. Prince also serves as President and Chief Executive Officer of Duratek.

All executive officers will receive cash in respect of their in-the-money options in the amounts set forth above, less applicable withholding taxes.

Employment, Retention and Severance Agreements

In February, 2005, the compensation committee of the board of directors of Duratek began to discuss the review and redesign of Duratek’s compensation and short and long-term incentive programs for senior executives and other managerial personnel. After reviewing the capabilities of a number of independent compensation consultants, in

May 2005, the compensation committee engaged Hewitt Associates, Inc., an internationally recognized executive consulting firm. This Hewitt Associates engagement was on customary terms.

Hewitt Associates conducted a study of Duratek’s programs for compensating its senior executives and other managerial personnel. This study compared Duratek’s compensation levels with other companies in Duratek’s industries and with that of companies with revenue similar to Duratek. The study analyzed salaries, bonuses and long-term incentives. The compensation committee considered the results of this study as part of its determination as to what it believed would be a fair compensation program in view of Duratek’s earnings, returns and other corporate goals.

Through February 1, 2006, the compensation committee worked with Hewitt Associates and Duratek’s management to review current compensation programs and design new programs that (1) were best designed to align management and stockholder interests, (2) would provide short and long term awards partly in cash and partly in stock, and (3) would reduce the dilutive effect of a compensation program that was more heavily weighted with stock options and other forms of equity-based compensation. The compensation committee’s philosophy was to concentrate the use of equity incentives with more senior executives who might have the ability and intent to retain stock that became vested under equity awards, while more broad based plans might consist of cash award plans that were designed to meeting shorter and longer term financial performance targets. During this period, the compensation committee met on five occasions, with Hewitt Associates representatives participating in each meeting.

As a consequence of the merger proposal from EnergySolutions, the compensation committee decided not to implement comprehensive compensation program changes that otherwise would have been made if Duratek were to remain as an independent company. Instead, in February 2006, the compensation committee recommended to the board of directors the adoption of certain of the programs that had been considered by the compensation committee, modified to take into account the pendency of the merger. The board adopted these recommendations.

This process also provided the compensation committee with perspectives about Duratek’s executive compensation compared to other comparable companies through comparison with information available from Hewitt’s databases for a selected group of companies that we believe are some of our competitors in recruiting the best executives. The compensation committee used this information in considering employment, incentive and retention issues arising in connection with the merger negotiations and to support a decision to make certain changes to compensation arrangements for certain executive officers to bring them more closely in line with comparable company data reviewed by the compensation committee for the purpose of ensuring continuity in Duratek’s management team if the merger were not consummated.

As a result of this review process, the compensation committee and the board concluded that stockholder interests would be best served by Duratek entering into new or amended employment agreements and/or severance or retention agreements with certain of its executive officers that would provide retention and severance incentives to these executive officers. Duratek entered into amended and restated executive employment agreements with Robert E. Prince and Robert F. Shawver. Duratek also entered into an executive employment agreement and a letter agreement with Admiral Joseph G. Henry and into severance agreements with the following executive officers: William M. Bambarger, Jr., Craig T. Bartlett and Diane L. Leviski.

In addition, Willis W. Bixby, Jr., C. Paul Deltete, Michael F. Johnson, William R. Van Dyke and Regan E. Voit are parties to employment agreements with Duratek that provide for certain severance benefits following the merger.

Amended and Restated Executive Employment Agreements

The amended and restated executive employment agreements with Messrs. Prince and Shawver provide that if the officer is terminated without cause by Duratek or terminates his employment for good reason, other than within twelve months after a change of control, each officer will be entitled to receive a lump sum payment equal to two times the sum of (i) his annual salary and (ii) the product of (x) his annual salary and (y) the highest bonus award percentage applicable to the officer during the three years preceding the year in which the termination takes place. “Good Reason,” as defined in these agreements, includes any termination by the officer of his employment following a change of control. The amended and restated executive employment agreements also provide that Duratek will pay the officer the foregoing severance amount if a change of control occurs and the officer leaves the employment of Duratek within twelve months of the change of control (other than because of termination for cause, death, permanent disability or because the officer terminates his employment for any reason other than good reason). In addition, if Duratek gives the officer less than six months notice of termination (other than in the case of termination for cause), Duratek will pay the officer his salary for the remainder of the six-month period. Both of the amended and restated executive employment agreements provide that the executive will receive an additional payment from Duratek to compensate the executive in the event that excise taxes are imposed on certain payments by Duratek to the executive in connection with a change of control of Duratek.

Agreements with Admiral Joseph G. Henry

Adm. Henry’s executive employment agreement provides that if his employment is terminated by Duratek without cause or by Adm. Henry for good reason, other than within twelve months after a change of control, Adm. Henry will be entitled to severance benefits consisting of twelve months salary and benefits continuation. If Adm. Henry’s employment is terminated within twelve months of a change of control by Duratek (other than because of termination for cause, death, permanent disability or because the officer terminates his employment for any reason other than good reason), his executive employment agreement provides that in addition to paying him the foregoing severance payments, if Duratek gives him less than six months notice of termination (other than in the case of termination for cause), Duratek will also pay his salary for the remainder of the six-month period. Adm. Henry’s executive employment agreement provides that he will receive an additional payment from Duratek to compensate him in the event that excise taxes are imposed on certain payments by Duratek to him in connection with a change of control of Duratek.

In addition, Duratek has entered into a letter agreement with Adm. Henry that provides that if Adm. Henry continues to be employed by Duratek three months following a change of control (or three months after the termination of the definitive agreement for the change of control if the change of control is not consummated), he will receive a retention bonus of $100,000 at the conclusion of the applicable three-month period (even if there is a termination of his employment without cause or if he resigns for good reason during such three-month period).

Employment Agreements with Messrs. Bixby, Deltete, Johnson, Van Dyke and Voit

Under the executive employment agreements with Messrs. Bixby, Deltete, Johnson, Van Dyke and Voit, if the officer is terminated by Duratek without cause or the officer resigns for good reason, Duratek will pay to the officer his base salary, then in effect, for a period of twelve months from the date of termination and will maintain certain employee benefits for a period of twelve months from the date of termination. If the officer’s employment with Duratek is terminated for any reason within twelve months of a change of control (other than because of termination for cause, death, permanent disability or because the officer terminates his employment for any reason other than good reason), Duratek will continue to pay the officer’s salary for a period of twelve months from the date of termination and will maintain certain employee benefits for a period of twelve months from the date of termination. Each of the executive employment agreements provides that the officer will receive an additional payment from Duratek to compensate the officer in the event that excise taxes are imposed on certain payments by Duratek to the officer in connection with a change of control of Duratek.

Severance Agreements for Messrs. Bambarger and Bartlett and Ms. Leviski

The severance agreements for Messrs. Bambarger and Bartlett and Ms. Leviski provide for a severance payment to the officer in the event the officer is terminated without cause or resigns for good reason within twenty-four months (twelve months in the case of Mr. Bartlett) of a change of control of Duratek. The severance payment equals twelve months of the respective officer’s base salary. Each officer also is entitled to continued employee benefits for a period of twelve months, subject to certain limitations. Additionally, if Duratek gives the officer less than six months notice of termination (other than in the case of termination for cause), Duratek will also pay the officer his or her salary for the remainder of the six-month period.

The severance agreements also provide that if the officer continues to be employed by Duratek three months following a change of control (or three months after the termination of the definitive agreement for the change of control if the change of control is not consummated), he or she will receive a retention bonus of $60,000 at the conclusion of the applicable three-month period (even if there is a termination of the officer’s employment without cause or if the officer resigns for good reason during such three-month period).

Termination of Deferred Compensation Plan

Some of Duratek’s executive officers participate in Duratek’s Deferred Compensation Plan. In 2004, Congress passed the American Jobs Creation Act of 2004 which added Section 409A to the Internal Revenue Code. Section 409A prescribes rules regarding the timing and form of payments under nonqualified deferred compensation plans. Pursuant to the proposed regulations to Section 409A, a company may terminate a nonqualified deferred compensation plan in connection with a change of control, provided that all substantially similar arrangements sponsored by the company are terminated and all payments under the plan are made within 12 months of the date of the plan termination.

Under the terms of the merger agreement, Duratek has agreed to terminate the Deferred Compensation Plan effective as of the closing date of the merger. In connection with this transaction and in compliance with Section 409A, the Duratek Deferred Compensation Plan will be amended prior to the change of control to provide that upon a plan termination in connection with a change of control, the participants will be entitled to their account balances in a lump sum within 90 days of the change of control. Therefore, as a result of the merger, the plan will cease to operate and each participant in the Deferred Compensation Plan will receive his account balance.

The following table shows, as of February 28, 2006, the account balances in the Duratek Deferred Compensation Plan of our executive officers that participate in the plan.

Executive Officer:	Account Balance

Robert E. Prince	$2, 774,544	(1)

Robert F. Shawver	797,691	(1)

C. Paul Deltete	130,410

Willis W. Bixby, Jr.	112,030

Total	$3,814,675

(1)           Includes the market value as of the close of trading on February 28, 2006 of certain deemed investments in Duratek common stock under the Deferred Compensation Plan.  Mr. Prince's deferred compensation account is deemed to be invested in 121,539 shares of Duratek common stock and Mr. Shawver's deferred compensation account is deemed to be invested in 36,391 shares of Duratek common stock.  Upon the closing the merger, these deemed investments will convert into a right to receive the $22.00 per share merger consideration, which will be distributed to the executive officers as described above as part of their account balances.

Indemnification and Insurance

EnergySolutions has agreed to indemnify, to the same extent as provided in our certificate of incorporation and bylaws, each of our present and former directors and officers against all expenses, losses and liabilities incurred in connection with any claim, proceeding or investigation arising out of any act or omission in their capacity as an officer or director occurring on or before the effective time of the merger.

In addition, the merger agreement requires that the surviving corporation maintain in effect, for a period of six (6) years after the effective time of the merger, our current directors’ and officers’ liability insurance policies with respect to matters occurring prior to the effective time or obtain policies of at least the same coverage, subject to a maximum annual premium of 200% of our current premium. If the annual premiums of insurance coverage exceed 200% of our current annual premium, the surviving corporation must obtain a policy with the greatest coverage available for a cost not exceeding 200% of the current annual premium paid by us.

Certain Relationships and Related Transactions

EnergySolutions and Duratek’s wholly-owned subsidiary, Duratek Services, Inc., are parties to a disposal agreement under which EnergySolutions provides various receipt, handling, storage, disposal and treatment services for waste material delivered by Duratek Services to EnergySolutions’ Clive, Utah disposal facility. For the year ended December 31, 2005, Duratek Services paid a total of approximately $21.6 million to EnergySolutions for services rendered to it under the agreement.

In connection with entering into the merger agreement, Duratek Services and EnergySolutions entered into an amendment to the disposal agreement. Under the terms of the amendment and the merger agreement, if the merger cannot be closed or is delayed for longer than twelve months due to certain regulatory or legal restrictions, and subject to other conditions, Duratek Services will receive a prepayment credit of $12 million towards fees otherwise payable to EnergySolutions in respect of the receipt, handling, storage, disposal and treatment of waste material delivered by Duratek Services to EnergySolutions’ disposal facility. Duratek Services may use the credit over a three year period, subject to a cap of $4 million on usage of the credit during any annual period. Subject to certain limitations, if Duratek Services is unable to utilize the full $4 million credit during any annual period, Duratek Services has the right to receive an amount of cash equal to the unused portion of the credit for that annual period.

In addition, from time to time in the ordinary course of Duratek’s and EnergySolutions’ businesses, Duratek and EnergySolutions have entered into, or in the future may enter into, joint marketing, teaming or other similar arrangements with respect to new business opportunities.

Material U.S. Federal Income Tax Consequences

The following discusses, subject to the limitations stated below, the material U.S. federal income tax consequences of the merger to U.S. holders of our common stock whose shares of our common stock are converted into the right to receive cash in the merger (whether upon the receipt of the merger consideration or pursuant to the proper exercise of appraisal rights). Non-U.S. holders of our common stock may have different tax consequences than those described below and are urged to consult their tax advisors regarding the tax treatment to them under U.S. and non-U.S. tax laws. We base this summary on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable current and proposed U.S. Treasury Regulations, judicial authority, and administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis.

For purposes of this discussion, we use the term “U.S. holder” to mean a beneficial owner of Duratek common stock that is:

•                  a citizen or individual resident of the U.S. for U.S. federal income tax purposes;

•                  a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the U.S. or any State or the District of Columbia;

•                  a trust if it (1) is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•                  an estate the income of which is subject to U.S. federal income tax regardless of its source.

The U.S. federal income taxes of a partner in a partnership holding our common stock will depend on the status of the partner and the activities of the partnership. Partners in a partnership holding shares of our common stock should consult their own tax advisors.

This discussion assumes that you hold the shares of our common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income tax that may be relevant to you in light of your particular circumstances, or that may apply to you if you are subject to special treatment under the U.S. federal income tax laws (including, for example, insurance companies, dealers in securities or foreign currencies, tax-exempt organizations, financial institutions, mutual funds, partnerships or other pass through entities for U.S. federal income tax purposes, non-U.S. persons, stockholders who hold shares of our common stock as part of a hedge, straddle, constructive sale or conversion transaction, stockholders who acquired their shares of our common stock through the exercise of employee stock options or other compensation arrangements or stockholders who hold (actually or constructively) an equity interest in the surviving corporation after the merger). In addition, except as specifically provided below, the discussion does not address any tax considerations under state, local or non-U.S. laws or U.S. federal laws other than those pertaining to the U.S. federal income tax that may apply to you. We urge you to consult your own tax advisor to determine the particular tax consequences to you, including the application and effect of any state, local or non U.S. income and other tax laws, of the receipt of cash in exchange for our common stock pursuant to the merger.

The receipt of cash in the merger (whether as merger consideration or pursuant to the proper exercise of appraisal rights) by U.S. holders of our common stock will be a taxable transaction for U.S. federal income tax purposes (and may also be a taxable transaction under applicable state, local and foreign tax laws). In general, for U.S. federal income tax purposes, a U.S. holder of our common stock will recognize gain or loss equal to the difference between:

•                  the amount of cash received in exchange for such common stock; and

•                  the U.S. holder’s adjusted tax basis in such common stock.

Such gain or loss will be capital gain or loss. If the holding period in our common stock surrendered in the merger is greater than one year as of the date of the merger, the gain or loss will be long-term capital gain or loss. The deductibility of a capital loss recognized on the exchange is subject to limitations under the Code. Certain U.S. holders, including individuals, are eligible for preferential rates of U.S. federal income tax in respect of long-term capital gains. Short term capital gains rates are taxed at ordinary income rates. If you acquired different blocks of our common stock at different times and different prices, you must calculate your gain or loss and determine your adjusted tax basis and holding period separately with respect to each block of our common stock.

Under the Code, as a U.S. holder of our common stock, you may be subject to information reporting on the cash received in the merger unless an exemption applies. Backup withholding may also apply (currently at a rate of 28%) with respect to the amount of cash received in the merger, unless you provide proof of an applicable exemption or a correct taxpayer identification number, and otherwise comply with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be credited against your U.S. federal income tax liability, if any, provided that you furnish the required information to the Internal Revenue Service in a timely manner. Each U.S. holder should consult its own tax advisor as to the qualifications for exemption from backup withholding and the procedures for obtaining such exemption.

Regulatory Approvals

The Hart-Scott-Rodino Antitrust Improvements Act of 1976 and related rules (the “HSR Act”) provide that transactions such as the merger may not be completed until certain information has been submitted to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice and specified waiting period requirements have been satisfied. On February 17, 2006, Duratek and EnergySolutions made the required filings with the Antitrust Division and the Federal Trade Commission, and the applicable waiting period expires on March 20, 2006 at 11:59 p.m. unless extended by the Federal Trade Commission or the Antitrust Division.

At any time before or after consummation of the merger, the Antitrust Division or the Department of Justice or the Federal Trade Commission may challenge the merger on antitrust grounds. Private parties could take antitrust action under the antitrust laws, including seeking an injunction prohibiting or delaying the merger, divestiture or damages under certain circumstances. Additionally, at any time before or after consummation of the merger, notwithstanding the expiration or termination of the applicable waiting period, any state could take action under its antitrust laws as it deems necessary or desirable in the public interest. There can be no assurance that a challenge to the merger will not be made or that, if a challenge is made, Duratek and EnergySolutions will prevail.

Duratek and its affiliates hold certain permits and licenses from the U.S. Nuclear Regulatory Commission, or NRC, and certain state regulatory authorities for facilities and operations that involve the processing, treatment, storage, or disposal of low-level radioactive waste or other radioactive materials and components. Under the Atomic Energy Act of 1954, as amended, or AEA, and applicable NRC regulations, certain NRC licenses may not be transferred without the prior consent of the NRC. In addition, pursuant to agreements entered into with state governments under the AEA, the NRC has delegated authority to regulate nuclear materials licensees to those states (known as “agreement states”). Duratek and EnergySolutions have made or intend to make the necessary filings with the NRC and the appropriate state regulatory authorities for any consents to the transfer of permits and licenses and any other regulatory approvals needed in connection with the merger. In certain cases, private parties may seek to intervene in administrative proceedings and challenge requested consents and approvals. In addition, the NRC or the responsible state regulatory authorities could withhold consent to the transfer of permits or licenses, deny other regulatory approvals, or impose conditions or restrictions on any consents or approvals that they deem necessary or desirable under their regulations. There can be no assurance that Duratek and EnergySolutions will obtain all requested regulatory approvals or, in each case, an approval without conditions unacceptable to the parties.

Under the merger agreement, Duratek and EnergySolutions have agreed to use their reasonable best efforts to obtain all required governmental approvals in connection with the execution of the merger agreement and completion of the merger.

Except as noted above with respect to the required filings under the HSR Act, the filings with the NRC and certain other federal and state regulatory organizations, and the filing of a certificate of merger in Delaware at or before the effective date of the merger, we are unaware of any material federal, state or foreign regulatory requirements or approvals required for the execution of the merger agreement or completion of the merger.

THE MERGER AGREEMENT

The summary of the material terms of the merger agreement below and elsewhere in this proxy statement is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Annex A and which we incorporate by reference into this document. This summary may not contain all of the information about the merger agreement that is important to you. We encourage you to read carefully the merger agreement in its entirety.

Effective Time

The effective time of the merger will occur at the time that Duratek and Merger Sub file a certificate of merger with the Secretary of State of the State of Delaware (or at such later time as is specified in the certificate of merger) on the closing date of the merger. The closing date will occur on a date following the satisfaction or waiver of all of the conditions set forth in the merger agreement (other than conditions which, by their terms, must be satisfied at the closing).

Structure

At the effective time of the merger, Merger Sub will merge with and into Duratek. Upon completion of the merger, Merger Sub will cease to exist as a separate entity and Duratek will continue as the surviving corporation. All of Duratek’s and Merger Sub’s properties, assets, rights, privileges, immunities, powers and purposes, and all of their liabilities, obligations and penalties, will become those of the surviving corporation. Following the completion of the merger, Duratek’s common stock will be delisted from NASDAQ, deregistered under the Securities Exchange Act of 1934, as amended, and no longer publicly traded.

Merger Consideration; Treatment of Stock and Options

Duratek Common Stock

At the effective time of the merger, each share of our common stock issued and outstanding immediately prior to the effective time of the merger will automatically be cancelled and converted into the right to receive $22.00 in cash, without interest and less applicable withholding taxes, except for Duratek common stock that is:

•                  held in Duratek’s treasury immediately prior to the effective time of the merger, all of which will be cancelled without any payment;

•                  held by EnergySolutions or Merger Sub immediately prior to the effective time of the merger, all of which will be cancelled without any payment; and

•                  as to which Duratek’s stockholders validly exercise and perfect appraisal rights in compliance with Delaware law, which will be subject to appraisal in accordance with Delaware law.

Company Stock Options

At the effective time of the merger, option holders will receive the excess, if any, of the $22.00 per share merger consideration over the per share exercise price of their options, less any tax withholding, for each option share underlying each option that they hold, whether or not the option is currently vested.

No Further Ownership Rights

After the effective time of the merger, each of our outstanding stock certificates for Duratek common stock will represent only the right to receive the merger consideration. The merger consideration paid upon surrender of each certificate will be paid in full satisfaction of all rights pertaining to the shares of our common stock represented by that certificate.

Procedure for Receiving Merger Consideration

At the effective time of the merger, EnergySolutions will deposit an amount of cash sufficient to pay the merger consideration to each holder of shares of our common stock with a bank or trust company of its choosing (the “paying agent”). As soon as practicable after the effective time of the merger, the paying agent will mail a letter of transmittal and instructions to you and Duratek’s other stockholders. The letter of transmittal and instructions will tell you how to surrender your Duratek common stock certificates in exchange for the merger consideration.

You should NOT return your stock certificates with the enclosed proxy card, and you should NOT forward your stock certificates to the paying agent without a letter of transmittal.

You will not be entitled to receive the merger consideration until you surrender your Duratek common stock certificate or certificates to the paying agent, together with a duly completed and executed letter of transmittal and any other documents as the paying agent may require. The merger consideration may be paid to a person other than the person in whose name the corresponding certificate is registered if the certificate is properly endorsed or is otherwise in the proper form for transfer. In addition, the person requesting payment must either pay any applicable stock transfer taxes or establish to the reasonable satisfaction of the surviving corporation that such stock transfer taxes have been paid or are not applicable.

No interest will be paid or will accrue on the cash payable upon surrender of the certificates. Each of the paying agent, Duratek and EnergySolutions will be entitled to deduct and withhold any applicable taxes from the merger consideration and pay such withholding amount over to the appropriate taxing authority.

At the effective time of the merger, our share transfer books will be closed, and there will be no further registration of transfers of outstanding shares of our common stock. If, after the effective time of the merger, certificates are presented to the surviving corporation or the paying agent for transfer or any other reason, they will be cancelled and exchanged for the merger consideration.

None of the paying agent, EnergySolutions or Duratek will be liable to any person for any shares or cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any portion of the merger consideration deposited with the paying agent that remains undistributed to the holders of certificates evidencing shares of our common stock for one year after the effective time of the merger, will be delivered, upon demand, to the surviving corporation. Holders of certificates who have not surrendered their certificates within one year after the effective time of the merger may only look to the surviving corporation for the payment of the merger consideration.

If you have lost a certificate, or if it has been stolen or destroyed, then you will be required to make an affidavit of that fact before you will be entitled to receive the merger consideration. In addition, if required by the surviving corporation, you will have to post a bond in a reasonable amount determined by the surviving corporation indemnifying the surviving corporation against any claims made against it with respect to the lost, stolen or destroyed certificate.

Certificate of Incorporation and Bylaws

The certificate of incorporation of Duratek will be amended to be the same as the certificate of incorporation of Merger Sub as in effect immediately prior to the effective time of the merger, except that the name of the surviving corporation shall continue to be “Duratek, Inc.” The bylaws of Merger Sub in effect immediately prior to the effective time of the merger will become the bylaws of surviving corporation.

Directors and Officers

At the effective time of the merger, it is contemplated that the board of managers of EnergySolutions will become the directors of the Company and the current officers of the Company will generally remain as the officers of the Company.

Representations and Warranties

The merger agreement contains representations and warranties that Duratek and EnergySolutions made to each other as of specific dates. The assertions embodied in those representations and warranties were made for purposes of the merger agreement between Duratek and EnergySolutions, a copy of which is attached hereto as Annex A and which is incorporated by reference into this proxy statement, and may be subject to important qualifications and limitations set forth in the merger agreement and the disclosure schedules to the merger agreement agreed to by such parties in connection with negotiating its terms. Moreover, certain representations and warranties are subject to a standard of materiality different from those generally applicable to a stockholders’ investment decision with respect to Duratek or were used for the purpose of allocating risk between Duratek and EnergySolutions rather than establishing matters as facts. Duratek is not currently aware of any specific undisclosed material facts relating to Duratek that it believes would be material to you as a stockholder voting on the merger that contradict the representations and warranties contained in the merger agreement. Our representations and warranties relate to, among other things:

•                  our and our subsidiaries’ proper organization, good standing and corporate power to operate our businesses;

•                  our certificate of incorporation and bylaws and those of our subsidiaries;

•                  our capitalization, including in particular the number of shares of our common stock and stock options outstanding;

•                  our corporate power and authority to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement;

•                  the approval and recommendation by our board of directors of the merger agreement and the merger;

•                  the required vote of our stockholders in connection with the adoption of the merger agreement;

•                  the absence of any violation of, or conflict with, our organizational documents, applicable law or certain agreements as a result of entering into the merger agreement and consummating the merger;

•                  required consents and approvals of governmental entities as a result of the merger;

•                  our Securities and Exchange Commission, or SEC, filings since January 1, 2003 and the financial statements contained therein;

•                  our compliance with the Sarbanes-Oxley Act of 2002 and the listing and corporate governance rules and regulations of the Nasdaq National Market;

•                  the absence of liabilities, other than as set forth on our September 30, 2005 balance sheet, ordinary course liabilities, or liabilities that would not have a material adverse effect;

•                  the absence of certain changes and events since September 30, 2005, including the absence of a material adverse effect;

•                  the absence of material litigation or outstanding court orders against us;

•                  our compliance with laws;

•                  our possession of all licenses and permits necessary to carry on our business;

•                  the accuracy and completeness of information supplied by us in this proxy statement and other documents filed with the SEC in connection with the merger;

•                  taxes;

•                  employment and labor matters affecting us, including matters relating to our employee benefit plans;

•                  specified types of contracts;

•                  our environmental costs or liabilities;

•                  real property owned and leased by us and our subsidiaries and title to assets;

•                  our intellectual property;

•                  our insurance policies;

•                  our customers and suppliers;

•                  receipt by us of an opinion of Bear, Stearns & Co., Inc.;

•                  the absence of undisclosed broker’s fees;

•                  the amendment to our rights agreement, dated February 6, 2006, rendering the rights thereunder inapplicable to the merger; and

•                  the absence of any state takeover statutes applicable to the merger.

For the purposes of the merger agreement, “material adverse effect” means with respect to Duratek, any effect on, or change, event, occurrence or state of facts that:

•                  is material and adverse to the business, properties, assets, liabilities (contingent or otherwise), results of operations or financial condition of Duratek and its subsidiaries, taken as a whole; or

•                  prevents Duratek from performing its obligations under the merger agreement or from consummating the transactions contemplated by the merger agreement.

Notwithstanding the foregoing, none of the following, alone or in combination, will be deemed to constitute, or be taken into account in determining whether there has been or will be, a “material adverse effect” on Duratek:

•                  conditions affecting any of the industries in which Duratek operates generally, provided that such conditions do not disproportionately affect Duratek or its subsidiaries;

•                  conditions affecting the economy or capital markets, provided that such conditions do not disproportionately affect Duratek or its subsidiaries;

•                  any failure, in and of itself, by Duratek to meet any internal or published projections, forecasts or revenue or earnings predictions or projections; or

•                  subject to certain exceptions, any effect, change, event, occurrence or state of facts resulting from, or attributable to, the announcement or consummation of the merger.

The merger agreement also contains customary representations and warranties made by EnergySolutions and Merger Sub that are subject, in some cases, to specified exceptions and qualifications. The representations and warranties relate to, among other things:

•                  their proper organization, good standing and corporate power to operate their businesses;

•                  their power and authority to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement;

•                  the absence of any violation of, or conflict with, their organizational documents, applicable law or certain agreements as a result of entering into the merger agreement and consummating the merger;

•                  required consents and approvals of governmental entities as a result of the merger;

•                  the absence of litigation or outstanding court orders against them that would have a material adverse effect on EnergySolutions;

•                  the accuracy and completeness of information EnergySolutions has supplied for inclusion in this proxy statement;

•                  the ownership and operations of Merger Sub;

•                  the sufficiency of funds to satisfy all obligations of EnergySolutions and Merger Sub set forth in the merger agreement;

•                  the absence of undisclosed broker’s fees;

•                  EnergySolutions’ environmental costs or liabilities;

•                  the qualification of EnergySolutions to be the licensee of, and to control certain permits issued to, Duratek by the NRC or a state agency exercising the NRC’s authority under an agreement with the NRC pursuant to the AEA; and

•                  EnergySolutions’ compliance with laws.

For the purposes of the merger agreement, “material adverse effect” means with respect to EnergySolutions, the material delay or material impairment of the ability of EnergySolutions or Merger Sub to consummate the transactions contemplated by the merger agreement.

The representations and warranties of each of the parties to the merger agreement will expire upon completion of the merger.

Conduct of Our Business Pending the Merger

Under the merger agreement, we have agreed that, subject to certain exceptions, between February 6, 2006 and the completion of the merger we and our subsidiaries will:

•                  conduct our business only in the ordinary course of business and in a manner consistent with past practice (including with respect to capital expenditures);

•                  use commercially reasonable efforts to maintain and preserve intact in all material respects our business organization and the goodwill of those having business relationships with us and to retain the services of our present officers and key employees, in each case, to the end that our goodwill and ongoing business are not materially impaired as of the closing of the merger; and

•                  provide EnergySolutions and its representatives and financing sources with reasonable access, during normal business hours, to our and our subsidiaries’ properties, books, contracts, commitments, records, correspondence, officers, employees, accountants, counsel, financial advisors and other representatives.

We have also agreed that during the same time period, and again subject to certain exceptions or unless EnergySolutions gives its prior written consent, we and our subsidiaries will not:

•                  issue, sell, grant, dispose of, pledge or otherwise encumber any of our or our subsidiaries’ securities;

•                  redeem, purchase or otherwise acquire any of our or our subsidiaries’ securities;

•                  declare or pay dividends;

•                  split, combine, subdivide or reclassify any of our or our subsidiaries’ securities;

•                  amend or waive any of our or our subsidiaries’ rights under, or accelerate the vesting under, any of our or our subsidiaries’ employee benefit plans;

•                  incur or assume any indebtedness for borrowed money or guarantee any indebtedness or issue any debt securities other than in the ordinary course of business consistent with past practice or for intra-company borrowings in the ordinary course of business consistent with past practice;

•                  sell, transfer, lease, mortgage encumber or otherwise dispose of or subject to any lien any of our or our subsidiaries’ properties or assets other than in the ordinary course of business, except pursuant to contracts in force as of the date of execution of the merger agreement, for certain permitted liens or for sales of properties or assets in the aggregate less than $1,000,000;

•                  make any capital expenditure which involves the purchase of real property or is in excess of $2,000,000 individually or in the aggregate, except for capital expenditures provided in our 2006 capital expenditure plan;

•                  acquire any division, business or equity interest in or of any entity except in the ordinary course of business consistent with past practice;

•                  except in the ordinary course of business consistent with past practice, acquire any assets, that individually or in the aggregate, have a purchase price in excess of $1,000,000;

•                  make any material investment in, or loan or advance to any person other than a direct or indirect wholly-owned subsidiary of Duratek;

•                  enter into, terminate or amend any material contract, other than certain specified material contracts;

•                  increase the compensation of any of our or our subsidiaries’ directors, officers or employees or enter into, establish, amend or terminate any employee benefit plans or agreements other than as required by law or the merger agreement and other than the hiring and termination of employees in the ordinary course of business consistent with past practice or increases in salaries, wages and benefits to employees (other than officers) made in the ordinary course of business and in amounts and in a manner consistent with past practice;

•                  make, revoke or change any material election concerning taxes or tax returns, file any amended tax return, enter into any closing agreement with respect to taxes, settle or compromise any material tax claim or assessment or surrender any right to claim a refund of taxes or obtain any tax ruling, or waive or extend the statute of limitations in respect of any material tax;

•                  make any changes in financial or tax accounting methods, principals or practices, or change an annual accounting period, except as required by a change in U.S. generally accepted accounting principals or applicable law;

•                  amend our or our subsidiaries’ organizational documents;

•                  adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization other than transactions exclusively between wholly-owned subsidiaries of Duratek;

•                  pay, discharge, settle or satisfy any material claims, liabilities or obligations other than in accordance with the terms of liabilities, claims or obligations reflected or reserved against in our most recent consolidated financial statements filed with the SEC or incurred since the date of such financial statements in the ordinary course of business consistent with past practice;

•                  settle or compromise any litigation, proceeding or investigation material to Duratek and its subsidiaries taken as a whole; or

•                  agree, in writing or otherwise, to take any of the foregoing actions.

No Solicitation of Transactions

We have agreed that:

•                  we and our subsidiaries shall, and shall cause our respective directors, officers and employees to, and shall use our best efforts to cause our respective representatives to, immediately cease and terminate any discussions or negotiations with any person conducted before the execution of the merger agreement with respect to any takeover proposal (as defined in the merger agreement);

•                  we and our subsidiaries will not, and we shall cause our respective directors, officers and employees not to, and shall use our best efforts to cause our respective representatives not to, directly or indirectly:

•                  solicit, initiate, cause, facilitate or encourage (including by way of furnishing information) any inquiries or proposals that constitute, or may reasonably be expected to lead to, any takeover proposal;

•                  participate in any discussions or negotiations with any third party regarding any takeover proposal other than informing persons of the existence of the no solicitation provisions of the merger agreement; or

•                  enter into any agreement related to any takeover proposal.

For purposes of the merger agreement, “takeover proposal” means any inquiry, proposal or offer from any person or group other than EnergySolutions and its subsidiaries, relating to:

•                  any direct or indirect acquisition of our or our subsidiaries’ assets representing 20% or more of our consolidated assets or to which 20% or more of our revenues or earnings on a consolidated basis are attributable;

•                  any direct or indirect acquisition of 20% or more of any class of our equity securities;

•                  any tender offer or exchange offer that, if consummated, would result in any person or group beneficially owning 20% or more of any class of our equity securities; or

•                  any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or other similar transaction involving us or our subsidiaries, other than the merger.

Prior to obtaining stockholder approval of the merger agreement, if our board of directors receives an unsolicited, bona fide written takeover proposal in circumstances not involving a breach of the merger agreement or any standstill agreement and the board of directors reasonably determines in good faith that such takeover proposal constitutes or is reasonably likely to lead to a superior proposal and with respect to which our board determines in good faith after consulting with outside counsel that the failure to take such action would be inconsistent with the board’s fiduciary duties to Duratek’s stockholders under Delaware law, then Duratek may, at any time prior to obtaining stockholder approval of the merger agreement (but in no event after obtaining stockholder approval), and after providing EnergySolutions with not less than 24 hours written notice of its intention to take such actions:

•                  furnish information with respect to Duratek and its subsidiaries to the person making such takeover proposal, but only after such person enters into a customary confidentiality agreement with Duratek containing terms that are substantially similar to and no less favorable to Duratek than those contained in the confidentiality agreement signed with EnergySolutions, provided that:

•                  such confidentiality agreement may not include any provision calling for an exclusive right to negotiate with Duratek; and

•                  we must advise EnergySolutions of any non-public information that we deliver to any third party and concurrently deliver any such information not previously provided to EnergySolutions when it is delivered to any third party; and

•                  participate in discussions and negotiations with such person regarding such takeover proposal.

We have also agreed to promptly advise EnergySolutions, orally and in writing, and in no event later than 24 hours after receipt, if any proposal, offer, inquiry or other contact is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, Duratek in respect of any takeover proposal, and to indicate in any such notice the identity of the person making such proposal, offer, inquiry or other contact and the terms and conditions of any proposals or offers or the nature of any inquiries or contacts (and to include with such notice copies of any written materials received from or on behalf of such person relating to such proposal, offer, inquiry or request), and thereafter to promptly keep EnergySolutions reasonably informed of all material developments affecting the status and terms of any such proposals, offers, inquiries or requests (and to provide EnergySolutions with copies of any additional written materials received that relate to such proposals, offers, inquiries or requests) and of the status of any such discussions or negotiations.

We have also agreed that our board of directors and any committee thereof will not and will not publicly propose to:

•                  withdraw or modify, in a manner adverse to EnergySolutions its approval, recommendation or declaration of advisability of the merger, the merger agreement and the transactions contemplated by the merger agreement ;

•                  approve or recommend any takeover proposal;

•                  approve or recommend, or authorize us or any of our subsidiaries to enter into, any letter of intent, agreement in principle, memorandum of understanding, merger, acquisition, purchase or joint venture or other agreement related to any takeover proposal; or

•                  except as contemplated by the merger agreement, amend or waive our stockholders’ rights agreement, redeem the rights or take any action which would allow any person other than EnergySolutions to acquire beneficial ownership of 20% or more of our common stock without causing a triggering event under the rights agreement.

Notwithstanding our obligations under the merger agreement, at any time prior to obtaining stockholder approval of the merger agreement, our board of directors may withdraw or modify or change its approval or recommendation of the merger agreement or the merger or recommend a takeover proposal, or enter into a definitive acquisition agreement providing for a superior proposal (as defined in the merger agreement) or take any of the actions above if in response to the receipt of an unsolicited third party acquisition proposal, the board of directors determines in good faith (after consulting with and receiving advice from outside counsel) that the failure to make such withdrawal, modification or recommendation, or enter into such agreement, or take such action, would, more likely than not, constitute a breach of the board of director’s fiduciary duties to Duratek’s stockholders under Delaware law. Under the merger agreement, we must provide written notice to EnergySolutions at least three business days prior to such withdrawal, modification or change in our board’s approval or recommendation of the merger agreement or the merger describing the terms and conditions of the superior proposal.

At any time prior to obtaining stockholder approval of the merger agreement, our board of directors may, in response to a superior proposal that did not result from any breach of the merger agreement, cause Duratek to terminate the merger agreement in connection with Duratek entering into a definitive agreement with respect to such superior proposal. In such situation, Duratek will be required to pay EnergySolutions a fee of $8.625 million upon such termination. See “The Merger Agreement—Fees and Expenses.”

For purposes of the merger agreement, “superior proposal” means any bona fide written offer, obtained after the date of the merger agreement and not in breach of the merger agreement or any standstill agreement, to acquire, directly or indirectly, for consideration consisting of cash and/or securities, at least a majority of Duratek’s equity interests or all or substantially all of the assets of Duratek and its subsidiaries on a consolidated basis, made by a third party, and which is otherwise on terms and conditions which our board of directors determines in its good faith and reasonable judgment (after consultation with a financial advisor of national reputation) to be more favorable to our stockholders than the merger and the other transactions contemplated by the merger agreement, taking into account at the time of determination any changes to the terms of the merger agreement that as of that time had been proposed by EnergySolutions in writing and the ability of the person making such proposal to consummate the transactions contemplated by such proposal (based upon, among other things, the availability of financing and the expectation of obtaining required approvals and any other financial, regulatory, legal or other aspects of the offer).

Employee Benefits

For a period of not less than one year following the closing of the merger, EnergySolutions has agreed that it shall cause the surviving corporation to continue to provide the employees of Duratek and its subsidiaries (but only to the extent the employees continue to be employed by Duratek and its subsidiaries) with a level of salary, wages, commissions, if applicable, and other employee benefits, including bonus, incentive and severance which are at least substantially similar, in the aggregate, to the salary, wages, commissions, if applicable, and other employee benefits (excluding any equity-based compensation) provided by Duratek or its subsidiaries to such employees immediately prior to the closing date of the merger, provided that:

•                  the foregoing agreement does not limit any obligation of the surviving corporation to maintain a company benefit plan that, pursuant to an existing contract, must be maintained for a period longer than one year; and

•                  no provision of the merger agreement shall be construed as a guarantee of continued employment of any employee of Duratek or its subsidiaries or to prohibit the surviving corporation or its subsidiaries from having the right to terminate the employment of any employee of the surviving corporation or its subsidiaries.

In addition, EnergySolutions has agreed to cause the surviving corporation following the closing of the merger to make the retention payments to employees of Duratek which are required by the terms of severance or employment agreements in effect as of February 6, 2006, the date of the merger agreement.

Furthermore, EnergySolutions has agreed that to the extent it or the surviving corporation does not maintain a particular Duratek employee benefit plan (other than equity compensation plans) after the closing date of the merger:

•                  each employee and former employee of Duratek and its subsidiaries will be credited with his or her years of service with Duratek and its subsidiaries (and any predecessor entities thereof) before the closing date of the merger under the parallel employee benefit plan of EnergySolutions and its subsidiaries for purposes of eligibility and vesting, but not for benefit accrual, to the same extent as such employee or former employee was entitled, before the closing date of the merger, to credit for such service under the Duratek employee benefit plan (except to the extent such credit would result in the duplication of benefits); and

•                  if EnergySolutions or the surviving corporation ceases to maintain any particular Duratek employee benefit plan during the calendar year in which the merger closes, each employee shall be given credit for amounts paid by the employee during such year under the Duratek employee benefit plan towards deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the parallel plan, program or arrangement of EnergySolutions.

Agreement to Take Further Action and to Use Reasonable Best Efforts

Subject to the terms and conditions of the merger agreement, each of the parties to the merger agreement has agreed to cooperate with the other parties and to use their respective reasonable best efforts to promptly:

•                  take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to the closing of the merger to be satisfied as promptly as practicable and to consummate, in the most expeditious manner practicable, the transactions contemplated by the merger agreement; and

•                  obtain all material approvals, consents, registrations, permits, authorizations and other confirmations from any governmental authority or third party necessary, proper or advisable to consummate the transactions contemplated by the merger agreement.

Without limiting the generality of the foregoing undertakings:

•                  the parties to the merger agreement have also agreed to provide or cause to be provided as promptly as practicable to governmental authorities with regulatory jurisdiction over enforcement of any applicable antitrust laws (“governmental antitrust authorities”) information and documents requested by any such governmental authority or necessary, proper or advisable to permit consummation of the transactions contemplated by the merger agreement;

•                  except for the acquisition of BNG America LLC, EnergySolutions and Merger Sub have agreed until the earlier of the effective time of the merger or the termination of the merger agreement not to, and not to permit any of EnergySolutions’ subsidiaries to, enter into any transaction or series of transactions to acquire any person, or any division or business of any person, if the effect of such transaction or series of transactions would be to materially impede or delay the ability of the parties to obtain any approvals, consents, registrations, permits, authorizations and other confirmations from any governmental antitrust authority necessary with respect to antitrust laws to consummate the transactions contemplated by the merger agreement; and

•                  Duratek has agreed to use its reasonable best efforts to (x) take all action necessary to ensure that no state takeover statute or similar law is or becomes applicable to any of the transactions contemplated by the merger agreement and (y) if any state takeover statute or similar law becomes applicable to any of the transactions contemplated by the merger agreement, to take all action necessary to ensure that such transactions may be consummated as promptly as practicable on the terms contemplated by the merger agreement and otherwise to minimize the effect of such law on such transactions.

In no event, however, are EnergySolutions or Merger Sub obligated to propose or agree to accept any undertaking or condition, to enter into any consent decree, to make any divestiture, to accept any operational restriction, or take any other action that, in the reasonable judgment of EnergySolutions, could be expected to:

•                  limit the right of EnergySolutions to own or operate all or any portion of Duratek’s business or of EnergySolutions to own or operate any portion of its existing businesses or assets; or

•                  require EnergySolutions or any of its subsidiaries to license any of their intellectual property rights or to modify any existing license of their intellectual property rights.

Duratek has also agreed that neither it, nor any of its subsidiaries shall, without EnergySolutions’ prior written consent (such consent to be granted or withheld in its sole discretion) propose or opine on the advisability of or commit to any divestiture, transaction or other alteration of any of Duratek’s business or commercial practices in any way, or otherwise take or commit to take any action that limits EnergySolutions’ freedom of action with respect to or its ability to retain, the business, products or service lines or assets of Duratek. Finally, Duratek has agreed to use its reasonable best efforts to seek and obtain all required prior consents from all applicable governmental authorities to the indirect transfer of control of Duratek’s permits.

Conditions to the Merger

The obligations of the parties to complete the merger are subject to the following mutual conditions:

•                  receipt of Duratek stockholder approval;

•                  the expiration or termination of the waiting period under the HSR Act;

•                  the absence of any law, injunction, judgment, or ruling enacted, promulgated, issued, entered, amended or enforced by any governmental authority enjoining, restraining, preventing or prohibiting the consummation of the merger or making the consummation of the merger illegal;

•                  receipt of regulatory approvals regarding Duratek’s NRC permits currently held by Duratek and its subsidiaries, or otherwise obtained by Duratek and its subsidiaries between the date of execution of the merger agreement and the effective time of the merger, and which regulatory approvals are required for, or in connection with, the consummation of the merger; and

•                  receipt of regulatory approvals regarding all other permits of Duratek, excluding NRC permits, currently held by Duratek and its subsidiaries, or otherwise obtained by Duratek and its subsidiaries between the date of execution of the merger agreement and the effective time of the merger, and which regulatory approvals are required for, or in connection with, the consummation of the merger, except for such regulatory approvals the failure of which to obtain would not have, or would not reasonably be expected to have, a material adverse effect on Duratek.

The obligations of EnergySolutions to complete the merger are subject to the following additional conditions:

•                  the truth and correctness of our representations and warranties made in the merger agreement either in all material respects or to the extent the failure of such representations and warranties to be true and correct would not have a material adverse effect on Duratek, depending on the particular representation or warranty;

•                  the performance, in all material respects, by Duratek of its covenants and agreements in the merger agreement;

•                  the receipt of a certificate signed on behalf of Duratek by Duratek’s chief executive officer or chief financial officer as to the satisfaction of the foregoing conditions relating to the truth and correctness of Duratek’s representations and warranties and the performance of its covenants and agreements in the merger agreement; and

•                  as of the closing date of the merger, there shall not have occurred and be continuing any change, event, occurrence or state of facts that, individually or in the aggregate with other changes, events, occurrences or states of fact, has had or would reasonably be expected to have a material adverse effect on Duratek.

Our obligation to complete the merger is subject to the following additional conditions:

•                  the truth and correctness of EnergySolutions’ and Merger Sub’s representations and warranties made in the merger agreement either in all material respects or to the extent the failure of such representations and warranties to be true and correct would not have a material adverse effect on EnergySolutions, depending on the particular representation or warranty;

•                  the performance, in all material respects, by EnergySolutions and Merger Sub of their covenants and agreements in the merger agreement; and

•                  the receipt of a certificate signed on behalf of EnergySolutions by an executive officer of EnergySolutions as to the satisfaction of the foregoing conditions relating to the truth and correctness of EnergySolutions’ and Merger Sub’s representations and warranties and the performance of their covenants and agreements in the merger agreement.

Termination

Duratek and EnergySolutions may agree in writing to terminate the merger agreement at any time without completing the merger, even after the stockholders of Duratek have adopted the merger agreement. The merger agreement may also be terminated in the following other circumstances:

•                  by either EnergySolutions or Duratek if:

•                  the closing has not occurred on or before February 6, 2007, provided that the right to terminate the merger agreement is not available to a party if the failure to consummate the merger is primarily due to the failure of such party to perform any of its obligations under the merger agreement;

•                  any law, injunction, judgment, order or ruling by any governmental authority having the effect of making the closing of the merger illegal or that otherwise prohibits the closing of the merger is in effect and has become final and nonappealable, provided that the right to terminate the merger agreement because of such governmental restraint is not available to a party if such governmental restraint is primarily due to the failure of such party to perform any of its obligations under the merger agreement; or

•                  Duratek’s stockholders do not vote to adopt the merger agreement at the meeting of the stockholders or at any adjournment or postponement thereof, provided that the right of Duratek to terminate the merger agreement because of the failure to obtain the approval of Duratek stockholders is not available to Duratek if Duratek failed to comply in all material respects with its covenants regarding the preparation of the proxy statement soliciting the approval of the merger agreement by Duratek’s stockholders, the holding of a stockholder meeting to approve the merger agreement or the non-solicitation of alternative takeover proposals;

•                  by EnergySolutions if:

•                  Duratek breaches or fails to perform any of Duratek’s representations, warranties, covenants or agreements in the merger agreement (or if any of Duratek’s representations or warranties in the merger agreement shall fail to be true) such that the applicable closing conditions to the merger agreement would not be satisfied, which breach is incapable of being cured or is not cured within 30 business days after notice from EnergySolutions of such breach or failure;

•                  Duratek’s board of directors or any committee thereof withdraws or modifies, or proposes publicly to withdraw or modify, in a manner adverse to EnergySolutions, its recommendation that Duratek’s stockholders vote to adopt the merger agreement or the approval or declaration of advisability of the merger agreement and the transactions contemplated by the merger agreement (including the merger); or

•                  Duratek’s board or directors or any committee thereof approves or recommends, or proposes publicly to approve or recommend, another acquisition proposal;

•                  by Duratek if:

•                  EnergySolutions breaches or fails to perform any of EnergySolutions’ representations, warranties, covenants or agreements in the merger agreement (or if any of EnergySolutions’ representations or warranties in the merger agreement shall fail to be true) such that the applicable closing conditions to the merger agreement would not be satisfied, which breach is incapable of being cured or is not cured within 30 business days after notice from Duratek of such breach or failure;

•                  prior to receiving stockholder approval of the merger agreement, if concurrently with such termination, Duratek enters into a definitive acquisition agreement providing for a superior proposal in accordance with the terms of the merger agreement and Duratek pays to EnergySolutions a termination fee (described below); or

•                  either (A) the waiting period applicable to the consummation of the merger under the HSR Act has not expired or been terminated as of February 6, 2007, or (B) any statute, order, decree, ruling, judgment or injunction has been enacted, entered, promulgated or enforced by any governmental authority of competent jurisdiction, and continues to be in effect as of the date of termination of the merger agreement (x) making illegal or otherwise prohibiting the consummation of the merger or (y) delaying past February 6, 2007 the consummation of the merger; provided that:

•                  the approval of the merger agreement by Duratek’s stockholders has been obtained;

•                  there shall not have occurred and be continuing at such time a material adverse effect on Duratek; and

•                  there shall not have occurred and be continuing at such time any breach or failure to perform by Duratek of any of its representations, warranties, covenants or agreements set forth in the merger agreement, such that the applicable closing conditions to the merger agreement would not be satisfied.

Fees and Expenses

The parties to the merger agreement are responsible for their own transaction expenses if either party terminates the merger agreement for any reason under the merger agreement.

In addition, we have agreed to pay to EnergySolutions a termination fee of $8.625 million if:

•                  either we or EnergySolutions terminates the merger agreement due to the merger not having been consummated by February 6, 2007 and:

•                  a vote to obtain our stockholder approval has not been held;

•                  at or prior to the time of termination, a takeover proposal is made known to us or has been made directly to our stockholders generally or any person has publicly announced an intention to make a takeover proposal; and

•                  within 12 months of the date the merger agreement is terminated we reach a definitive agreement to consummate, or consummate, a transaction contemplated by a takeover proposal that prior to termination of the merger agreement was made known to us or our stockholders or publicly announced as stated above; provided, however, that in this situation, references in the definition of “takeover proposal” to “20% or more” shall be “50% or more.”

•                  either we or EnergySolutions terminates the merger agreement due to stockholder approval of the merger agreement not having been obtained at a meeting duly convened or at any adjournment or postponement; and:

•                  at or prior to the time of termination, a takeover proposal is made known to us or has been made directly to our stockholders generally or any person has publicly announced an intention to make a takeover proposal; and

•                  within 12 months of the date the merger agreement is terminated we reach a definitive agreement to consummate, or consummate, a transaction contemplated by a takeover proposal that prior to termination of the merger agreement was made known to us or our stockholders or publicly announced as stated above; provided, however, that in this situation, references in the definition of “takeover proposal” to “20% or more” shall be “50% or more.”

•                  EnergySolutions terminates the merger agreement because our board of directors has withdrawn or modified its recommendation that our stockholders vote to adopt the merger agreement or recommends or approves another takeover proposal, or we terminate the merger agreement following the determination of our board of directors that an acquisition proposal is a superior proposal.

•                  We terminate the merger agreement prior to obtaining stockholder approval of the merger agreement and concurrently with such termination enter into a definitive acquisition agreement providing for a superior proposal.

In addition, if we terminate the merger agreement because either (A) the waiting period applicable to the consummation of the merger under the HSR Act has not expired or been terminated as of February 6, 2007, or (B) any statute, order, decree, ruling, judgment or injunction has been enacted, entered, promulgated or enforced by any governmental authority of competent jurisdiction, and continues to be in effect as of the date of termination of the merger agreement (x) making illegal or otherwise prohibiting the consummation of the merger or (y) delaying past February 6, 2007 the consummation of the merger, and we satisfy the other requirements for terminating the merger agreement in such circumstances specified above, EnergySolutions has agreed to pay a “reverse break-up fee” of $5 million in cash to us and to provide a prepayment credit of $12 million to one of our subsidiaries for waste disposal services performed by EnergySolutions under an existing commercial contract between the parties. See “The Merger Agreement – Amendment to Disposal Agreement” and Annex B.

Amendment and Waiver

The merger agreement may be amended prior to the effective time of the merger by mutual agreement of the parties. However, after the merger agreement has been adopted by our stockholders, no amendment will be made to the merger agreement except as allowed under applicable law. The merger agreement also provides that, at any time prior to the effective time of the merger, either party may extend the time for the performance of any obligations or other acts of the other party, waive any inaccuracies in the representations and warranties of the other party or waive compliance with any agreement of the other party or any condition to its own obligations contained in the merger agreement.

Amendment to Disposal Agreement

In connection with entering into the merger agreement, EnergySolutions and our wholly-owned subsidiary Duratek Services, Inc., entered into an amendment to a disposal agreement between the parties. Under the amendment, if we terminate the merger agreement under the circumstances giving rise to the $5 million “reverse break-up fee” specified above, and we satisfy the other requirements for terminating the merger agreement in such circumstances specified above, Duratek Services will receive a prepayment credit of $12 million towards fees otherwise payable to EnergySolutions in respect of the receipt, handling, storage, disposal and treatment of waste material delivered by

Duratek Services to EnergySolutions’ Clive, Utah disposal facility. Duratek Services may use the credit over a three year period, subject to a cap of $4 million on usage of the credit during any annual period. Subject to certain limitations, if Duratek Services is unable to utilize the full $4 million credit during any annual period, Duratek Services has the right to receive an amount of cash equal to the unused portion of the credit for that annual period.

The foregoing summary of the amendment to the disposal agreement is qualified in its entirety by reference to the amendment to disposal agreement, a copy of which is attached to this proxy statement as Annex B and which we incorporate by reference into this document.

MARKET PRICES OF THE COMPANY’S STOCK

Our common stock is traded on the NASDAQ under the symbol “DRTK.” The following table sets forth the intraday high and low sales prices per share of our common stock on the NASDAQ for the periods indicated.

Market Information

	Common Stock
	High	Low

Fiscal Year Ended December 31, 2004
1st Quarter	$16.48	$12.10
2nd Quarter	16.48	12.39
3rd Quarter	16.40	13.19
4th Quarter	25.46	15.77
Fiscal Year Ended December 31, 2005
1st Quarter	$28.50	$17.94
2nd Quarter	24.75	18.50
3rd Quarter	25.48	16.11
4th Quarter	18.82	10.40
Fiscal Year Ended December 31, 2006
1st Quarter (through March 8, 2006)	22.30	14.92

On February 6, 2006, the last trading day before the announcement of the execution of the merger agreement, the closing price for our common stock was $17.50 per share. On [•], 2006, the last trading day before this proxy statement was printed, the closing price for our common stock on the NASDAQ was $[•] per share. You are encouraged to obtain current market quotations for Duratek common stock in connection with voting your shares.

No dividends have ever been paid on our common stock, and we are currently restricted by the terms of the merger agreement from paying cash dividends.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 8, 2006, the amount and percentage of our outstanding common stock beneficially owned by:

•                  each of our directors;

•                  our Chief Executive Officer and the next four most highly compensated current executive officers;

•                  all of our directors and executive officers as a group; and

•                  all persons, to our knowledge, beneficially owning more than five percent of our common stock.

Unless otherwise noted in the table, the address for each stockholder is in care of Duratek, Inc. at 10100 Old Columbia

Road, Columbia Maryland, 21046.

	Number of Shares Beneficially Owned (1)		Percent of Class Outstanding(1)(2)
Name of Beneficial Owners

Michael J. Bayer	8,591	(3)	*
Admiral Bruce DeMars	3,200	(4)	*
Alan J. Fohrer	4,800	(5)	*
George V. McGowan	42,300	(6)	*
Robert E. Prince	470,649	(7)	3.1%
Admiral James D. Watkins	19,700	(8)	*
C. Paul Deltete	78,582	(9)	*
Michael F. Johnson	16,259	(10)	*
Robert F. Shawver	90,064	(11)	*
William R. Van Dyke	37,937	(12)	*
Directors and executive officers as a group (16)	856,136	(13)	5.5%

Name and Address of 5% Holders of Common Stock

Tontine Capital Partners, L.P. and Affiliates 55 Railroad Ave, 3rd Floor Greenwich, CT 06830	1,917,137	(14)	12.9%

Fiduciary Management, Inc. 100 East Wisconsin Ave., Suite 2200 Milwaukee, WI 53202	1,222,935	(15)	8.2%

WEDGE Capital Management L.L.P. 301 South College Street, Suite 2920 Charlotte, NC 28202	969,212	(16)	6.5%

Dreman Value Management LLC 520 East Cooper Ave., Suite 230-4 Aspen, CO 81611	957,250	(17)	6.4%

Deutsche Bank AG and Affiliates Taunusanlage 12, D-60325 Frankfurt am Main Germany	931,550	(18)	6.3%

Eagle Asset Management, Inc. 880 Carillon Parkway St. Petersburg, FL 33716	881,076	(19)	5.9%

* Less than one percent

(1)                                  Beneficial ownership is determined in accordance with the rules of the SEC and generally includes shares of common stock to which the person has sole or shared voting or investment power with respect to shares of common stock including those shares that the person has the right to acquire within 60 days after March 8, 2006, through the exercise of any stock option or other right. Shares of common stock subject to options or rights currently exercisable or exercisable within 60 days of March 8, 2006 are deemed outstanding for purposes of computing the percentage ownership of the person holding such option or right but are not deemed outstanding for purposes of computing the percentage ownership of any other person. Except where indicated otherwise, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(2)                                  Based on 14,868,295 shares of the Company’s common stock outstanding on March 8, 2006.

(3)                                  Includes options to purchase 4,800 shares of the Company’s common stock held by Mr. Bayer which are exercisable within 60 days of March 8, 2006.

(4)                                  Consists of options to purchase 3,200 shares of the Company’s common stock held by Adm. DeMars which are exercisable within 60 days of March 8, 2006.

(5)                                  Consists of options to purchase 4,800 shares of the Company’s common stock held by Mr. Fohrer which are exercisable within 60 days of March 8, 2006.

(6)                                  Includes options to purchase 38,800 shares of the Company’s common stock held by Mr. McGowan which are exercisable within 60 days of March 8, 2006.

(7)                                  Includes 121,539 shares of the Company's common stock held in trust pursuant to the Deferred Compensation Plan and options to purchase 251,578 shares of the Company’s common stock held by Mr. Prince which are exercisable within 60 days of March 8, 2006.

(8)                                  Includes options to purchase 18,800 shares of the Company’s common stock held by Adm. Watkins which are exercisable within 60 days of March 8, 2006.

(9)                                  Includes options to purchase 70,600 shares of the Company’s common stock held by Mr. Deltete which are exercisable within 60 days of March 8, 2006.

(10)                            Includes options to purchase 12,600 shares of the Company’s common stock held by Mr. Johnson which are exercisable within 60 days of March 8, 2006.

(11)                            Includes 36,391 shares of the Company's common stock held in trust pursuant to the Deferred Compensation Plan and options to purchase 53,500 shares of the Company’s common stock held by Mr. Shawver which are exercisable within 60 days of March 8, 2006.

(12)                            Includes options to purchase 35,000 shares of the Company’s common stock held by Mr. Van Dyke which are exercisable within 60 days of March 8, 2006.

(13)                            Includes options to purchase 567,198 shares of the Company’s common stock held by the Company’s directors and executive officers which are exercisable within 60 days of March 8, 2006.

(14)                            Based solely on an amendment to Schedule 13G filed by Tontine Capital Partners, L.P. (“TCP”), Tontine Capital Management, L.L.C. (“TCM”) and Jeffrey L. Gendell (“Mr. Gendell,” and collectively the “Filing Persons”) on February 14, 2006. Mr. Gendell as Managing Member of TCM directs the operations of TCM. TCM is the general partner of TCP and has the power to direct the affairs of TCP. The Filing Persons have shared voting and dispositive power over all the shares.

(15)                            Based solely on a Schedule 13G filed by Fiduciary Management, Inc. (“FMI”) on January 27, 2006. FMI is a registered investment adviser and the shares to which the Schedule 13G relates are owned directly by various accounts managed by FMI. FMI has sole voting and dispositive power with respect to 1,217,135 shares. FMI has shared voting and dispositive power with respect to 5,800 shares.

(16)                            Based solely on a Schedule 13G filed by WEDGE Capital Management, L.L.P. (“WCM”) on January 11, 2006. WCM has sole voting and dispositive power with respect to the shares.

(17)                            Based solely on a Schedule 13G filed by Dreman Value Management LLC (“DVM”) on February 10, 2006. DVM has shared voting power and sole dispositive power with respect to the shares.

(18)                            Based solely on a Schedule 13G filed by Deutsche Bank AG (“DB”), Deutsche Bank Trust Corp.

Americas (“DBT”) and Deutsche Asset Management, Inc. (“DAM”) on February 7, 2006. DB is the parent holding company for DBT, a Bank, and DAM, a registered investment adviser. DB has sole voting power and shared dispositive power over all the shares. DBT has sole voting and dispositive power over 450 shares. DAM has sole voting and dispositive power over 931,500 shares.

(19)                            Based solely on a Schedule 13G filed by Eagle Asset Management, Inc. (“EAM”) on January 31, 2006. EAM has sole voting and dispositive power with respect to the shares

DISSENTERS’ RIGHTS OF APPRAISAL

Under the General Corporation Law of the State of Delaware, or DGCL, you have the right to dissent from the merger and to receive payment in cash for the fair value of your shares of our common stock as determined by the Delaware Court of Chancery, together with a fair rate of interest, if any, as determined by the court, in lieu of the consideration you would otherwise be entitled to pursuant to the merger agreement. These rights are known as appraisal rights. Duratek stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL in order to perfect their rights. We will require strict compliance with the statutory procedures.

The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to dissent from the merger and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Annex D to this proxy statement. Failure to precisely follow any of the statutory procedures set forth in Section 262 of the DGCL may result in a termination or waiver of your appraisal rights.

Section 262 requires that stockholders be notified that appraisal rights will be available not less than 20 days before the stockholders’ meeting to vote on the merger. A copy of Section 262 must be included with such notice. This proxy statement constitutes Duratek’s notice to its stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex D since failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under Delaware law.

If you elect to demand appraisal of your shares, you must satisfy each of the following conditions:

•                  You must deliver to Duratek a written demand for appraisal of your shares before the vote with respect to the merger is taken. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the adoption of the merger agreement. Voting against or failing to vote for the adoption of the merger agreement by itself does not constitute a demand for appraisal within the meaning of Section 262.

•                  You must not vote in favor of the adoption of the merger agreement. A vote in favor of the adoption of the merger agreement, by proxy, over the Internet, by telephone or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal. A proxy card which is signed and does not contain voting instructions will, unless revoked, be voted “FOR” the adoption of the merger agreement and will nullify any previous written demand for appraisal.

•                  If you fail to comply with either of these conditions and the merger is completed, you will be entitled to receive the cash payment for your shares of Duratek common stock as provided for in the merger agreement, but you will have no appraisal rights with respect to your shares of Duratek common stock.

All demands for appraisal should be addressed to Duratek, Inc., 10100 Old Columbia Road, Columbia, Maryland 21046, Attention: Chief Financial Officer, and must be delivered before the vote on the merger agreement is taken at the special meeting, and should be executed by, or on behalf of, the record holder of the shares of Duratek common stock. The demand must reasonably inform Duratek of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares.

To be effective, a demand for appraisal by a holder of Duratek’s common stock must be made by, or in the name of, such registered stockholder, fully and correctly, as the stockholder’s name appears on his or her stock certificate(s). Beneficial owners who do not also hold the shares of record may not directly make appraisal demands to Duratek. The beneficial holder must, in such cases, have the registered owner, such as a broker or other nominee, submit the required demand in respect of those shares. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made by or for the fiduciary; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee for others, may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner.

If you hold your shares of Duratek common stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

Within 10 days after the effective time of the merger, the surviving corporation must give written notice that the merger has become effective to each Duratek stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger agreement. At any time within 60 days after the effective time, any stockholder who has demanded an appraisal has the right to withdraw the demand and to accept the cash payment specified by the merger agreement for his or her shares of Duratek common stock. Within 120 days after the effective date of the merger, the surviving corporation or any stockholder who has complied with Section 262 shall, upon written request to the surviving corporation, be entitled to receive a written statement setting forth the aggregate number of shares not voted in favor of the merger agreement and with respect to which demands for appraisal rights have been received and the aggregate number of holders of such shares. Within 120 days after the effective time, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. Upon the filing of the petition by a stockholder, service of a copy of such petition shall be made upon the surviving corporation. The surviving corporation has no obligation to file such a petition in the event there are dissenting stockholders. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previously written demand for appraisal.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Chancery Court with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached by the surviving corporation. After notice to dissenting stockholders who demanded appraisal of their shares, the Chancery Court is empowered to conduct a hearing upon the petition, and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Chancery Court may require the stockholders who have demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Chancery Court may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their shares of Duratek common stock, the Chancery Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any. When the value is determined, the Chancery Court will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding, if the Chancery Court so determines, to the stockholders entitled to receive the same, upon surrender by such holders of the certificates representing those shares.

In determining fair value, the Chancery Court is required to take into account all relevant factors. You should be aware that the fair value of your shares as determined under Section 262 could be more, the same, or less than the value that you are entitled to receive under the terms of the merger agreement.

Costs of the appraisal proceeding may be imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Chancery Court as the Chancery Court deems equitable in the circumstances. Upon the application of a stockholder, the Chancery Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who had demanded appraisal rights will not, after the effective time of the merger, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the effective time; however, if no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the terms of the merger within 60 days after the effective time of the merger, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the cash payment for shares of his, her or its Company common stock pursuant to the merger agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective time of the merger may only be made with the written approval of the surviving corporation and must, to be effective, be made within 120 days after the effective time.

Failure to comply with all of the procedures set forth in Section 262 will result in the loss of a stockholder’s statutory appraisal rights. In view of the complexity of Section 262, Duratek stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

OTHER MATTERS

Other Business at Special Meeting

We currently know of no other business that will be presented for consideration at the special meeting. Nevertheless, the enclosed proxy confers discretionary authority to vote with respect to matters described in Rule 14a-4(c) under the Securities Exchange Act of 1934, as amended, including matters that the board of directors does not know, a reasonable time before proxy solicitation, are to be presented at the meeting. If any of these matters are presented at the meeting, then the proxy agents named in the enclosed proxy card will vote in accordance with their judgment.

Submission of Stockholder Proposals

If the merger is completed, we will no longer be a publicly held company and there will be no public participation in any future meetings of our stockholders. However, if the merger is not completed, our stockholders will continue to be entitled to attend and participate in our stockholders’ meetings.

If the merger is not completed and you intend to present a proposal at our 2006 annual meeting, it must have been received by us for inclusion in our proxy statement and proxy relating to that meeting no later than December 5, 2005, and must otherwise be in compliance with applicable SEC regulations. If the date of the 2006 annual meeting, if any, is changed by more than 30 days from May 5, 2006, then in order to be considered for inclusion in Duratek’s proxy materials, proposals of stockholders intended to be presented at the 2006 annual meeting must be received by us a reasonable time before we begin to print and mail our proxy materials for the 2006 annual meeting.

SEC rules also establish a different deadline for submission of stockholder proposals that are not intended to be included in our proxy statement with respect to discretionary voting. The discretionary voting deadline for our 2006 annual meeting was February 18, 2006, or if the date of the 2006 annual meeting, if any, is changed by more than 30 days from May 5, 2006, a reasonable time before we mail our proxy materials for the 2006 annual meeting. If a stockholder gives notice of such a proposal after the discretionary voting deadline, the Company’s proxy holders will be allowed to use their discretionary voting authority to vote against the stockholder proposal when and if the proposal is raised at our 2006 annual meeting

Delivery of this Proxy Statement

The Securities and Exchange Commission has adopted rules that permit companies and intermediaries (such as brokers) to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, known as “householding,” potentially means extra convenience for stockholders and cost savings for companies. We will promptly deliver, upon oral or written request, a separate copy of the proxy statement to any stockholder sharing an address to which only one copy was mailed. Requests for additional copies should be directed to Investor Relations at 10100 Old Columbia Road, Columbia, Maryland 21046, or by telephone at 410-312-5100.

Any stockholder who currently receives multiple copies of the proxy statement and annual report at his or her address and would like to request “householding” of communications should contact his or her broker or, if shares are registered in the stockholder’s name, our Investor Relations at the address or telephone number provided above.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information that we file with the SEC at the following location of the SEC:

Public Reference Room

450 Fifth Street, N.W.

Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Company’s public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov.

Incorporation by Reference

The SEC allows us to incorporate by reference information into this proxy statement. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference into this proxy statement is considered a part of this proxy statement.

We incorporate by reference into this proxy statement the documents listed below:

•                  Our Annual Report on Form 10-K for our fiscal year ended December 31, 2005.

•                  Our Current Reports on Form 8-K filed on February 7, 2006, February 8, 2006 and February 10, 2006.

In addition, we are also incorporating by reference additional documents that we may file with the SEC under the Securities Exchange Act of 1934, as amended, between the date of this proxy statement and the date of the special meeting of stockholders (excluding any current reports on Form 8-K to the extent disclosure is furnished and not filed). Those documents are considered to be a part of this proxy statement, effective as of the date they are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of reports, proxy statements or other information concerning us, without charge, by written or telephonic request directed to us at Duratek, Inc., 10100 Old Columbia Road, Columbia, Maryland 21046, Attention: Investor Relations. No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated [•], 2006. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders shall not create any implication to the contrary.

By Order of the Board of Directors,

Diane R. Brown

Corporate Secretary

[•], 2006

ANNEX A

AGREEMENT AND PLAN OF MERGER
Dated as of February 6, 2006
among
ENERGYSOLUTIONS, LLC,
DRAGON MERGER CORPORATION
and
DURATEK, INC.

A-i

A-ii

A-iii

DISCLOSURE SCHEDULES FOR AGREEMENT AND PLAN OF MERGER*

Company Disclosure Schedule
Section 3.1	Organization, Standing and Corporate Power
Section 3.2	Capitalization
Section 3.3	Authority, Noncontravention, Voting Requirements
Section 3.4	Governmental Approvals
Section 3.5	Company SEC Documents; Undisclosed Liabilities
Section 3.6	Absence of Certain Changes or Events
Section 3.7	Legal Proceedings
Section 3.8	Compliance With Laws; Permits
Section 3.10	Tax Matters
Section 3.11	Employee Benefits and Labor Matters
Section 3.12	Environmental Matters
Section 3.13	Contracts
Section 3.14	Real Property
Section 3.15	Intellectual Property
Section 3.16	Insurance
Section 3.17	Customers and Suppliers
Section 5.2	Conduct of Business
Parent Disclosure Schedule
Section 4.9	Environmental Matters
Section 4.10	NRC Qualification

*                 The Registrant has omitted certain schedules in accordance with Regulation S-K 601(b)(2). The Registrant will furnish the omitted schedules to the Commission upon request.

A-iv

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of February 6, 2006 (this “Agreement”), is among ENERGYSOLUTIONS, LLC, a Utah limited liability company (“Parent”), DRAGON MERGER CORPORATION, a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and DURATEK, INC., a Delaware corporation (the “Company”). Certain terms used in this Agreement are used as defined in Section 8.11.

WHEREAS, the respective Boards of Directors of the Company and Merger Sub have approved and declared advisable, and the Board of Directors of Parent has approved, this Agreement and the merger of Merger Sub with and into the Company (the “Merger”), on the terms and subject to the conditions provided for in this Agreement; and

WHEREAS, pursuant to the Merger, shares of the Company’s common stock, par value $0.01 per share (“Company Common Stock”), shall be, except as otherwise provided herein, converted into the right to receive the Merger Consideration (as defined below) in the manner  (and on the terms and subject to the conditions) set forth herein.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

The Merger

SECTION 1.1.   The Merger.   Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time (as defined below) Merger Sub shall be merged with and into the Company, and the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”).

SECTION 1.2.   Closing.   The closing of the Merger (the “Closing”) shall take place at 10:00 a.m. (New York City time) on a date to be specified by the parties (the “Closing Date”), which date shall be no later than the fifth business day after satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153, unless another time, date or place is agreed to in writing by the parties hereto.

SECTION 1.3.   Effective Time.   Subject to the provisions of this Agreement, as soon as practicable on the Closing Date the parties shall file with the Secretary of State of the State of Delaware a certificate of merger, executed in accordance with the relevant provisions of the DGCL (the “Certificate of Merger”) and, as soon as practicable on or after the Closing Date, shall make all other filings or recordings required under the DGCL in connection with the Merger. The Merger shall become effective upon the filing of the Certificate of Merger or at such later time as is agreed to by the parties hereto and specified in the Certificate of Merger (the time at which the Merger becomes effective is herein referred to as the “Effective Time”).

SECTION 1.4.   Effects of the Merger.   The Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

SECTION 1.5.   Certificate of Incorporation and By-laws of the Surviving Corporation.

(a)  At the Effective Time, the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended in the Merger to be in the form of the certificate of incorporation of Merger Sub (as in effect immediately prior to the Effective Time except that Article First shall be amended to read “The name of the Corporation is Duratek, Inc.”) and, as so amended, such certificate of incorporation shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.

(b)  At the Effective Time, the by-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.

SECTION 1.6.   Directors and Officers of the Surviving Corporation.

(a)  Each of the parties hereto shall take all necessary action to cause the directors of Merger Sub immediately prior to the Effective Time to be the directors of the Surviving Corporation immediately following the Effective Time, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

(b)  The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until their respective successors are duly appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

ARTICLE II

Effect of the Merger on the Capital Stock of the
Constituent Corporations; Exchange of Certificates; Company Stock Options

SECTION 2.1.   Effect on Capital Stock.   At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock (any such share, together with the associated rights to purchase any portion of a share of Series B Junior Participating Preferred Stock (the “Rights”) issued under the Rights Agreement, dated as of December 16, 2003 between the Company and Computershare Investor Services, LLC, as rights agent (the “Rights Agreement”), a “Share”) or any shares of capital stock of Merger Sub:

(a)   Capital Stock of Merger Sub.   Each issued and outstanding share of common stock of Merger Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation and, to the extent that there are any issued and outstanding shares of preferred stock of Merger Sub, each issued and outstanding share of preferred stock of Merger Sub shall be converted into and become one validly issued, fully paid and nonassessable share of preferred stock, par value $0.01 per share, of the Surviving Corporation (such preferred stock to have the voting powers, designations, preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions, as set forth in the certificate of incorporation of the Surviving Corporation).

(b)   Cancellation of Treasury Stock and Parent-Owned Stock.   Any shares of Company Common Stock that are owned by the Company as treasury stock, and any Shares owned by Parent or Merger Sub, shall be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(c)   Conversion of Company Common Stock.   Each issued and outstanding Share (other than Shares to be canceled in accordance with Section 2.1(b) and Dissenting Shares) shall be converted into the right to receive $22.00 in cash, without interest (the “Merger Consideration”). As of the Effective Time, all such Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such Shares (each, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be paid in consideration therefor upon surrender of such Certificate in accordance with Section 2.2(b), without interest.

(d)   Appraisal Rights.   Notwithstanding anything in this Agreement to the contrary, Shares that are issued and outstanding immediately prior to the Effective Time and which are held by a stockholder who did not vote in favor of the Merger (or consent thereto in writing) and who is entitled to demand and properly demands appraisal of such Shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (the “Dissenting Stockholders”), shall not be converted into or be exchangeable for the right to receive the Merger Consideration (the “Dissenting Shares”), but instead such holder shall be entitled to payment of the fair value of such Shares in accordance with the provisions of Section 262 of the DGCL (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL), unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost rights to appraisal under the DGCL. If any Dissenting Stockholder shall have failed to perfect or shall have effectively withdrawn or lost such right, such holder’s Shares shall thereupon be treated as if they had been converted into and become exchangeable for the right to receive, as of the Effective Time, the Merger Consideration for each such Share, in accordance with Section 2.1(c), without any interest thereon. The Company shall give Parent (i) prompt notice of any written demands for appraisal of any Shares, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to stockholders’ rights of appraisal, and (ii) to the extent permitted by applicable Law, the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent or unless and to the extent required to do so under applicable Law, make any payment with respect to, or settle, or offer or agree to settle, any such demand for payment or waive any failure by a stockholder to timely comply with the requirements of the DGCL to perfect or demand appraisal rights. Any portion of the Merger Consideration made available to the Paying Agent pursuant to Section 2.2 to pay for Shares for which appraisal rights have been perfected shall be returned to Parent upon demand.

SECTION 2.2.   Exchange of Certificates.

(a)   Paying Agent.   Prior to the Effective Time, Parent shall designate a bank or trust company to act as agent for the holders of Shares in connection with the Merger (the “Paying Agent”) to receive, for the benefit of holders of Shares, the aggregate Merger Consideration to which holders of Shares shall become entitled pursuant to Section 2.1(c). At or prior to the Effective Time, Parent shall deposit such aggregate Merger Consideration (the “Payment Fund”) in an account with the Paying Agent. The Payment Fund shall, pending its disbursement to such holders, be invested by the Paying Agent as directed by Parent. Any net profit resulting from, or interest or income produced by, the Payment Fund will be payable to Parent or as Parent otherwise directs. If for any reason (including losses) the cash in the Payment Fund shall be insufficient to fully satisfy all of the payment obligations in respect of the Merger Consideration to be made in cash by the Paying Agent hereunder, Parent shall promptly deposit cash into the Payment Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such cash payment obligations.

(b)   Payment Procedures.   Promptly after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a Certificate (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent, and which shall be in such form and shall have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions (and such other customary documents as may reasonably be required by the Paying Agent), the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration, without interest, for each Share formerly represented by such Certificate, and the Certificate so surrendered shall forthwith be canceled. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of payment that (x) the Certificate so surrendered shall be properly endorsed or shall otherwise be in proper form for transfer and (y) the Person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate surrendered or shall have established to the reasonable satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Article II, without interest.

(c)   Transfer Books; No Further Ownership Rights in Company Stock.   The Merger Consideration paid in respect of Shares upon the surrender for exchange of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares previously represented by such Certificates, and at the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Certificates that evidenced ownership of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided for herein or by applicable Law. Subject to the last sentence of Section 2.2(e), if, at any time after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

(d)   Lost, Stolen or Destroyed Certificates.   If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration to be paid in respect of the Shares formerly represented by such Certificate, as contemplated by this Article II.

(e)   Termination of Fund.   At any time following  one year after the Closing Date, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any portion of the Payment Fund (including any interest received with respect thereto) that had been made available to the Paying Agent and which has not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) as general creditors thereof with respect to the payment of any Merger Consideration that may be payable upon surrender of any Certificates held by such holders, as determined pursuant to this Agreement, without any interest thereon. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(f)   No Liability.   Notwithstanding any provision of this Agreement to the contrary, none of the parties hereto, the Surviving Corporation or the Paying Agent shall be liable to any Person for Merger

Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g)   Withholding Taxes.   Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to a holder of Shares pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”), or under any provision of state, local or foreign tax Law. To the extent amounts are so withheld and paid over to the appropriate taxing authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

SECTION 2.3.   Company Stock Options.   Prior to the Effective Time, the Company shall take all actions necessary to provide that each option outstanding immediately prior to the Effective Time (whether or not then vested or exercisable) that represents the right to acquire shares of Company Common Stock (each, an “Option”) shall be cancelled and terminated (without regard to the exercise price of the Options) as of the Effective Time, and that all Options (whether or not vested), other than Options with respect to which the holder thereof has elected to exercise as of immediately prior to the Effective Time, shall be converted at the Effective Time into the right to receive a cash amount from the Surviving Corporation equal to the Option Consideration for each share of Company Common Stock then subject to such Option. Except as otherwise provided below, the Option Consideration shall be paid as soon after the Closing Date as shall be practicable. Notwithstanding the foregoing, Parent and the Surviving Corporation shall be entitled to deduct and withhold from the Option Consideration otherwise payable such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. Parent shall at all times from and after the Effective Time cause the Surviving Corporation to have (and the Surviving Corporation shall maintain) sufficient liquid funds to satisfy the Surviving Corporation’s obligations to holders of Options pursuant to this Section 2.3. In addition, the Company shall take all actions necessary to ensure that the Company will not at the Effective Time be bound by any options, stock appreciation rights, warrants or other rights or agreements which would entitle any Person, other than Parent and its Subsidiaries, to own any capital stock of the Surviving Corporation or to receive any payment in respect thereof, other than the payment of the Option Consideration in accordance with this Section 2.3 with respect to Options unexercised as of immediately prior to the Effective Time. For purposes of this Agreement, “Option Consideration” means, with respect to any share of Company Common Stock issuable under a particular Option, an amount equal to the excess, if any, of (i) the Merger Consideration over (ii) the exercise price payable in respect of such share of Company Common Stock issuable under such Option.

SECTION 2.4.   Adjustments.   Notwithstanding any provision of this Article II to the contrary (but without in any way limiting the covenants in Section 5.2 hereof), if between the date of this Agreement and the Effective Time the outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class by reason of the occurrence or record date of any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction, the Merger Consideration and the Option Consideration shall be appropriately adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction.

ARTICLE III

Representations and Warranties of the Company

The Company represents and warrants to Parent and Merger Sub that, except as set forth (i) in the disclosure schedule (with specific reference to the Section or subsection of this Agreement to which the information stated in such disclosure relates; provided that (x) any fact or condition that is disclosed in any section of such disclosure schedule in such a way as to make its relevance to a representation or representations made elsewhere in this Agreement or information called for by another section of such disclosure schedule readily apparent shall be deemed to be an exception to such representation or representations or to be disclosed on such other section of such disclosure schedule notwithstanding the omission of a reference or cross reference thereto and (y) the mere inclusion of an item in such disclosure schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would have a Company Material Adverse Effect (as defined below)) delivered by the Company to Parent simultaneously with the execution of this Agreement (the “Company Disclosure Schedule”) or (ii) in the Filed Company SEC Documents (as defined below) filed since January 1, 2004 and prior to February 3, 2006 and publicly available on the SEC’s EDGAR system (other than (A) any risk factor disclosure, including disclosures contained in the “Disclosure Regarding Forward Looking Statements” and “Risk Factors” sections of such Company SEC Documents and (B) any documents filed as exhibits to such Filed Company SEC Documents to the extent that the information is only set forth in such exhibits); provided however that the foregoing exception in clause (ii) shall not apply to the representations and warranties contained in Sections 3.1, 3.2, 3.3, 3.4, 3.7, 3.18, 3.19 and 3.20.

SECTION 3.1.   Organization, Standing and Corporate Power.

(a)  Each of the Company and its Subsidiaries is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated and has all requisite power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted and as currently proposed by its management to be conducted.

(b)  Each of the Company and its Subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect (as defined below) on the Company (a “Company Material Adverse Effect”). For purposes of this Agreement, “Material Adverse Effect” shall mean, with respect to any party, any effect on, or change, event, occurrence or state of facts that (i) is material and adverse to the business, properties, assets, liabilities (contingent or otherwise), results of operations or financial condition of such party and its Subsidiaries taken as a whole, or (ii) prevents such party from performing its obligations under this Agreement or from consummating the Transactions; provided, however, that none of the following will be taken into account in determining whether there has been a Material Adverse Effect for any purpose under this Agreement: (w) conditions affecting any of the industries in which such party operates generally (provided that any such condition does not disproportionately affect such party or its Subsidiaries), (x) conditions affecting the economy or capital markets (provided that any such condition does not disproportionately affect such party or its Subsidiaries), (y) any failure, in and of itself, by the party to meet any internal or published projections, forecasts or revenue or earnings predictions or projections (it being understood that the facts or circumstances giving rise to or contributing to such failure may be taken into account in determining whether there has been a Material Adverse Effect), or (z) other than with respect to Section 6.1(e), or Section 6.2(a) as it applies to Sections 3.3(c), 3.4, or 3.12(b)(iii), any effect, change, event, occurrence or state of facts resulting from, or attributable to, the announcement or consummation of the Merger.

(c)  Section 3.1(b) of the Company Disclosure Schedule lists all Subsidiaries of the Company together with the jurisdiction of organization of each such Subsidiary. All the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company have been duly authorized and validly issued and are fully paid and nonassessable and are owned directly or indirectly by the Company free and clear of all liens, pledges, charges, mortgages, encumbrances, adverse rights or claims and security interests of any kind or nature whatsoever (including any restriction on the right to vote or transfer the same, except for such transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), and the “blue sky” laws of the various States of the United States) (collectively, “Liens”). Except as set forth in Section 3.1(b) of the Company Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock, voting securities or equity interests in any Person.

(d)  The Company has delivered to Parent correct and complete copies of its certificate of incorporation and by-laws (the “Company Charter Documents”) and correct and complete copies of the certificates of incorporation and by-laws (or comparable organizational documents) of each of its Subsidiaries (the “Subsidiary Documents”), in each case as amended to the date of this Agreement. All such Company Charter Documents and Subsidiary Documents are in full force and effect and neither the Company nor any of its Subsidiaries is in violation of any of their respective provisions.

SECTION 3.2.   Capitalization.

(a)  The authorized capital stock of the Company consists of (i) 35,000,000 shares of Company Common Stock, and (ii) 5,000,000 shares of preferred stock, par value $0.01 per share, of which 160,000 are designated shares of Cumulative Convertible Redeemable Preferred Stock and 100,000 are designated shares of Series B Junior Participating Preferred Stock (the stock referred to in clause (ii), “Company Preferred Stock”). At the close of business on February 2, 2006, (i) 14,860,728 shares of Company Common Stock were issued and outstanding (excluding shares of Company Common Stock were held by the Company in its treasury), (ii) 1,612,376 shares of Company Common Stock were held by the Company in its treasury, (iii) 5,582,671 shares of Company Common Stock were reserved for issuance under the Company Stock Plans (of which 1,425,728 shares of Company Common Stock were subject to outstanding Options granted under the Company Stock Plans), and (iv) no shares of Company Preferred Stock were issued or outstanding. All outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Included in Section 3.2(a) of the Company Disclosure Schedule is a correct and complete list, as of February 2, 2006, of all outstanding options or other rights to purchase or receive shares of Company Common Stock granted under the Company Stock Plans or otherwise, and, for each such option or other right, the number of shares of Company Common Stock subject thereto, the terms of vesting, the grant and expiration dates and exercise price thereof and the name of the holder thereof. Since December 31, 2004, the Company has not issued any shares of its capital stock, voting securities or equity interests, or any securities convertible into or exchangeable or exercisable for any shares of its capital stock, voting securities or equity interests, other than pursuant to the outstanding options referred to above in this Section 3.2(a). Except (A) as set forth above in this Section 3.2(a) or (B) as otherwise expressly permitted by Section 5.2 hereof, as of the date of this Agreement there are not, and as of the Effective Time there will not be, any shares of capital stock, voting securities or equity interests of the Company issued and outstanding or any subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance of any shares of capital stock, voting securities or equity interests of the Company, including any representing the right to purchase or otherwise receive any Company Common Stock. For purposes of this Agreement, “Company Stock Plans” shall mean the following plans of the Company:  1984 Duratek Corporation Stock Option Plan, as amended; 1999 GTS Duratek, Inc. Stock Option and Incentive Plan, as amended; GTS Duratek, Inc. 1996 Employee Stock Award Plan; and Duratek, Inc. Employee Stock Purchase Plan.

(b)  None of the Company or any of its Subsidiaries has issued or is bound by any outstanding subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance or disposition of any shares of capital stock, voting securities or equity interests of any Subsidiary of the Company. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock, voting securities or equity interests (or any options, warrants or other rights to acquire any shares of capital stock, voting securities or equity interests) of the Company or any of its Subsidiaries.

SECTION 3.3.   Authority; Noncontravention; Voting Requirements.

(a)  The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to obtaining the Company Stockholder Approval, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the Transactions, have been duly authorized and approved by its Board of Directors, and except for obtaining the Company Stockholder Approval for the adoption of this Agreement, no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation by it of the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”).

(b)  The Company’s Board of Directors, at a meeting duly called and held, has unanimously (i) approved and declared advisable this Agreement and the Transactions, including the Merger, and (ii) resolved to recommend that stockholders of the Company adopt this Agreement.

(c)  Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the Transactions, nor compliance by the Company with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the Company Charter Documents or any of the Subsidiary Documents or (ii) assuming that the authorizations, consents and approvals referred to in Section 3.4 (including Section 3.4 of the Company Disclosure Schedule) and the Company Stockholder Approval are obtained, the filings referred to in Section 3.4 (including Section 3.4 of the Company Disclosure Schedule) are made and any waiting periods under such filings have been terminated or expired, (x) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, license, lease, contract or other agreement, instrument or obligation (each, a “Contract”) or Permit, to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected except, in the case of clauses (x) and (y), for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens that, individually or in the aggregate, are not, or would not reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole.

(d)  The affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Company Common Stock at the Company Stockholders Meeting or any adjournment or postponement thereof in favor of the adoption of this Agreement (the “Company Stockholder Approval”) is the only vote or approval of the holders of any class or series of capital stock of the Company or any of its Subsidiaries which is necessary to adopt this Agreement and approve the Transactions.

SECTION 3.4.   Governmental Approvals.   Except for (i) the filing with the Securities and Exchange Commission (“SEC”) of a proxy statement relating to the Company Stockholders Meeting (as amended or supplemented from time to time, the “Proxy Statement”), and other filings required under, and compliance with other applicable requirements of, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), and the rules of The Nasdaq Stock Market, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, any other filings or recordings required under the DGCL in connection with the Merger and appropriate documents to be filed with the relevant authorities of other states in which the Company is qualified to do business, (iii) filings required under, and compliance with other applicable requirements of, the HSR Act, and (iv) the filings, approvals and consents set forth on Section 3.4 of the Company Disclosure Schedule, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not be or would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, or would not, or would not reasonably be expected to, impair in any material respect the ability of the Company to operate its business or perform its obligations hereunder, or prevent or materially impede, interfere with, hinder or delay the consummation of the Transactions.

SECTION 3.5.   Company SEC Documents; Undisclosed Liabilities.

(a)  The Company has filed all reports, schedules, forms, prospectuses, and registration, proxy and other statements required to be filed by it with the SEC since January 1, 2003 (collectively, and together with all documents filed on a voluntary basis on Form 8-K, and in each case including exhibits and schedules thereto and documents incorporated by reference therein, the “Company SEC Documents”). None of the Company’s Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act. As of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Company SEC Documents), the Company SEC Documents complied in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act, as the case may be, applicable to such Company SEC Documents. None of the Company SEC Documents contained, when filed or, if amended prior to the date hereof, as of the date of such amendment, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)  The consolidated financial statements of the Company included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC, including Regulation S-X) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to the absence of footnotes and to normal and recurring year-end audit adjustments, in each case to the extent permitted by Regulation S-X).

(c)  Since the enactment of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), the Company has been and is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder and (ii) the applicable listing and corporate governance rules and regulations of the  Nasdaq Stock Market. The Company has designed disclosure controls and procedures to ensure that material information relating to the Company, including its Subsidiaries, is made known to the Chief Executive Officer and the Chief Financial Officer of the Company by others within those entities. The Company has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s auditors and the audit committee of the Company’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud or allegation of fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. As of the date hereof, to the Knowledge of the Company, the Company has not received any complaints since December 31, 2004 regarding accounting, internal accounting controls or auditing matters, including any such complaint regarding questionable accounting or auditing matters. To the Knowledge of the Company, the Company has not identified any material weaknesses in the design or operation of internal controls over financial reporting. To the Knowledge of the Company, there is no reason to believe that its auditors and its Chief Executive Officer and Chief Financial Officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act when due. There are no outstanding loans made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.

(d)  Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise, whether known or unknown) whether or not required, if known, to be reflected or reserved against on a consolidated balance sheet of the Company prepared in accordance with GAAP or the notes thereto, except liabilities (i) as and to the extent reflected or reserved against on the unaudited balance sheet of the Company and its Subsidiaries as of September 30, 2005 (the “Balance Sheet Date”) (including the notes thereto) included in the Company SEC Documents filed by the Company and publicly available prior to the date of this Agreement (the “Filed Company SEC Documents”), (ii) incurred after the Balance Sheet Date in the ordinary course of business, or (iii) that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect (excluding from the definition of Material Adverse Effect, for the purposes of this clause (iii) only, any matter specified in clause (w) of the definition of Material Adverse Effect occurring on or prior to the date hereof).

SECTION 3.6.   Absence of Certain Changes or Events.   Since the Balance Sheet Date there have not been any events, changes, occurrences or state of facts that, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect (excluding from the definition of Material Adverse Effect, for the purposes of this sentence only, any matter specified in clause (w) of the definition of Material Adverse Effect occurring on or prior to the date hereof). Except as disclosed in the Filed Company SEC Documents, since the Balance Sheet Date (a) the Company and its Subsidiaries have operated their respective businesses in all material respects in the ordinary course of business consistent with past practice and (b) neither the Company nor any of its Subsidiaries has taken prior to the date hereof (or will take after the date hereof without the consent of Parent) any action described in Sections 5.2(b), (d), (f) or (g) hereof that if taken after the date hereof and prior to the Effective Time without the prior written consent of Parent would violate such provision. Without limiting the foregoing, except as disclosed in the Filed Company SEC Documents, since the Balance Sheet Date there has not occurred any damage, destruction or loss (whether or not covered by insurance) of any material asset of the Company or any of its Subsidiaries which materially affects the use thereof.

SECTION 3.7.   Legal Proceedings.   There is no pending or, to the Knowledge of the Company, threatened, material legal, administrative, arbitral or other proceeding, claim, suit or action against, or governmental or regulatory investigation of, the Company or any of its Subsidiaries, nor is there any injunction, order, judgment, ruling or decree imposed (or, to the Knowledge of the Company, threatened to be imposed) upon the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries, by or before any Governmental Authority. Neither the Company nor any of its Subsidiaries is subject to any settlement agreement or stipulation.

SECTION 3.8.   Compliance With Laws; Permits.

(a)  The Company and its Subsidiaries are (and since January 1, 2003 have been) in compliance in all material respects with all laws (including common law), statutes, ordinances, codes, rules, regulations, decrees and orders of Governmental Authorities (collectively, “Laws”), and the listing and corporate governance requirements of The Nasdaq Stock Market, applicable to the Company or any of its Subsidiaries, any of their properties or other assets or any of their businesses or operations.

(b)  The Company and each of its Subsidiaries hold all material licenses, franchises, permits, certificates, approvals, variances, registrations, permissions and authorizations from Governmental Authorities, or required by Governmental Authorities to be obtained, in each case necessary for the lawful conduct of their respective businesses as currently conducted (without regard to the Merger) (collectively, “Permits”), which Permits are listed on Section 3.8 of the Company Disclosure Schedule.

(c)  The Company and its Subsidiaries are (and since January 1, 2003 have been) in compliance in all material respects with the terms of all Permits. Since January 1, 2003, neither the Company nor any of its Subsidiaries has received written notice to the effect that a Governmental Authority (i) claimed or alleged that the Company or any of its Subsidiaries was not in compliance with all Laws applicable to the Company or any of its Subsidiaries, any of their properties or other assets or any of their businesses or operations or (ii) was considering the amendment, termination, revocation or cancellation of any Permit. The consummation of the Merger, in and of itself, will not cause the revocation or cancellation of any Permit.

SECTION 3.9.   Information in Proxy Statement.   The Proxy Statement and any other document filed with the SEC by the Company in connection with the Merger (or any amendment thereof or supplement thereto), at the date first mailed to the stockholders of the Company, at the time of the Company Stockholders Meeting and at the time filed with the SEC, as the case may be, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that no representation is made by the Company with respect to statements made therein based on information supplied in writing by Parent or Merger Sub specifically for inclusion in such documents. The Proxy Statement and such other documents filed with the SEC by the Company will comply in all material respects with the provisions of the Exchange Act.

SECTION 3.10.   Tax Matters.

(a)  Each of the Company and its Subsidiaries has timely filed, or has caused to be timely filed on its behalf (taking into account any extension of time within which to file), all Tax Returns which, if properly prepared, would reflect more than an immaterial amount of Taxes required to be filed by the Company or its Subsidiaries, and all such filed Tax Returns are correct and complete in all material respects. The Company and each of its Subsidiaries has timely paid (or has had paid on its behalf) all material Taxes due and owing (whether or not shown on any return) and has established an adequate reserve, in accordance with GAAP, for payment of all material Taxes not yet due and owing.

(b)  No deficiency with respect to Taxes has been proposed, asserted or assessed against the Company or any of its Subsidiaries.

(c)  The Company and its Subsidiaries have disclosed on their respective Tax Returns all positions taken therein that could otherwise give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code.

(d)  The Company and each of its Subsidiaries have withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(e)  Neither the Company nor any of its Subsidiaries has been subject to a written claim by a taxing authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(f)   Neither the Company nor any of its Subsidiaries has, at any time subsequent to December 31, 2003, constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code.

(g)  No audit or other administrative or court proceedings are pending with any Governmental Authority with respect to Taxes of the Company or any of its Subsidiaries and no written notice thereof has been received.

(h)  Neither the Company nor any of its Subsidiaries is a party to any contract, agreement, plan or other arrangement that, individually or collectively, could give rise to the payment of any amount which would not be deductible by reason of Section 280G of the Code or would be subject to withholding under Section 4999 of the Code.

(i)   The Company has made available to Parent correct and complete copies of (i) all income and franchise Tax Returns of the Company and its Subsidiaries for the preceding three taxable years and (ii) any audit report issued within the last three years (or otherwise with respect to any audit or proceeding in progress) relating to income and franchise Taxes of the Company or any of its Subsidiaries.

(j)   As of the Closing, neither the Company nor any of its Subsidiaries will be a party to any tax allocation, tax sharing, tax indemnity or similar agreement with respect to Taxes.

(k)  There are no liens for material Taxes (other than Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the Company’s financial statements in accordance with GAAP) upon any of the assets of the Company or any of its Subsidiaries.

(l)   Neither the Company nor any of its Subsidiaries has ever been a member of an “affiliated group” (as defined in Section 1504(a) of the Code) except for any group of which the Company was the common parent corporation.

(m) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any deduction in calculating, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:  (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) ”closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) executed on or prior to the Closing Date; or (iii) installment sale or open transaction disposition made on or prior to the Closing Date.

(n)  Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of any Taxes or agreed to any extension of time with respect to an assessment or deficiency for Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business).

(o)  Neither the Company nor any of its Subsidiaries is required to make any disclosure to the Internal Revenue Service (“IRS”) with respect to a “listed transaction” pursuant to Section 1.6011-4(b)(2) of the Treasury Regulations promulgated under the Code.

(p)  All arrangements that would be considered “deferred compensation” and that are subject to the requirements of Section 409A of the Code have been operated in good faith compliance with Section 409A of the Code.

(q)  The Company has not been a “United States real property holding corporation” within the meaning of Section 897 of the Code during the five-year period ending on the Closing Date.

(r)   For purposes of this Agreement: (x) ”Taxes” shall mean (A) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, premium, property, windfall profits and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, (B) all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority in connection with any item described in clause (A), and (C) any transferee liability in respect of any items described in clauses (A) and/or (B) payable by reason of contract, assumption, transferee liability, operation of Law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision under Law) or otherwise, and (y) ”Tax Returns” shall mean any return, report, claim for refund, estimate, information return or statement or other similar document relating to or required to be filed with any Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

SECTION 3.11.   Employee Benefits and Labor Matters.

(a)  Section 3.11(a) of the Company Disclosure Schedule sets forth a correct and complete list of:  (i) all “employee benefit plans” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and (ii) all other employee benefit plans, policies, agreements or arrangements, payroll practices, including employment, individual consulting or other compensation agreements, or bonus or other incentive compensation, stock purchase, equity or equity-based compensation, deferred compensation, change in control, retention, termination, severance, sick leave, vacation, loans, salary continuation, health or life insurance and educational assistance plan, policies, agreements or arrangements with respect to which the Company or any of its Subsidiaries has any obligation or liability, contingent or otherwise (collectively, the “Company Plans”). No Company Plan is subject to Title IV of ERISA or is a “multiemployer plan”, as defined in Section 3(37) of ERISA (a “Multiemployer Plan”), or is or has been subject to Sections 4063 or 4064 of ERISA.

(b)  Correct and complete copies of the following documents with respect to each of the Company Plans have been delivered to Parent by the Company to the extent applicable:  (i) any plans and related trust documents, insurance contracts or other funding arrangements, and all amendments thereto; (ii) the most recent Forms 5500 and all schedules thereto, (iii) the most recent actuarial report, if any; (iv) the most recent IRS determination letter; (v) the most recent summary plan descriptions; and (vi) written summaries of all non-written Company Plans.

(c)  The Company Plans have been maintained, in all material respects, in accordance with their terms and with all applicable provisions of ERISA, the Code and other Laws.

(d)  The Company Plans intended to qualify under Section 401 of the Code have received a determination from the IRS that they are so qualified, and any trusts intended to be exempt from federal income taxation under the Code are so exempt. Nothing has occurred with respect to the operation of the Company Plans that could reasonably be expected to cause the loss of such qualification or exemption, or the imposition of any liability, penalty or tax under ERISA or the Code, except as would not be, or would not reasonably be expected to be, material to the Company or its Subsidiaries, taken as a whole.

(e)  All material contributions required to have been made under any of the Company Plans have been timely made.

(f)   There are no pending actions, claims or lawsuits arising from or relating to the Company Plans or the assets thereof (other than routine benefit claims), nor does the Company have any Knowledge of facts that could reasonably be expected to form the basis for any such claim or lawsuit that would be, or would reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole.

(g)  None of the Company Plans provide for post-employment life insurance or health insurance coverage or benefits for any participant or any beneficiary of a participant, except as may be required under Part 6 of the Subtitle B of Title I of ERISA (or similar state or local law) and at the expense of the participant or the participant’s beneficiary.

(h)  Neither the execution and delivery of this Agreement nor the consummation of the Transactions will (i) result in any payment becoming due to any employee of the Company or any of its Subsidiaries, (ii) increase any benefits otherwise payable under any Company Plan, (iii) result in the acceleration of the time of payment or vesting of any rights with respect to benefits under any such plan, or (iv) require any contributions or payments to fund any obligations under any Company Plan.

(i)   None of the employees of the Company or its Subsidiaries is represented in his or her capacity as an employee of the Company or any of its Subsidiaries by any labor organization. Neither the Company nor any of its Subsidiaries has recognized any labor organization, nor has any labor organization been elected as the collective bargaining agent of any employees, nor has the Company or any of its Subsidiaries entered into any collective bargaining agreement or union contract recognizing any labor organization as the bargaining agent of any employees. There is no union organization activity involving any of the employees of the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened, nor has there ever been union representation involving any of the employees of the Company or any of its Subsidiaries. There is no picketing pending or, to the Knowledge of the Company, threatened, and there are no strikes, slowdowns, work stoppages, other job actions, lockouts, arbitrations, grievances or other labor disputes involving any of the employees of the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened. There are no complaints, charges or claims against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened that could be brought or filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment or failure to employ by the Company or any of its Subsidiaries, of any individual. The Company and its Subsidiaries are in compliance with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, the Worker Adjustment and Retraining Notification Act and any similar state or local “mass layoff” or “plant closing” law (“WARN”), collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or social security taxes and any similar tax, except for immaterial non-compliance. There has been no “mass layoff” or “plant closing” (as defined by WARN) with respect to the Company or any of its Subsidiaries since December 31, 2004.

SECTION 3.12.   Environmental Matters.

(a)  Except as disclosed on Section 3.12(a) of the Company Disclosure Schedule or as have not resulted or would not reasonably be expected to result in the Company or any of its Subsidiaries incurring Environmental Costs and Liabilities of a criminal nature or individually in excess of $100,000 or in the aggregate in excess of $1,000,000:

(i)           The operations of the Company and its Subsidiaries are and have been in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining, and timely applying for renewal and revision of and complying with required Environmental Permits.

(ii)          None of the Company or any of its Subsidiaries has entered into or assumed by contract or otherwise, and no property owned, leased or operated by any of them is subject to, any order, settlement, judgment, injunction or decree imposing liability or any obligation pursuant to Environmental Laws and that remains outstanding.

(iii)         There is no action, claim, suit, proceeding, or, to the Knowledge of the Company, investigation relating to or arising under Environmental Laws that is pending or, to the Knowledge of the Company, threatened against the Company, any of its Subsidiaries or any real property currently or, to the Knowledge of the Company, formerly owned, leased or operated by the Company or any of its Subsidiaries.

(iv)        No facts, circumstances or conditions exist with respect to the Company or any of its Subsidiaries or any predecessors thereof, including Releases of or exposure of any Person to Hazardous Materials and the condition of any real property owned, leased or operated by the Company or any of its Subsidiaries or any property to or at which the Company or any of its Subsidiaries transported or arranged for the disposal of Hazardous Materials which would reasonably be expected to result in the Company or any of its Subsidiaries incurring Environmental Costs and Liabilities not otherwise covered by pre-funded financial assurance instruments.

(b)  Except as disclosed on Section 3.12(b) of the Company Disclosure Schedule:

(i)           There are no actions or proceedings pending or, to the Knowledge of the Company, threatened to revoke any Environmental Permit required for the current use or operation of the business of, or any property owned, operated or leased by or for, the Company or any of its Subsidiaries.

(ii)          No Environmental Lien has been placed upon or, to the Knowledge of the Company, is threatened to be placed upon any property owned by the Company or any of its Subsidiaries.

(iii)         No approval from any Governmental Authority is required under Environmental Laws as a result of the Transactions, which must be obtained in advance of the Closing and which is necessary for the operation of the business after Closing.

(iv)        The Company has made available to Parent or its advisors copies of all material environmental, health and safety assessments, audits, inspections, reports or other material documentation relating to compliance by the Company or any of its Subsidiaries with, or potential liability of the Company or any of its Subsidiaries under, Environmental Laws.

(c)  None of the items disclosed on Section 3.12(a) or 3.12(b) of the Company Disclosure Schedule would reasonably be expected to result, individually or in the aggregate, in a Company Material Adverse Effect.

(d)  The Company currently maintains all funds required by applicable Environmental Laws to secure the Company’s obligations for closure and post-closure care of the sites where the Company and its Subsidiaries have operations at Barnwell, South Carolina, Kingston, Tennessee, Memphis, Tennessee and Oak Ridge, Tennessee, and such funds would reasonably be expected to fully fund all of the Company’s and its Subsidiaries’ current decommissioning liabilities. Section 3.12(d) of the Company Disclosure Schedule sets forth a list of the current instruments used to secure such obligations.

(e)  Notwithstanding any other provision of this Agreement, except for Sections 3.5 and 3.8(b) of this Agreement, this Section 3.12 sets forth the Company’s sole and exclusive representations and warranties with respect to Environmental Laws or Hazardous Materials.

(f)   For purposes of this Agreement:

“Environmental Costs and Liabilities” means any and all losses, liabilities, obligations, damages, fines, penalties, judgments, actions, claims, costs and expenses (including fees, disbursements and expenses of legal counsel, experts, engineers and consultants and the costs of investigation and feasibility studies) under or pursuant to Environmental Law including as a result of (i) a violation of any Environmental Law or order of a Governmental Authority, (ii) a Remedial Action, (iii) a Release or threatened Release of Hazardous Materials to the environment, or (iv) any environmental health or safety condition.

“Environmental Law” means, with respect to any Person, any federal, state or local law (including common law) statute, code, ordinance, rule, regulation, order or other requirement in effect as of or prior to the Closing relating to the environment, natural resources, public or employee health and safety applicable to the operation and conduct of such Person’s or its Subsidiaries’ business as currently conducted (without regard to the Merger) and includes, but is not limited to, the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act (“RCRA”), the Atomic Energy Act (the “AEA”), the Energy Reorganization Act, the Uranium Mill Tailings Radiation Control Act, the Hazardous Waste Transportation Act, the Energy Policy Act, the Low-level Radioactive Waste Policy Act, the Nuclear Waste Policy Act, the Clean Water Act, the Clean Air Act, the Toxic Substances Control Act, the Federal Insecticide, Fungicide, and Rodenticide Act, the Oil Pollution Act of 1990, and the Occupational Safety and Health Act, as such laws have been amended or supplemented as of or prior to the Closing, and the regulations promulgated pursuant thereto, and all analogous state or local statutes, and including public environmental transfer of ownership, notification or approval statutes, each as in effect as of or prior to the Closing.

“Environmental Lien” means any Lien in favor of any Governmental Authority arising under Environmental Laws.

“Environmental Permit” means any permit, approval, authorization, license, variance, registration or permission required under any applicable Environmental Law.

“Hazardous Material” means any substance, material or waste which is regulated by any Governmental Authority under any provision of Environmental Law, including any material, substance or waste which is defined as a “radioactive waste,” “hazardous waste,” “mixed waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “contaminant,”  “pollutant,” “toxic waste,” “toxic substance” or words of similar meaning or regulatory effect.

“Release” means any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching, or migration on or into the indoor or outdoor environment, including soils, surface water, groundwater or the ambient air.

“Remedial Action” means, with respect to any Person, all actions, including, without limitation, any capital expenditures undertaken to (i) clean up, remove, treat, or in any other way address any Hazardous Material; (ii) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Material so it does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care; or (iv) bring facilities on any property owned, operated or leased by or for such Person or any of its Subsidiaries and the facilities located and operations conducted thereon into compliance with Environmental Laws.

SECTION 3.13.   Contracts.

(a)  Set forth in Section 3.13(a) of the Company Disclosure Schedule is a list of (i) each Contract that would be required to be filed as an exhibit to a Registration Statement on Form S-1 under the Securities Act or an Annual Report on Form 10-K under the Exchange Act if such registration statement or report was filed by the Company with the SEC on the date hereof, and (ii) each of the following to which the Company or any of its Subsidiaries is a party:  (A) any Contract that purports to limit, curtail or restrict the ability of the Company or any of its existing or future Subsidiaries or Affiliates to compete in any geographic area or line of business or restrict the Persons to whom the Company or any of its existing or future Subsidiaries or Affiliates may sell products or deliver services , (B) any partnership, joint venture agreement, licensing agreement or Contract with respect to a marketing alliance, (C) any Contract for the acquisition, sale or lease of properties or assets (by merger, purchase or sale of stock or assets or otherwise) entered into since January 1, 2003 and with respect to which the value of the applicable property or assets exceeded $1,000,000, (D) any Contract with any Governmental Authority that involves total payments by or to the Company or any of its Subsidiaries in excess of $3,000,000, (E) any Contract with any director or officer of the Company or any of its Subsidiaries or any Affiliate of the Company, (F) any loan or credit agreement, mortgage, indenture, note or other Contract or instrument evidencing indebtedness for borrowed money by the Company or any of its Subsidiaries or any Contract or instrument pursuant to which indebtedness for borrowed money may be incurred or is guaranteed by the Company or any of its Subsidiaries, and including any Contract regarding any bonding facility or financial assurance program, (G) any financial derivatives master agreement or confirmation, or futures account opening agreement and/or brokerage statement, evidencing financial hedging or similar trading activities, (H) any voting agreement or registration rights agreement, (I) any mortgage, pledge, security agreement, deed of trust or other Contract granting a Lien on any material property or assets of the Company or any of its Subsidiaries, (J) any customer, client or supply Contract that involves total consideration in excess of $3,000,000, (K) any collective bargaining agreement, (L) any “standstill” or similar agreement, (M) to the extent material to the business or financial condition of the Company and its Subsidiaries, taken as a whole, (1) any lease or rental Contract, (2) any product design or development Contract, (3) any consulting Contract, (4) any indemnification Contract (excluding any Contract that would otherwise be required to be listed under items (D) or (J) of this clause (ii) but for the fact that such Contract does not meet any dollar threshold contained in such items required for disclosure thereunder), (5) any exclusive license or exclusive royalty Contract relating to Intellectual Property Rights or any other material Contract relating to Intellectual Property Rights, (6) any merchandising, sales representative or distribution Contract or (7) any Contract granting a right of first refusal or first negotiation, and (N) any commitment or agreement to enter into any of the foregoing (the Contracts and other documents required to be listed on Section 3.13(a) of the Company Disclosure Schedule, are hereinafter each referred to as a “Material Contract”). The Company has heretofore made available to Parent or its advisors correct and complete copies of each Material Contract in existence as of the date hereof, together with any and all amendments and supplements thereto and material “side letters” and similar documentation relating thereto.

(b)  Each of the Material Contracts is valid, binding and in full force and effect and is enforceable in accordance with its terms by the Company and its Subsidiaries party thereto, subject to the Bankruptcy and Equity Exception. Except as separately identified in Section 3.13(b) of the Company Disclosure Schedule, no approval, consent or waiver of any Person is needed in order that any Material Contract continue in full force and effect following the consummation of the Transactions. Neither the Company nor any of its Subsidiaries is in default under any Material Contract or other Contract to which the Company or any of its Subsidiaries is a party (collectively, the “Company Contracts”), nor does any condition exist that, with notice or lapse of time or both, would constitute a default thereunder by the Company and its Subsidiaries party thereto, except for such defaults as, individually or in the aggregate, are not and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. To the Knowledge of the Company, no other party to any Company Contract is in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a default by any such other party thereunder, except for such defaults as, individually or in the aggregate, are not and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries has received any notice of termination or cancellation under any Material Contract.

SECTION 3.14.   Title to Properties.

(a)  Section 3.14 of the Company Disclosure Schedule contains a true and complete list of all real property owned by the Company or any of its Subsidiaries (collectively, the “Owned Real Property”) and for each parcel of Owned Real Property, contains a correct street address of such Owned Real Property.

(b)  Section 3.14(b) of the Company Disclosure Schedule contains a true and complete list of all real property leased, subleased, licensed or otherwise occupied (whether as tenant, subtenant or pursuant to other occupancy arrangements) by the Company or any of its Subsidiaries (collectively, including the improvements thereon, the “Leased Real Property”), and for each Leased Real Property, identifies the street address of such Leased Real Property. True and complete copies of all agreements under which the Company or any Subsidiary thereof is the landlord, sublandlord, tenant, subtenant, or occupant (each a “Real Property Lease”) that have not been terminated or expired as of the date hereof have been made available to Parent.

(c)  The Company or one of its Subsidiaries has good and valid title to all Owned Real Property, free and clear of all Liens except (x) statutory liens securing payments not yet due, (y) security interests, mortgages and pledges that are disclosed in the Filed Company SEC Documents that secure indebtedness that is reflected in the most recent consolidated financial statements of the Company included in the Filed Company SEC Documents and (z) such other imperfections or irregularities of title or other Liens that, individually or in the aggregate, do not and would not reasonably be expected to materially affect the use of the properties or assets subject thereto or otherwise materially impair business operations as presently conducted or as currently proposed by the Company’s management to be conducted (the Liens described in clauses (x) and (z) above are collectively referred to as “Permitted Liens”).

(d)  The Company or one of its Subsidiaries is the lessee or sublessee of all Leased Real Property. Each of the Company and its Subsidiaries enjoys peaceful and undisturbed possession under all Real Property Leases.

SECTION 3.15.   Intellectual Property.

(a)  For purposes of this Agreement:

(i) ”Company Intellectual Property” means all Intellectual Property Rights used in or necessary for the conduct of the business of the Company or any of its Subsidiaries, or owned or held for use by the Company or any of its Subsidiaries.

(ii) ”Company Owned Intellectual Property” means all Company Intellectual Property that is owned by the Company or any of its Subsidiaries.

(iii) ”Company Technology” means all Technology used in or necessary for the conduct of the business of the Company or any of its Subsidiaries, or owned or held for use by the Company or any of its Subsidiaries.

(iv) ”Intellectual Property Rights” shall mean all of the rights arising from or in respect of the following, whether protected, created or arising under the Laws of the United States or any foreign jurisdiction: (A) patents, patent applications, any reissues, reexaminations, divisionals, provisionals, substitutions, renewals, continuations, continuations-in-part and extensions thereof (collectively, “Patents”); (B) registered or unregistered trademarks, service marks, trade dress rights, trade names, Internet domain names, identifying symbols, logos, emblems, signs or insignia, and including all goodwill associated with the foregoing (collectively, “Marks”); (C) copyrights, whether registered or unregistered (including copyrights in computer software programs), mask work rights, works of authorship and moral rights, and all registrations, applications and renewals therefor (collectively, “Copyrights”); (D) confidential and proprietary information, or non-public processes, designs, specifications, technology, know-how, techniques, formulas, invention disclosures, inventions (whether or not patentable and whether or not reduced to practice), concepts, trade secrets, discoveries, ideas, research and development, compositions, manufacturing and production processes, technical data and information, customer lists, supplier lists, pricing and cost information, and business and marketing plans and proposals, in each case excluding any rights in respect of any of the foregoing that comprise or are protected by Patents (collectively, “Trade Secrets”); and (E) all applications, registrations and permits related to any of the foregoing clauses (A) through (D).

(v) ”Software” means computer programs, including any and all software implementations of algorithms, models and methodologies whether in source code, object code or other form, databases and compilations, including any and all data and collections of data, descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing and all documentation, including user manuals and training materials, related to any of the foregoing.

(vi) ”Technology” means, collectively, all designs, formulas, algorithms, procedures, techniques, ideas, know-how, Software, Internet websites and web content, tools, inventions (whether patentable or unpatentable and whether or not reduced to practice), invention disclosures, developments, improvements, other similar materials and all recordings, graphs, drawings, reports, analyses, other writings and any other embodiment of the above, in any form or media, whether or not specifically listed herein, and all related technology, documentation and other materials used in, incorporated in, embodied in or displayed by any of the foregoing, or used or useful in the design, development, reproduction, maintenance or modification of any of the foregoing.

(b)  Section 3.15(b) of the Company Disclosure Schedule sets forth an accurate and complete list of all issued Patents and pending Patent applications, registered Marks, pending applications for registrations of any Marks, any material unregistered Marks, and any registered Copyrights, in each case owned or filed by the Company or any of its Subsidiaries and included in the Company Intellectual Property. Section 3.15(b) of the Company Disclosure Schedule lists (a) the record owner of each such item of Company Intellectual Property and (b) the jurisdictions in which each such Company Intellectual Property right has been issued or registered or in which any application for such issuance and registration has been filed.

(c)  The Company and/or one of its Subsidiaries is the sole and exclusive owner of, or has valid and continuing rights to use, sell, license and otherwise commercially exploit (subject, in each case, to the licenses granted to the Company and/or its Subsidiaries covering any of the Company Intellectual Property that is not Company Owned Intellectual Property, copies of which license agreements (excluding shrink-wrap or click-through license agreements for commercial off-the-shelf third party Software) have been provided to Parent) all of the Company Intellectual Property and Company Technology, free and clear of all Liens (other than Permitted Liens) or obligations to others (other than those obligations set forth in the licenses granted to the Company and/or its Subsidiaries covering any of the Company Intellectual Property that is not Company Owned Intellectual Property or any non-exclusive licenses granted by the Company to third parties, in each case copies of which license agreements (excluding shrink-wrap or click-through license agreements for commercial off-the-shelf third party Software) have been provided to Parent). The Company Intellectual Property and Company Technology owned or licensed to the Company and/or its Subsidiaries include all Intellectual Property Rights and Technology necessary to enable the Company and its Subsidiaries to conduct their respective businesses in the manner in which such businesses are currently being conducted. To the Knowledge of the Company, all of the Company’s and its Subsidiaries’ rights in the Company Intellectual Property and Company Technology are valid and enforceable.

(d)  To the Knowledge of the Company, the use, practice or other commercial exploitation of the Company Intellectual Property and Company Technology by the Company or any of its Subsidiaries and the manufacturing, licensing, marketing, importation, offer for sale, sale or use of the Company’s products or services or the Company Technology, and the operation of the Company’s and its Subsidiaries’ businesses do not infringe, violate, constitute an unauthorized use of or misappropriate any Intellectual Property Rights of any third Person or constitute unfair competition or trade practices under the Laws of any jurisdiction. Neither the Company nor any of its Subsidiaries is a party to or the subject of any pending or, to the Knowledge of the Company, threatened suit, action, investigation or proceeding which involves a claim (i) against the Company or any of its Subsidiaries, of infringement, misappropriation, unauthorized use, or violation of any Intellectual Property Rights of any Person, or challenging the ownership, use, validity or enforceability of any Company Intellectual Property or Company Technology or (ii) contesting the right of the Company or any of its Subsidiaries to use, sell, exercise, license, transfer, dispose of or commercially exploit any Company Intellectual Property or Company Technology, or any products, processes or materials covered thereby in any manner. The Company has not received written notice of any such threatened claim within the last five (5) years.

(e)  To the Knowledge of the Company, no Person (including employees and former employees of the Company or any of its Subsidiaries) is infringing, violating, misappropriating or otherwise misusing any Company Intellectual Property or Company Technology, and neither the Company nor any of its Subsidiaries has made any such claims against any Person (including employees and former employees of the Company or any of its Subsidiaries).

(f)   No Trade Secret or any other non-public, proprietary information material to the businesses of the Company or any of its Subsidiaries as presently conducted has been authorized to be disclosed or has been actually disclosed by the Company or any of its Subsidiaries to any employee or any third Person other than pursuant to a written confidentiality or written non-disclosure agreement restricting the disclosure and use of the Company Intellectual Property or Company Technology. The Company and its Subsidiaries have taken all reasonably necessary and appropriate steps to protect and preserve the confidentiality and value of all Trade Secrets and any other material confidential information of the Company or its Subsidiaries. Each employee, consultant and independent contractor of the Company and each of its Subsidiaries that have access to any Trade Secret or any other material non-public, proprietary information or that are involved in the research and development activities of the Company or any of its Subsidiaries, has entered into a written non-disclosure agreement and invention assignment agreement with the Company and/or its Subsidiaries substantially in a form provided to Parent or containing substantially similar protections regarding such Trade Secrets or any other non-public, proprietary information and an assignment to the Company and/or its Subsidiaries of all Intellectual Property Rights in and to any Technology and other work product or deliverable created, discovered, developed, conceived or reduced to practice for or on behalf of the Company and/or any of its Subsidiaries.

(g)  Except where such failure would not be material to the Company and its Subsidiaries taken as a whole (i) all necessary registration, maintenance, renewal and other relevant filing fees due through the date hereof in connection with issued or registered Company Owned Intellectual Property have been timely paid, and (ii) all necessary documents and certificates in connection with issued or registered Company Owned Intellectual Property have been timely filed with the relevant patent, trademark, copyright or other relevant Governmental Authorities in the United States or foreign jurisdictions, as the case may be, for the purpose of maintaining such issued or registered Company Intellectual Property.

(h)  Except with respect to licenses of commercial off-the-shelf Software, and except pursuant to the Contracts listed in Section 3.13(a)(ii)(M)(5) of the Company Disclosure Schedule, neither the Company nor any Subsidiary is required, obligated, or under any liability whatsoever, to make any payments by way of royalties, fees or other payments to any owner, licensor of, or other claimant to any Intellectual Property or Technology, or other third Person, with respect to the use thereof or in connection with the conduct of the businesses of the Company and its Subsidiaries as currently conducted, where any such individual payment is in excess of $25,000 per year and the entire payment obligation to any such owner, licensor, claimant or other third Person has not already been paid in full as of the date of this Agreement.

(i)   Section 3.15(i) of the Company Disclosure Schedule sets forth a correct and complete list of all Software that is (i) owned exclusively by the Company or any of its Subsidiaries, or (ii) used by the Company or its Subsidiaries in their respective businesses and not (A) exclusively owned by the Company or its Subsidiaries or (B) licensed under a shrink-wrap or click-through agreement on reasonable terms through commercial distributors or in consumer retail stores for a license fee of less than $50,000, in each case that is material to the operation of their respective businesses.

(j)   Except where such failure would not be material to the Company and its Subsidiaries taken as a whole, the Company and its Subsidiaries own, lease or license all Software, hardware, databases, computer equipment and other information technology that are necessary for the operations of the Company’s and its Subsidiaries’ businesses.

(k)  The consummation of the transactions contemplated hereby will not result in the loss or impairment of the Surviving Corporation’s right to own or use any material Company Intellectual Property or material Company Technology.

(l)   Neither this Agreement nor any transaction contemplated by this Agreement will result in the grant of any right or license with respect to any Company Owned Intellectual Property, or any Company Technology owned by the Company or any of its Subsidiaries, to any third Person pursuant to any Contract to which the Company or any of its Subsidiaries is a party or by which any assets or properties of the Company or any of its Subsidiaries is bound.

SECTION 3.16.   Insurance.   Section 3.16 of the Company Disclosure Schedule sets forth a correct and complete list of all insurance policies (including information on the premiums payable in connection therewith and the scope and amount of the coverage provided thereunder) maintained by the Company or any of its Subsidiaries (the “Policies”). Neither the Company nor any of its Subsidiaries is in material breach or default, and neither the Company nor any of its Subsidiaries have taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, of any of the Policies. No notice of cancellation or termination has been received by the Company with respect to any of the Policies.

SECTION 3.17.   Customers and Suppliers.   Section 3.17 of the Company Disclosure Schedule sets forth a list of the ten largest customers and the ten largest suppliers of the Company and its Subsidiaries, as measured by the dollar amount of purchases therefrom or thereby, during each of the fiscal years ended December 31, 2003, 2004, and 2005 showing the approximate total sales by the Company and its Subsidiaries to each such customer and the approximate total purchases by the Company and its Subsidiaries from each such supplier, during such period. Except as set forth on Section 3.17 of the Company Disclosure Schedule, since the date of the Balance Sheet Date, (i) no customer or supplier listed on such schedule for fiscal year 2005 has terminated its relationship with the Company or its Subsidiaries or materially reduced or changed the pricing or other terms of its business with the Company or its Subsidiaries and (ii) to the Knowledge of the Company, no customer or supplier listed on such schedule for fiscal year 2005 has notified the Company or any of its Subsidiaries that it intends to terminate or materially reduce or change the pricing or other terms of its business with the Company or its Subsidiaries.

SECTION 3.18.   Opinion of Financial Advisor.   The Board of Directors of the Company has received the opinion of Bear, Stearns & Co. Inc., dated the date of this Agreement, to the effect that, as of such date, and subject to the various assumptions and qualifications set forth therein, the consideration to be received in the Merger by holders of the Company Common Stock is fair from a financial point of view to holders of such shares (the “Fairness Opinion”). A correct and complete copy of the Fairness Opinion has been delivered to Parent. The Company has been authorized by Bear, Stearns & Co. Inc. to permit the inclusion of the Fairness Opinion and references thereto in the Proxy Statement.

SECTION 3.19.   Brokers and Other Advisors.   Except for Bear, Stearns & Co. Inc., the fees and expenses of which will be paid by the Company, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has heretofore delivered to Parent a correct and complete copy of the Company’s engagement letter with Bear, Stearns & Co. Inc., which letter describes all fees payable to Bear, Stearns & Co. Inc. in connection with the Transactions, all agreements under which any such fees or any expenses are payable and all indemnification and other agreements related to the engagement of Bear, Stearns & Co. Inc. (the “Engagement Letter”).

SECTION 3.20.   State Takeover Statutes.   The action of the Board of Directors of the Company in approving this Agreement and the Transactions is sufficient to render inapplicable to this Agreement and the Transactions the restrictions on “business combinations” (as defined in Section 203 of the DGCL) as set forth in Section 203 of the DGCL to the extent, if any, that Section 203 of the DGCL would otherwise be applicable to this Agreement and the Transactions. No other “fair price”, “moratorium”, “control share acquisition” or other similar antitakeover statute or regulation enacted under state or federal laws in the United States applicable to the Company is applicable to the Merger or the other Transactions. The Company has taken all actions necessary to (a) render the Rights Agreement, inapplicable to this Agreement (and any amendments hereto) and the Transactions, (b) ensure that (i) the Rights do not become exercisable or otherwise become operative, (ii) none of Parent, Merger Sub or any other Subsidiary of Parent is an Acquiring Person (as defined in the Rights Agreement) pursuant to the Rights Agreement or (iii) a Distribution Date, a Triggering Event or a Stock Acquisition Date (as such terms are defined in the Rights Agreement) does not occur, in the case of clauses (i), (ii) and (iii), solely by reason of the execution and delivery of this Agreement or the consummation of the Transactions, and (c) provide that the Expiration Date (as defined in the Rights Agreement) shall occur, and the Rights will expire, immediately prior to the Effective Time.

ARTICLE IV

Representations and Warranties of Parent and Merger Sub

Parent and Merger Sub jointly and severally represent and warrant to the Company that, except as set forth in the disclosure schedule (with specific reference to the Section or subsection of this Agreement to which the information stated in such disclosure relates; provided that (x) any fact or condition that is disclosed in any section of such disclosure schedule in such a way as to make its relevance to a representation or representations made elsewhere in this Agreement or information called for by another section of such disclosure schedule readily apparent shall be deemed to be an exception to such representation or representations or to be disclosed on such other section of such disclosure schedule notwithstanding the omission of a reference or cross reference thereto and (y) the mere inclusion of an item in such disclosure schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would have a Parent Material Adverse Effect (as defined below)) delivered by Parent and Merger Sub to the Company simultaneously with the execution of this Agreement (the “Parent Disclosure Schedule”):

SECTION 4.1.   Organization, Standing and Corporate Power.   Each of Parent and Merger Sub is a corporation or limited liability company, as the case may be, duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated and has all requisite power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted and as currently proposed by its management to be conducted.

SECTION 4.2.   Authority; Noncontravention.

(a)  Each of Parent and Merger Sub has all necessary power and authority to execute and deliver this Agreement and to perform their respective obligations hereunder and to consummate the Transactions. The execution, delivery and performance by Parent and Merger Sub of this Agreement, and the consummation by Parent and Merger Sub of the Transactions, have been duly authorized and approved by their respective Boards of Directors and Managers (and prior to the Effective Time will be adopted by Parent as the sole stockholder of Merger Sub or, if there is more than one stockholder of Merger Sub, by all stockholders of Merger Sub) and no other corporate or company action on the part of Parent and Merger Sub is necessary to authorize the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by them of the Transactions. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b)  Neither the execution and delivery of this Agreement by Parent and Merger Sub, nor the consummation by Parent or Merger Sub of the Transactions, nor compliance by Parent or Merger Sub with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the certificate of formation, certificate of incorporation, limited liability company agreement or bylaws of Parent or Merger Sub or (ii) assuming that the authorizations, consents and approvals referred to in Section 4.3 are obtained, the filings referred to in Section 4.3 are made and any waiting periods under such filings have been terminated or expired, (x) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, Parent or Merger Sub or any of their respective Subsidiaries under, any of the terms, conditions or provisions of any Contract to which Parent, Merger Sub or any of their respective Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected except, in the case of clauses (x) and (y), for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens as, individually or in the aggregate, would not, or would not reasonably be expected to, prevent or materially delay or materially impair the ability of Parent or Merger Sub to consummate the Transactions (a “Parent Material Adverse Effect”).

SECTION 4.3.   Governmental Approvals.   Except for (i) filings and compliance described in Section 3.4 (including Section 3.4 of the Company Disclosure Schedules), (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and (iii) filings required under, and compliance with other applicable requirements of, the HSR Act, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Transactions, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, have or reasonably be expected to have a Parent Material Adverse Effect.

SECTION 4.4.   Legal Proceedings.   There is no pending or, to the Knowledge of Parent, threatened, legal, administrative, arbitral or other proceeding, claim, suit or action against, or governmental or regulatory investigation of, Parent,  Merger Sub, or any other Subsidiary of Parent, nor is there any injunction, order, judgment, ruling or decree imposed (or, to the Knowledge of Parent, threatened to be imposed) upon Parent, Merger Sub or any other Subsidiary of Parent by or before any Governmental Authority, in each case, except as would not have, or would not reasonably be expected to have, a Parent Material Adverse Effect.

SECTION 4.5.   Information Supplied.   The information furnished in writing to the Company by Parent and Merger Sub specifically for inclusion in the Proxy Statement will not, at the time the Proxy Statement is first mailed to the stockholders of the Company, at the time of the Company Stockholders Meeting and at the time filed with the SEC, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

SECTION 4.6.   Ownership and Operations of Merger Sub.   As of the date hereof, Parent owns all of the outstanding capital stock of Merger Sub and, as of the Closing Date, Parent and Affiliates thereof will own all of the outstanding capital stock of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

SECTION 4.7.   Sufficiency of Funds.   Parent or Merger Sub, at the Closing, will have sufficient funds to satisfy all of the obligations of Parent and Merger Sub set forth in this Agreement, including payment of the aggregate Merger Consideration and the aggregate Option Consideration as set forth in this Agreement, and of all related fees and expenses.

SECTION 4.8.   Brokers and Other Advisors.   Except for Citigroup Global Markets Inc., J.P. Morgan Securities Inc., and Calyon Securities (USA) Inc., the fees and expenses of which will be paid by Parent, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

SECTION 4.9.   Environmental Matters.

(a)  Except as disclosed on Section 4.9(a) of the Parent Disclosure Schedule or as have not resulted or would not reasonably be expected to result in Parent or any of its Subsidiaries incurring Environmental Costs and Liabilities of a criminal nature or individually in excess of $100,000 or in the aggregate in excess of $1,000,000:

(i)           The operations of Parent and its Subsidiaries are and have been in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining, and timely applying for renewal and revision of and complying with required Environmental Permits.

(ii)          None of Parent or any of its Subsidiaries has entered into or assumed by contract or otherwise, and no property owned, leased or operated by any of them is subject to, any order, settlement, judgment, injunction or decree imposing liability or any obligation pursuant to Environmental Laws and that remains outstanding.

(iii)         There is no action, claim, suit, proceeding, or, to the Knowledge of Parent, investigation relating to or arising under Environmental Laws that is pending or, to the Knowledge of Parent, threatened against Parent, any of its Subsidiaries or any real property currently or, to the Knowledge of Parent, formerly owned, leased or operated by Parent or any of its Subsidiaries.

(iv)        No facts, circumstances or conditions exist with respect to Parent or any of its Subsidiaries or any predecessors thereof, including Releases of or exposure of any Person to Hazardous Materials and the condition of any real property owned, leased or operated by Parent or any of its Subsidiaries or any property to or at which Parent or any of its Subsidiaries transported or arranged for the disposal of Hazardous Materials which would reasonably be expected to result in Parent or any of its Subsidiaries incurring Environmental Costs and Liabilities not otherwise covered by pre-funded financial assurance instruments.

(b)  Except as disclosed on Section 4.9(b) of the Parent Disclosure Schedule:

(i)           There are no actions or proceedings pending or, to the Knowledge of Parent, threatened to revoke any Environmental Permit required for the current use or operation of the business of, or any property owned, operated or leased by or for, Parent or any of its Subsidiaries.

(ii)          No Environmental Lien has been placed upon or, to the Knowledge of Parent, is threatened to be placed upon any property owned by Parent or any of its Subsidiaries.

(c)  None of the items disclosed on Section 4.9(a) or 4.9(b) of the Parent Disclosure Schedule would reasonably be expected to result, individually or in the aggregate, in a Parent Material Adverse Effect.

(d)  Notwithstanding any other provision of this Agreement, this Section 4.9 sets forth Parent’s sole and exclusive representations and warranties with respect to Environmental Laws or Hazardous Materials.

SECTION 4.10.   NRC Qualification.   Parent is legally, technically, financially, and otherwise qualified to be the licensee of, and to control, all NRC Permits issued to the Company or the Company’s Subsidiaries (the “Company NRC Permits”) by the Nuclear Regulatory Commission (the “NRC”), or by a state agency exercising the NRC’s authority under an agreement with the NRC pursuant to the AEA or any applicable state or federal regulation. Parent has no Knowledge of any fact or circumstance applicable to Parent or any of its Subsidiaries that would reasonably be expected under the AEA or any applicable state or federal regulation (a) to disqualify Parent or any of its Subsidiaries or the Surviving Corporation as a transferee of the Company NRC Permits, (b) to cause Parent or any of its Subsidiaries or the Surviving Corporation to be unable to meet any condition of the Company NRC Permits or (c) to cause the NRC (or any state agency exercising the NRC’s authority) to fail to approve in a timely fashion the transfer of control of the Company NRC Permits or to take any other action delaying or impeding the consummation of the Transactions.

SECTION 4.11.   Compliance With Laws; Permits.

(a)  Parent and its Subsidiaries are (and since January 1, 2003 have been) in compliance in all material respects with all Laws applicable to Parent or any of its Subsidiaries, any of their properties or other assets or any of their businesses or operations.

(b)  Parent and its Subsidiaries hold all material Permits in each case necessary for the lawful conduct of their respective businesses as currently conducted (without regard to the Merger).

(c)  Parent and its Subsidiaries are (and since January 1, 2003 have been) in compliance in all material respects with the terms of all Permits. Since January 1, 2003, neither Parent nor any of its Subsidiaries has received written notice to the effect that a Governmental Authority (i) claimed or alleged that Parent or any of its Subsidiaries was not in compliance with all Laws applicable to Parent or any of its Subsidiaries, any of their properties or other assets or any of their businesses or operations or (ii) was considering the amendment, termination, revocation or cancellation of any Permit.

ARTICLE V

Additional Covenants and Agreements

SECTION 5.1.   Preparation of the Proxy Statement; Stockholder Meeting.

(a)  As soon as practicable following the date of this Agreement, the Company shall prepare and file with the SEC the Proxy Statement. The Company shall use its reasonable best efforts to (i) respond to any comments on the Proxy Statement or requests for additional information from the SEC as soon as practicable after receipt of any such comments or requests and (ii) cause the Proxy Statement to be mailed to the stockholders of the Company as promptly as practicable following the date of this Agreement. The Company shall promptly (A) notify Parent upon the receipt of any such comments or requests and

(B) provide Parent with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC and its staff, on the other hand. Prior to responding to any such comments or requests or the filing or mailing of the Proxy Statement, the Company (x) shall provide Parent with a reasonable opportunity to review and comment on any drafts of the Proxy Statement and related correspondence and filings, (y) shall include in such drafts, correspondence and filings all comments reasonably proposed by Parent and, (z) to the extent practicable, the Company and its outside counsel shall permit Parent and its outside counsel to participate in all communications with the SEC and its staff (including all meetings and telephone conferences) relating to the Proxy Statement, this Agreement or any of the Transactions.. If at any time prior to the Effective Time any event shall occur, or fact or information shall be discovered, that should be set forth in an amendment of or a supplement to the Proxy Statement, the Company shall, in accordance with the procedures set forth in this Section 5.1(a), prepare and file with the SEC such amendment or supplement as soon thereafter as is reasonably practicable and to the extent required by applicable Law, cause such amendment or supplement to be distributed to the stockholders of the Company.

(b)  Parent shall provide the Company with information concerning or relating to Parent or Merger Sub that may be required in connection with the preparation and filing of the Proxy Statement pursuant to this Section 5.1.

(c)  The Company shall, as soon as practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold a special meeting of its stockholders (the “Company Stockholders Meeting”) solely for the purpose of obtaining the Company Stockholder Approval. Subject to Section 5.3(c) hereof, the Company shall, through its Board of Directors, recommend to its stockholders adoption of this Agreement (the “Company Board Recommendation”) and use reasonable best efforts to solicit proxies in favor of such recommendation. The Proxy Statement shall include a copy of the Fairness Opinion and (subject to Section 5.3(c) hereof) the Company Board Recommendation. Notwithstanding the foregoing, the Company shall have no obligation to undertake any of the foregoing in the event that a Company Adverse Recommendation Change shall have occurred.

SECTION 5.2.   Conduct of Business.   Except as expressly permitted or required by this Agreement, as provided in Section 5.2 of the Company Disclosure Schedule, or as required by applicable Law, during the period from the date of this Agreement until the Effective Time, (A) the Company shall, and shall cause each of its Subsidiaries to, (x) conduct its business in the ordinary course consistent with past practice (including with respect to capital expenditures) and (y) use commercially reasonable efforts to maintain and preserve intact in all material respects its business organization and the goodwill of those having business relationships with it and retain the services of its present officers and key employees, in each case, to the end that its goodwill and ongoing business shall not be materially impaired at the Effective Time and (B) without limiting the generality of the foregoing, the Company shall not, and shall not permit any of its Subsidiaries to, without Parent’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed:

(a)  issue, sell, grant, dispose of, pledge or otherwise encumber any shares of its capital stock, voting securities or equity interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of its capital stock, voting securities or equity interests or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any shares of its capital stock, voting securities or equity interests, provided that the Company may issue shares of Company Common Stock upon the exercise of options granted under the Company Stock Plans that are outstanding on the date of this Agreement;

(b)  (i) redeem, purchase or otherwise acquire any of its outstanding shares of capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to acquire any shares of its capital stock, voting securities or equity interests; (ii) declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of its capital stock or otherwise make any payments to its stockholders in their capacity as such (other than dividends by a direct or indirect wholly owned Subsidiary of the Company to its parent); (iii) split, combine, subdivide or reclassify any shares of its capital stock; or (iv) amend (including by reducing an exercise price or extending a term) or waive any of its rights under, or accelerate the vesting under, any provision of the Company Stock Plans or any agreement evidencing any outstanding stock option or other right to acquire capital stock of the Company or any restricted stock purchase agreement or any similar or related contract;

(c)  incur or assume any indebtedness for borrowed money or guarantee any indebtedness or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, other than (i) in the ordinary course of business consistent with past practice, including any borrowings under the existing credit facilities of the Company and its Subsidiaries to fund working capital needs, and (ii) borrowings from the Company by a direct or indirect wholly owned Subsidiary of the Company in the ordinary course of business consistent with past practice;

(d)  sell, transfer, lease, mortgage, encumber or otherwise dispose of or subject to any Lien (including pursuant to a sale-leaseback transaction or an asset securitization transaction) any of its properties or assets (including securities of Subsidiaries) other than in the ordinary course of business to any Person, except (i) pursuant to Contracts in force on the date of this Agreement and listed on Section 5.2(d) of the Company Disclosure Schedule, (ii) by incurring Permitted Liens, (iii) dispositions of obsolete or worthless assets, or (iv) sales of properties or assets (excluding securities of Subsidiaries) in the aggregate less than $1,000,000;

(e)  make any capital expenditure or expenditures which (i) involves the purchase of real property or (ii) is in excess of $2,000,000 individually or $2,000,000 in the aggregate, except for any such capital expenditures provided for in the Company’s 2006 capital expenditure plan as heretofore made available to Parent or Parent’s outside counsel;

(f)   acquire (i) by merging or consolidating with, or by purchasing all of or a substantial equity interest in, or by any other manner (including asset purchase), any Person or division, business or equity interest of any Person, or (ii) except in the ordinary course of business consistent with past practice, any assets that, individually or in the aggregate, have a purchase price in excess of $1,000,000;

(g)  make any material investment (by contribution to capital, property transfers, purchase of securities or otherwise) in, or loan or advance (other than travel and similar advances to its employees in the ordinary course of business consistent with past practice) to, any Person other than a direct or indirect wholly owned Subsidiary of the Company;

(h)  (i) enter into, terminate or amend any Material Contract, other than (A) Material Contracts the subject matter of which is addressed elsewhere in this Section 5.2 or (B) Material Contracts of the type described in clauses (B), (D), (F), (G), (I), (J), (K), and (M) of Section 3.13(a), with respect to which the Company and its Subsidiaries may enter into, amend or terminate in the ordinary course of business, consistent with past practice, (ii) enter into or extend the term or scope of any Contract that purports to restrict the Company, or any existing or future Subsidiary or Affiliate of the Company, from engaging in any line of business or from conducting business in any geographic area, or (iii) amend or modify the Engagement Letter;

(i)   increase the compensation of any of its directors, officers or employees or enter into, establish, amend or terminate any employment, consulting, retention, change in control, collective bargaining, bonus or other incentive compensation, profit sharing, health or other welfare, stock option or other equity (or equity-based), pension, retirement, vacation, severance, deferred compensation or other compensation or benefit plan, policy, agreement, trust, fund or arrangement with, for or in respect of, any stockholder, director, officer, other employee, consultant or Affiliate, other than (i) as required pursuant to applicable Law, Section 5.11 or the terms of the agreements set forth on Section 5.2(i) of the Company Disclosure Schedule, (ii) the hiring and termination of employees of the Company and its Subsidiaries in the ordinary course of business consistent with past practice and consistent with the Company’s obligations in Section 5.2(A)(y) to, and to cause its Subsidiaries to, use commercially reasonable efforts to retain the services of their present officers and key employees (provided that (x) no employment agreement shall be entered into without Parent’s prior consent, and (y) no employee with a written employment agreement or written severance agreement shall be terminated without the Company first reasonably consulting with Parent), and (ii) increases in salaries, wages and benefits of employees (other than officers) made in the ordinary course of business and in amounts and in a manner consistent with past practice;

(j)   make, revoke or change any material election concerning Taxes or Tax Returns, file any amended Tax Return, enter into any closing agreement with respect to Taxes, settle or compromise any material Tax claim or assessment or surrender any right to claim a refund of Taxes or obtain any Tax ruling, or waive or extend the statute of limitations in respect of any Material Tax (other than pursuant to extensions of time to file Tax Returns in the ordinary course of business);

(k)  make any changes in financial or tax accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by a change in GAAP or applicable Law;

(l)   amend the Company Charter Documents or the Subsidiary Documents;

(m) adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization (other than transactions exclusively between wholly owned Subsidiaries of the Company);

(n)  pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction in accordance with their terms of liabilities, claims or obligations reflected or reserved against in the most recent consolidated financial statements (or the notes thereto) of the Company included in the Filed Company SEC Documents or incurred since the date of such financial statements in the ordinary course of business consistent with past practice;

(o)  except as set forth on Section 5.2(o) of the Company Disclosure Schedule, settle or compromise any litigation, proceeding or investigation material to the Company and its Subsidiaries taken as a whole; or

(p)  agree, in writing or otherwise, to take any of the foregoing actions.

SECTION 5.3.   No Solicitation by the Company; Etc.

(a)  The Company shall, and shall cause its Subsidiaries and the Company’s and its Subsidiaries’ respective directors, officers and employees to, and shall use its best efforts to cause the Company’s and its Subsidiaries’ investment bankers, financial advisors, attorneys, accountants, agents and other representatives (collectively, and together with the Company’s and its Subsidiaries’ directors, officers and employees, the “Representatives”) to, immediately cease and terminate any discussions or negotiations with any Person conducted heretofore with respect to a Takeover Proposal. The Company shall not, and shall cause its Subsidiaries and the Company’s and its Subsidiaries’ respective directors, officers and employees not to, and shall use its best efforts to cause its other Representatives not to, directly or indirectly (i) solicit, initiate, cause, facilitate or encourage (including by way of furnishing information) any inquiries or proposals that constitute, or may reasonably be expected to lead to, any Takeover Proposal, (ii) other than informing persons of the existence of the provisions contained in this Section 5.3, participate in any discussions or negotiations with any third party regarding any Takeover Proposal or (iii) enter into any agreement related to any Takeover Proposal; provided, however, that if after the date hereof the Board of Directors of the Company receives an unsolicited, bona fide written Takeover Proposal made after the date hereof in circumstances not involving a breach of this Agreement or any standstill agreement, and the Board of Directors of the Company reasonably determines in good faith that such Takeover Proposal constitutes or is reasonably likely to lead to a Superior Proposal and with respect to which such Board determines in good faith (after consulting with outside counsel) that the failure to take such action would be inconsistent with such Board’s fiduciary duties to the Company’s stockholders under Delaware law, then the Company may, at any time prior to obtaining the Company Stockholder Approval (but in no event after obtaining the Company Stockholder Approval) and after providing Parent not less than 24 hours written notice of its intention to take such actions (A) furnish information with respect to the Company and its Subsidiaries to the Person making such Takeover Proposal, but only after such Person enters into a customary confidentiality agreement with the Company (which confidentiality agreement must be no less favorable to the Company (i.e., no less restrictive with respect to the conduct of such Person) than the Confidentiality Agreement), provided that (1) such confidentiality agreement may not include any provision calling for an exclusive right to negotiate with the Company and (2) the Company advises Parent of all such non-public information delivered to such Person concurrently with its delivery to such Person and concurrently with its delivery to such Person the Company delivers to Parent all such information not previously provided to Parent, and (B) participate in discussions and negotiations with such Person regarding such Takeover Proposal. Without limiting the foregoing, it is understood that any violation of the foregoing restrictions of the Company by the Company’s Subsidiaries or Representatives shall be deemed to be a breach of this Section 5.3 by the Company. The Company shall provide Parent with a correct and complete copy of any confidentiality agreement entered into pursuant to this paragraph within 24 hours of the execution thereof.

(b)  In addition to the other obligations of the Company set forth in this Section 5.3, the Company shall promptly advise Parent, orally and in writing, and in no event later than 24 hours after receipt, if any proposal, offer, inquiry or other contact is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company in respect of any Takeover Proposal, and shall, in any such notice to Parent, indicate the identity of the Person making such proposal, offer, inquiry or other contact and the terms and conditions of any proposals or offers or the nature of any inquiries or contacts (and shall include with such notice copies of any written materials received from or on behalf of such Person relating to such proposal, offer, inquiry or request), and thereafter shall promptly keep Parent reasonably informed of all material developments affecting the status and terms of any such proposals, offers, inquiries or requests (and the Company shall provide Parent with copies of any additional written materials received that relate to such proposals, offers, inquiries or requests) and of the status of any such discussions or negotiations.

(c)  Except as expressly permitted by this Section 5.3(c), neither the Board of Directors of the Company nor any committee thereof shall (i)(A) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, the Company Board Recommendation or the approval or declaration of advisability by such Board of Directors of this Agreement and the Transactions (including the Merger) or (B) approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”), (ii) approve or recommend, or propose publicly to approve or recommend, or cause or authorize the Company or any of its Subsidiaries to enter into, any letter of intent, agreement in principle, memorandum of understanding, merger, acquisition, purchase or joint venture agreement or other agreement related to any Takeover Proposal (other than a confidentiality agreement in accordance with Section 5.3(a)) (each, a “Company Acquisition Agreement”), or (iii) except as contemplated by this Agreement, amend or waive the Rights Agreement, redeem the Rights or take any action which would allow any Person other than Parent to acquire beneficial ownership of 20% or more of the shares of Company Common Stock without causing a “Distribution Date,” a “Triggering Event,” or a “Stock Acquisition Date” (each as defined in the Rights Agreement) to occur. Notwithstanding the foregoing, at any time prior to obtaining the Company Stockholder Approval, the Board of Directors of the Company may withdraw or modify the Company Board Recommendation, or recommend a Takeover Proposal, or enter into a definitive Company Acquisition Agreement providing for a Superior Proposal, or take any of the actions specified in clauses (i) and (iii) of the preceding sentence, if such Board determines in good faith, after consulting with, and receiving advice from, outside counsel, that the failure to make such withdrawal, modification or recommendation, or enter into such agreement, or take such action, would, more likely than not, constitute a breach by the Board of Directors of the Company of its fiduciary duties to the Company’s stockholders under Delaware law; provided, however, that, with respect to the Company entering into a definitive Company Acquisition Agreement providing for a Superior Proposal, the Company shall comply with the last sentence of this Section 5.3(c) and Article VII, and provided, further, that, no Company Adverse Recommendation Change may be made in response to a Superior Proposal until after the third business day following Parent’s receipt of written notice (unless at the time such notice is otherwise required to be given there are less than three business days prior to the Company Stockholders Meeting, in which case the Company shall provide as much notice as is reasonably practicable) from the Company (a “Company Adverse Recommendation Notice”) advising Parent that the Board of Directors of the Company intends to make such Company Adverse Recommendation Change and specifying the terms and conditions of such Superior Proposal (it being understood and agreed that any amendment to the financial terms or other material terms of such Superior Proposal shall require a new Company Adverse Recommendation Notice and a new three business day period (unless at the time such notice is otherwise required to be given there are less than three business days prior to the Company Stockholders Meeting, in which case the Company shall provide as much notice as is reasonably practicable)). In determining whether to make a Company Adverse Recommendation Change in response to a Superior Proposal, the Board of Directors of the Company shall take into account any changes to the terms of this Agreement proposed by Parent (in response to a Company Adverse Recommendation Notice or otherwise) in determining whether such third party Takeover Proposal still constitutes a Superior Proposal. At any time prior to obtaining the Company Stockholder Approval, the Board of Directors of the Company may, in response to a Superior Proposal that did not result from a breach of this Section 5.3, cause the Company to terminate this Agreement pursuant to Section 7.1(d)(ii); provided, however, that the Company shall pay to Parent the Company Termination Fee as provided in Section 7.3 concurrent with such termination.

(d)  For purposes of this Agreement:

“Takeover Proposal” means any inquiry, proposal or offer from any Person or “group” (as defined in Section 13(d) of the Exchange Act), other than Parent and its Subsidiaries, relating to any (A) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of assets of the Company and its Subsidiaries (including securities of Subsidiaries) equal to 20% or more of the Company’s consolidated assets or to which 20% or more of the Company’s revenues or earnings on a consolidated basis are attributable, (B) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of 20% or more of any class of equity securities of the Company, (C) tender offer or exchange offer that if consummated would result in any Person or “group” (as defined in Section 13(d) of the Exchange Act) beneficially owning 20% or more of any class of equity securities of the Company or (D) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries; in each case, other than the Transactions.

“Superior Proposal” means a bona fide written offer, obtained after the date hereof and not in breach of this Agreement or any standstill agreement, to acquire, directly or indirectly, for consideration consisting of cash and/or securities, at least a majority of the equity interests of the Company or all or substantially all of the assets of the Company and its Subsidiaries on a consolidated basis, made by a third party, and which is otherwise on terms and conditions which the Board of Directors of the Company determines in its good faith and reasonable judgment (after consultation with a financial advisor of national reputation) to be more favorable to the Company’s stockholders than the Merger and the other Transactions, taking into account at the time of determination any changes to the terms of this Agreement that as of that time had been proposed by Parent in writing and the ability of the Person making such proposal to consummate the transactions contemplated by such proposal (based upon, among other things, the availability of financing and the expectation of obtaining required approvals and any other financial, regulatory, legal or other aspects of the offer).

(e)  Nothing in this Section 5.3 shall prohibit the Board of Directors of the Company from (i) taking and disclosing to the Company’s stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) from making any legally required disclosure to stockholders of the Company, in either case if such Board determines in good faith, after consultation with outside counsel, that failure to so disclose such position would constitute a violation of applicable Law; provided, however, that in no event shall the Company or its Board of Directors or any committee thereof take, or agree or resolve to take, any action prohibited by Section 5.3(c).

SECTION 5.4.   Reasonable Best Efforts.

(a)  Subject to the terms and conditions of this Agreement, each of the parties hereto shall cooperate with the other parties and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to promptly (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to Closing to be satisfied as promptly as practicable and to consummate, in the most expeditious manner practicable, the Transactions, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings under applicable Antitrust Laws), and (ii) obtain all material approvals, consents, registrations, permits, authorizations and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the Transactions, including the approvals required pursuant to Section 6.1(d) and 6.1(e). Each of the parties shall provide the other parties with copies of all filings made by such party with any Governmental Authority and, upon request, any other information supplied by such party to a Governmental Authority in connection with this Agreement and the transactions contemplated hereby. For purposes hereof, “Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

(b)  Without limiting the generality of the undertakings pursuant to this Section 5.4, (i) the parties hereto shall provide or cause to be provided as promptly as practicable to Governmental Authorities with regulatory jurisdiction over enforcement of any applicable Antitrust Laws (a “Governmental Antitrust Entity”) information and documents requested by any Governmental Antitrust Entity or necessary, proper or advisable to permit consummation of the transactions contemplated by this Agreement, including filing any notification and report form and related material required under the HSR Act as promptly as practicable following the date of this Agreement (and in any event within ten business days thereafter) and thereafter to respond promptly to any request for additional information or documentary material that may be made under the HSR Act, (ii) except for the acquisition of BNG America LLC, Parent and Merger Sub, from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, will not, and will not permit any of Parent’s Subsidiaries to, enter into any transaction or series of transactions to acquire any Person, or any division or business of any Person, if the effect of such transaction or series of transactions would be to materially impede or delay the ability of the parties to obtain any approvals, consents, registrations, permits, authorizations and other confirmations from any Governmental Antitrust Entity necessary with respect to Antitrust Laws to consummate the Transactions, and (iii) the Company shall use its reasonable best efforts to (x) take all action necessary to ensure that no state takeover statute or similar Law is or becomes applicable to any of the Transactions and (y) if any state takeover statute or similar Law becomes applicable to any of the Transactions, take all action necessary to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise minimize the effect of such Law on the Transactions. The parties shall use reasonable best efforts to take such actions as are necessary or reasonably advisable to obtain approval of the consummation of the transactions contemplated by this Agreement by any Governmental Antitrust Entity or otherwise to cause the expiration or termination of the applicable waiting periods under the HSR Act. The parties shall use all reasonable best efforts to resolve all objections and challenges, if any, that may be asserted by any Governmental Authority with respect to the transaction contemplated by this Agreement under the Antitrust Laws. Subject to appropriate confidentiality protections, each party hereto shall furnish to the other parties such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing. Notwithstanding anything in this Agreement to the contrary, in no event shall Parent or Merger Sub be obligated to propose or agree to accept any undertaking or condition, to enter into any consent decree, to make any divestiture, to accept any operational restriction, or take any other action that, in the reasonable judgment of Parent, could be expected to (1) limit the right of Parent to own or operate all or any portion of the Company’s business or of Parent to own or operate any portion of their existing businesses or assets, or (2) require Parent or any of Parent’s Subsidiaries to license any of their Intellectual Property Rights or to modify any existing license of their Intellectual Property Rights. In regard to any Governmental Authority, neither the Company nor its Subsidiaries shall, without Parent’s prior written consent in Parent’s sole discretion propose, opine on the advisability of or commit to any divestiture transaction, or propose, opine on the advisability of or commit to alter any of their businesses or commercial practices in any way, or otherwise take or commit to take any action that limits Parent’s freedom of action with respect to, or Parent’s ability to retain any of the businesses, product or service lines or assets of, the Company or otherwise receive the full benefits of this Agreement.

(c)  Each party hereto shall provide to the other parties (or their respective advisors) copies of all correspondence between it (or its advisors) and any Governmental Antitrust Entity relating to the transactions contemplated by this Agreement or any of the matters described in this Section 5.4, and, to the extent reasonably practicable, all discussions, telephone calls, and meetings with a Governmental Antitrust Entity regarding the transactions contemplated by this Agreement or any of the matters described in this Section 5.4 shall include representatives of Parent and the Company. Subject to applicable Law, the parties will consult and cooperate with each other in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto relating to proceedings under the Antitrust Laws, and shall provide to the Company’s or Parent’s outside counsel, as appropriate, all information and documents reasonably requested by such counsel promptly upon request, subject to any reasonable restrictions. The parties hereto may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 5.4 as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient, unless express written permission is obtained in advance from the source of the materials of Parent and the Company.

(d)  The Company shall use its reasonable best efforts to seek and obtain all required prior consents from all applicable Governmental Authorities to the indirect transfer of control of the Company’s Permits (including Environmental Permits), and Parent shall cooperate with the Company in providing information regarding Parent that is reasonably required for the Company to obtain such consent. Without limiting the foregoing, during the period between the date of this Agreement and the Effective Time, the Company shall reasonably cooperate with Parent and reasonably assist Parent in identifying the Environmental Permits required by Parent to operate the Company’s business from and after the Effective Time and shall use reasonable best efforts to either transfer existing Environmental Permits of the Company, where permissible, or assist Parent in obtaining new Environmental Permits. Such cooperation and assistance shall include, but is not limited to, the Company’s or its agents’ attendance at public hearings and, to the extent necessary, the use of the knowledge, expertise and information of the Company and its agents, experts and employees.

SECTION 5.5.   Public Announcements; Employee Communications.

(a)  The initial press releases with respect to the execution of this Agreement shall be reasonably agreed upon by Parent and the Company. Thereafter, neither the Company nor Parent shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to the Merger, this Agreement or the other Transactions without the prior consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by Law or by any applicable listing agreement with a national securities exchange or Nasdaq as determined in the good faith judgment of the party proposing to make such release or announcement (in which case, to the extent practicable, such party shall not issue or cause the publication of such press release or other public announcement without prior consultation with the other party).

(b)  The Company and Parent agree to use reasonable efforts to provide the other with a reasonable opportunity to review and comment on any written communication intended to be broadly disseminated to their respective employees with respect to the Merger, this Agreement or the other Transactions prior to the dissemination of such written communication.

SECTION 5.6.   Access to Information; Confidentiality.

(a)  Subject to applicable Laws relating to the exchange of information, the Company shall, and shall cause each of its Subsidiaries to, afford to Parent and Parent’s representatives, and Parent’s financing sources, reasonable access during normal business hours to all of the Company’s and its Subsidiaries’ properties, books, Contracts, commitments, records and correspondence (in each case, whether in physical or electronic form, and including all material environmentally related audits, studies, reports, analyses, and results of investigations performed with respect to the currently or previously owned, leased or operated properties of the Company or any of its Subsidiaries), officers, employees, accountants, counsel, financial advisors and other Representatives and to all other information concerning the Company’s and its Subsidiaries’ business, properties and personnel as Parent may reasonably request.

(b)  The Company shall furnish promptly to Parent a copy of each report, schedule and other document filed or submitted by it pursuant to the requirements of Federal or state securities Laws and a copy of any communication (including “comment letters”) received by the Company from the SEC concerning compliance with securities Laws.

(c)  Except for disclosures permitted by the terms of the Confidentiality Agreement, dated as of March 7, 2005, between the Company and Goldberg Lindsay & Co. LLC (as it may be amended from time to time, the “Confidentiality Agreement”), Parent shall hold information received from the Company pursuant to this Section 5.6 in confidence in accordance with the terms of the Confidentiality Agreement as if Parent were a party to the Confidentiality Agreement.

(d)  The Company shall permit Parent and Parent’s environmental consultant, to conduct investigations (including investigations known as “Phase I” environmental site assessments and compliance audits) of the environmental conditions of any real property owned, operated or leased by or for the Company or any of its Subsidiaries and the operations conducted thereat (subject to any limitations contained in valid, previously executed leases). Any such environmental investigations shall be conducted by a qualified environmental consulting firm, possessing reasonable levels of insurance, in compliance with applicable Laws and in a manner that minimizes the disruption of the operations of the Company and its Subsidiaries. Notwithstanding any other provision of this Agreement, neither Parent nor Parent’s environmental consultant shall conduct any invasive testing (including, but not limited to, the sampling of any building materials, soil, groundwater or other environmental media) without the prior written consent of the Company.

(e)  In order to assist with obtaining the Financings, the Company shall, and the Company shall cause its Subsidiaries to, provide such assistance and cooperation as Parent and its Affiliates may reasonably request, including (i) making senior management of the Company and its Subsidiaries reasonably available for lender or proposed financing source meetings, and (ii) cooperating with prospective lenders and their advisors in performing their due diligence.

(f)   No investigation, or information received, pursuant to this Section 5.6 will modify any of the representations and warranties of the parties hereto.

SECTION 5.7.   Notification of Certain Matters.   The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company (which, notwithstanding Section 8.9, may be delivered in the form of oral notice), of (i) any notice or other communication received by such party from any Governmental Authority in connection with the Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Parent, (ii) any actions, suits, claims, investigations or proceedings commenced or, to such party’s Knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the Transactions, (iii) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would cause any representation or warranty made by such party contained in this Agreement (A) that is qualified as to materiality or Material Adverse Effect to be untrue and (B) that is not so qualified to be untrue in any material respect, and (iv) any material failure of such party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.7 shall not (x) cure any breach of, or non-compliance with, any other provision of this Agreement or (y) limit the remedies available to the party receiving such notice.

SECTION 5.8.   Indemnification and Insurance.

(a)  From and after the Effective Time, Parent and the Surviving Corporation shall jointly and severally indemnify the individuals who at or prior to the Effective Time were directors or officers of the

Company or any of its Subsidiaries (collectively, the “Indemnitees”) with respect to all acts or omissions by them in their capacities as such at any time prior to the Effective Time, to the fullest extent (A) required by the Company Charter Documents or Subsidiary Documents as in effect on the date of this Agreement and (B) permitted under applicable Law. An Indemnitee shall notify Parent and the Surviving Corporation in writing promptly upon learning of any claim, action, suit, proceeding, investigation or other matter in respect of which such indemnification may be sought. In the event of any such claim, action, suit, proceeding or investigation, (x) each Indemnified Party will be entitled to advancement of reasonable expenses incurred in the defense of any claim, action, suit, proceeding or investigation from Parent or the Surviving Corporation within ten business days of receipt by Parent or the Surviving Corporation from the Indemnified Party of a reasonably detailed request therefor; provided that any person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification, and (y) neither Parent nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any proceeding or threatened action, suit, proceeding, investigation or claim (and in which indemnification could be sought by such Indemnitee hereunder), unless such settlement, compromise or consent includes an unconditional release of such Indemnitee from all liability arising out of such action, suit, proceeding, investigation or claim or such Indemnitee otherwise consents. Notwithstanding anything to the contrary, in no event shall Parent or the Surviving Corporation be liable for any settlement or compromise effected without its written consent. Each of Parent, the Surviving Corporation and the Indemnitees shall cooperate in the defense of any claim, action, suit, proceeding or investigation and shall furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

(b)  The certificate of incorporation and by-laws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of individuals who were directors and officers prior to the Effective Time than are presently set forth in the Company’s Certificate of Incorporation and By-laws, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of any such individuals.

(c)  Parent shall cause the individuals serving as officers and directors of the Company immediately prior to the Effective Time who are then covered by the directors’ and officers’ liability insurance policy currently maintained by the Company (a correct and complete copy of which has heretofore been delivered to Parent) to be covered for a period of six years from the Effective Time by such policy (provided that Parent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are not less advantageous in any material respect than such policy) with respect to acts or omissions occurring prior to the Effective Time that were committed by such officers and directors in their capacity as such; provided, that in no event shall Parent be required to expend per year of coverage more than 200% of the amount currently expended by the Company per year of coverage as of the date of this Agreement (the “Maximum Amount”) to maintain or procure insurance coverage pursuant hereto. If notwithstanding the use of reasonable best efforts to do so, Parent is unable to maintain or obtain the insurance called for by this paragraph, Parent shall obtain as much comparable insurance as available for the Maximum Amount. The Indemnitees may be required to make reasonable application and provide reasonable and customary representations and warranties to applicable insurance carriers for the purpose of obtaining such insurance.

(d)  The Indemnitees to whom this Section 5.8 applies shall be third party beneficiaries of this Section 5.8. The provisions of this Section 5.8 are intended to be for the benefit of each Indemnitee and his or her heirs.

SECTION 5.9.   Securityholder Litigation.   The Company shall not settle any securityholder litigation against the Company and/or its directors relating to the Transactions without Parent’s prior consent, which consent shall not be unreasonably withheld, conditioned or delayed.

SECTION 5.10.   Control of Company Operations.   Each of the parties hereto acknowledges and agrees that nothing contained in this Agreement shall give to Parent, directly or indirectly, any rights to control or direct the operations of the Company prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its and its Subsidiaries’ operations. Notwithstanding the foregoing, nothing in this paragraph shall limit the provisions of Section 5.2.

SECTION 5.11.   Fees and Expenses.   Except as provided in Section 7.3, all fees and expenses incurred in connection with this Agreement, the Merger and the Transactions shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

SECTION 5.12.   Certain Employee-Related Matters.

(a)  For a period of not less than one year following the Closing, Parent shall cause the Surviving Corporation to continue to provide the employees of the Company and its Subsidiaries (but only to the extent the employees continue to be employed by the Company and its Subsidiaries) with a level of salary, wages, commissions, if applicable, and other employee benefits, including bonus, incentive and severance which are at least substantially similar, in the aggregate, to the salary, wages, commissions, if applicable, and other employee benefits (excluding any equity-based compensation) provided by the Company or its Subsidiaries to such employees immediately prior to the Closing Date. This Section 5.11 shall not limit any obligation of the Surviving Corporation to maintain a Company Plan that, pursuant to an existing contract, must be maintained for a period longer than one year. No provision of this Agreement shall be construed as a guarantee of continued employment of any employee of the Company or its Subsidiaries, and this Agreement shall not be construed so as to prohibit the Surviving Corporation or its Subsidiaries from having the right to terminate the employment of any employee of the Surviving Corporation or its Subsidiaries. Following the Closing, Parent shall cause the Surviving Corporation to make the retention payments to employees which are required by the terms of severance or employment agreements in effect as of the date hereof.

(b)  To the extent Parent or the Surviving Corporation does not maintain a particular Company Plan (other than equity compensation plans) after the Closing Date, (i) each employee and former employee of the Company and its Subsidiaries will be credited with his or her years of service with the Company and its Subsidiaries (and any predecessor entities thereof) before the Closing Date under the parallel employee benefit plan of Parent and its Subsidiaries for purposes of eligibility and vesting, but not for benefit accrual, to the same extent as such employee or former employee was entitled, before the Closing Date, to credit for such service under the Company Plan (except to the extent such credit would result in the duplication of benefits); and (ii) if Parent or the Surviving Corporation ceases to maintain any particular Company Plan during the calendar year in which the Effective Time occurs, each employee shall be given credit for amounts paid by the employee during such year under the Company Plan towards deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the parallel plan, program or arrangement of Parent.

(c)  The Company shall take all actions necessary to terminate the Company Deferred Compensation Plan effective as of the Closing Date.

ARTICLE VI

Conditions Precedent

SECTION 6.1.   Conditions to Each Party’s Obligation to Effect the Merger.   The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)   Company Stockholder Approval.   The Company Stockholder Approval shall have been obtained in accordance with applicable Law and the Company Charter Documents;

(b)   Antitrust.   The waiting period (and any extensions thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired;

(c)   No Injunctions or Restraints.   No Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority (collectively, “Restraints”) shall be in effect enjoining, restraining, preventing or prohibiting consummation of the Merger or making the consummation of the Merger illegal;

(d)   NRC Permits.   The regulatory approvals regarding the Company NRC Permits currently held by the Company and its Subsidiaries, or otherwise obtained by the Company and its Subsidiaries between the date hereof and the Closing, and which regulatory approvals are required for, or in connection with, the consummation of the Merger, shall have been obtained and shall be in full force and effect; and

(e)   Other Permits.   The regulatory approvals regarding all other Permits, excluding NRC Permits, currently held by the Company and its Subsidiaries, or otherwise obtained by the Company and its Subsidiaries between the date hereof and the Closing, and which regulatory approvals are required for, or in connection with, the consummation of the Merger, shall have been obtained and shall be in full force and effect, except for such regulatory approvals the failure of which to obtain would not have, or would not reasonably be expected to have, a Company Material Adverse Effect.

SECTION 6.2.   Conditions to Obligations of Parent and Merger Sub.   The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)   Representations and Warranties.   The representations and warranties of the Company contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Company Material Adverse Effect, shall be true and correct as of the Closing Date as if made on and as of the Closing Date (or, if given as of a specific date, at and as of such date), except to the extent the failure of any such representation or warranty to be true and correct would not have a Company Material Adverse Effect (other than (i) the representations and warranties contained in Section 3.1(a) (Organization, Standing and Corporate Power), Section 3.19 (Brokers and Other Advisors) and Section 3.20 (State Takeover Statutes), which representations and warranties shall be true and correct, and Section 3.1(b) and (c) and Section 3.2 (Capitalization), which representations and warranties shall be true and correct in all material respects, in each case as of the Closing Date as if made on and as of the Closing Date (or, if given as of a specific date, at and as of such date), and (ii) the representations and warranties contained in Sections 3.12(a) and (b), which representations and warranties shall be (x) to the Knowledge of the Company, true and correct as of the date hereof in all material respects and (y) except to the extent the failure of any such representation or warranty to be true and correct would not have a Company Material Adverse Effect, true and correct as of the Closing Date as if made on and as of the Closing Date), and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect;

(b)   Performance of Obligations of the Company.   The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect; and

(c)   Company Material Adverse Effect.   As of the Closing Date, there shall not have occurred and be continuing any change, event, occurrence or state of facts that, individually or in the aggregate with any other change(s), event(s), occurrence(s) or state(s) of fact(s), has had or would reasonably be expected to have a Company Material Adverse Effect.

SECTION 6.3.   Conditions to Obligation of the Company.   The obligation of the Company to effect the Merger is further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)   Representations and Warranties.   The representations and warranties of Parent and Merger Sub contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Parent Material Adverse Effect, shall be true and correct as of the Closing Date as if made on and as of the Closing Date (or, if given as of a specific date, at and as of such date), except to the extent the failure of any such representation or warranty to be true and correct would not have a Parent Material Adverse Effect (other than (i) the representations and warranties contained in Section 4.1 (Organization, Standing and Corporate Power) and Section 4.8 (Brokers and Other Advisors) which representations and warranties shall be true and correct as of the Closing Date as if made on and as of the Closing Date (or, if given as of a specific date, at and as of such date), and (ii) the representations and warranties contained in Sections 4.9(a), 4.9 (b) and 4.10, which representations and warranties shall be (x) to the Knowledge of Parent, true and correct as of the date hereof in all material respects and (y) except to the extent the failure of any such representation or warranty to be true and correct would not have a Parent Material Adverse Effect, true and correct as of the Closing Date as if made on and as of the Closing Date) and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect; provided, however, that, in the event that the condition described in clause (ii)(x) of this Section 6.3(a) is not satisfied but the conditions set forth in Sections 6.1(d) and (e) are satisfied, the Company shall not be entitled to use the non-satisfaction of the condition described in clause (ii)(x) of this Section 6.3(a) as a basis to not effect the Merger (and accordingly the Company shall be deemed in such circumstance to have waived the satisfaction of the condition described in clause (ii)(x) of this Section 6.3(a)) or as a basis for termination of this Agreement under Section 7.1(d)(i); and

(b)   Performance of Obligations of Parent and Merger Sub.   Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

ARTICLE VII

Termination

SECTION 7.1.   Termination.   This Agreement may be terminated and the Transactions abandoned at any time prior to the Effective Time:

(a)  by the mutual written consent of the Company and Parent duly authorized by each of their respective Boards of Directors; or

(b)  by either of the Company or Parent:

(i)           if the Merger shall not have been consummated on or before the date that is twelve months after the date hereof (the “Walk-Away Date”), provided, however, that the right to terminate this

Agreement under this Section 7.1(b)(i) shall not be available to a party if the failure of the Merger to have been consummated on or before the Walk-Away Date was primarily due to the failure of such party to perform any of its obligations under this Agreement;

(ii)          if any Restraint having the effect set forth in Section 6.1(c) is in effect and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to a party if such Restraint was primarily due to the failure of such party to perform any of its obligations under this Agreement; or

(iii)         if the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(iii) shall not be available to the Company if it has failed to comply in all material respects with its obligations under Section 5.1 or 5.3; or

(c)  by Parent:

(i)           if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of the Company set forth in this Agreement shall fail to be true), which breach or failure (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 6.2(a) or (b) and (B) is incapable of being cured, or is not cured, by the Company within 30 business days following receipt of written notice from Parent of such breach or failure; or

(ii)          if a Company Adverse Recommendation Change shall have occurred; or

(d)  by the Company:

(i)           if Parent shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of Parent set forth in this Agreement shall fail to be true), which breach or failure (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 6.3(a) or (b) and (B) is incapable of being cured, or is not cured, by Parent within 30 business days following receipt of written notice from the Company of such breach or failure;

(ii)          prior to obtaining the Company Stockholder Approval if, concurrently with such termination, the Company enters into a definitive Company Acquisition Agreement providing for a Superior Proposal in accordance with Section 5.3 and, in accordance with Section 7.3, the Company pays to Parent the Company Termination Fee; or

(iii)         either (A) the waiting period applicable to the consummation of the Merger under the HSR Act shall not have expired or been terminated as of the Walk-Away Date, or (B) any statute, order, decree, ruling, judgment or injunction shall have been enacted, entered, promulgated, or enforced by any Governmental Authority of competent jurisdiction, and shall continue to be in effect as of the date of termination of this Agreement by the Company pursuant to this Section 7.1(d)(iii), (x) making illegal or otherwise prohibiting the consummation of the Merger substantially on the terms contemplated by this Agreement (including, by way of example and not by limitation, an order or decree by any Governmental Authority of competent jurisdiction permanently enjoining the consummation of the Merger, whether or not such order or decree has become final and nonappealable), or (y) delaying past the Walk-Away Date the consummation of the Merger substantially on the terms contemplated by this Agreement; provided, however, that the right of the Company to terminate this Agreement under this Section 7.1(d)(iii) shall only be available to the Company if (I) the Company Stockholder Approval shall have been obtained in accordance with applicable Law and the Company Charter Documents, (II) there shall not have occurred and be continuing at such time a Company Material Adverse Effect (which term, for the limited purpose of this Section 7.1(d)(iii), shall exclude any statute, order, decree, ruling, judgment or injunction of the type described in clause (B) of this Section 7.1(d)(iii)) and (III) there shall not have occurred and be continuing at such time any breach or failure to perform by the Company of any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure would (if it occurred or was continuing as of the Closing Date) give rise to the failure to be satisfied of a condition set forth in Section 6.2(a) or (b).

SECTION 7.2.   Deemed Termination; Effect of Termination.

(a)  If this Agreement is terminated by Parent pursuant to Sections 7.1(b)(i) or 7.1(b)(ii) and if at such time the conditions to the exercise of the Company’s right of termination pursuant to Section 7.1(d)(iii) would also have been satisfied were the Company to have then elected to terminate this Agreement pursuant to Section 7.1(d)(iii), regardless of the satisfaction of any notice delivery requirement by the Company pursuant to Section 7.2(b) and without requiring any other action on the part of the Company, notwithstanding any provision of this Agreement to the contrary, this Agreement shall instead be deemed to have been terminated by the Company pursuant to Section 7.1(d)(iii) for all purposes hereof and for all purposes under the Disposal Agreement Amendment (defined below), and not by Parent pursuant to Sections 7.1(b)(i) or 7.1(b)(ii).

(b)  In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall be given to the other party or parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than the provisions of Sections 5.6(c), 5.10, 5.11, 7.2 and 7.3, 7.4 and Article VIII, all of which shall survive termination of this Agreement (the “Surviving Provisions”)), and there shall be no liability on the part of Parent, Merger Sub or the Company or their respective directors, officers and Affiliates arising under this Agreement, except as set forth in the Surviving Provisions; provided, however, that nothing herein shall relieve any party from any obligation or liability arising under the Confidentiality Agreement or the Disposal Agreement Amendment or relieve any party from liability for fraud or any willful breach of this Agreement.

SECTION 7.3.   Company Termination Fee.

(a)  In the event that:

(i)           this Agreement is terminated by either the Company or Parent pursuant to Section 7.1(b)(i), and (A) a vote to obtain the Company Stockholder Approval has not been held, (B) after the date of this Agreement and prior to the termination of this Agreement a Takeover Proposal shall have been made known to the Company or shall have been made directly to its stockholders generally or any Person shall have publicly announced an intention to make a Takeover Proposal (whether or not conditional or withdrawn) and (C) within 12 months of the date this Agreement is terminated the Company shall have reached a definitive agreement to consummate, or shall have consummated, a transaction contemplated by a Takeover Proposal that prior to the termination of this Agreement was made known to the Company or its stockholders or publicly announced, in the aforesaid manner;

(ii)          this Agreement is terminated by either the Company or Parent pursuant to Section 7.1(b)(iii), and (A) after the date of this Agreement and prior to the termination of this Agreement a Takeover Proposal shall have been made known to the Company or shall have been made directly to its stockholders generally or any Person shall have publicly announced an intention to make a Takeover Proposal (whether or not conditional or withdrawn) and (B) within 12 months of the date this Agreement is terminated the Company shall have reached a definitive agreement to consummate, or shall have consummated, a transaction contemplated by a Takeover Proposal that prior to the termination of this Agreement was made known to the Company or its stockholders or publicly announced, in the aforesaid manner;

(iii)         this Agreement is terminated by Parent pursuant to Section 7.1(c)(ii); or

(iv)        this Agreement is terminated by the Company pursuant to Section 7.1(d)(ii);

then in any such event under clause (i), (ii), (iii), or (iv) of this Section 7.3(a), the Company shall pay to Parent a termination fee of $8,625,000 in cash (the “Company Termination Fee”). For purposes of Section 7.3(a)(i)(C), Section 7.3(a)(ii)(B) and Section 7.3(b) only, references in the definition of “Takeover Proposal” to “20% or more” shall be deemed to be references to “50% or more.”

(b)  Any payment required to be made pursuant to clause (i) or (ii) of Section 7.3(a) shall be made to Parent promptly following the earlier of the execution of a definitive agreement with respect to, or the consummation of, any transaction contemplated by a Takeover Proposal (and in any event not later than two business days after delivery to the Company of notice of demand for payment); any payment required to be made pursuant to clause (iii) of Section 7.3(a) shall be made to Parent promptly following termination of this Agreement by Parent pursuant to Section 7.1(c)(ii) (and in any event not later than two business days after delivery to the Company of notice of demand for payment); and any payment required to be made pursuant to clause (iv) of Section 7.3(a) shall be made by the Company concurrently with, and as a condition precedent to, the termination of this Agreement by the Company pursuant to Section 7.1(d)(ii). All such payments shall be made by wire transfer of immediately available funds to an account to be designated by Parent.

(c)  The parties acknowledge that the fees and the other provisions of this Section 7.3 are an integral part of the Transactions and that, without these agreements, the parties would not enter into this Agreement.

SECTION 7.4.   Parent Termination Fee.

(a)  In the event that this Agreement is terminated by the Company pursuant to Section 7.1(d)(iii), Parent shall pay to the Company a termination fee of $5 million in cash and shall also pay to the Company (or any Company Subsidiary designated by the Company) the consideration set forth in the Disposal Agreement Amendment. Any payment required to be made pursuant to this Section 7.4(a) shall be made to the Company promptly following termination of this Agreement by the Company pursuant to Section 7.1(d)(iii) (and in any event not later than two business days after delivery to Parent of notice of demand for payment), or in the case of payments to be made pursuant to the Disposal Agreement Amendment, in accordance with the terms of the Disposal Agreement Amendment. All such payments shall be made by wire transfer of immediately available funds to an account to be designated by the Company, except that in the case of payments to be made pursuant to the Disposal Agreement Amendment, such payments shall be made in accordance with the terms of the Disposal Agreement Amendment.

(b)  The parties acknowledge that the fees and the other provisions of this Section 7.4 are an integral part of the Transactions and that, without these agreements, the parties would not enter into this Agreement.

ARTICLE VIII

Miscellaneous

SECTION 8.1.   No Survival, Etc.   Except as otherwise provided in this Agreement, the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any Person controlling any such party or any of their officers, directors or representatives, whether prior to or after the execution of this Agreement, and no information provided or made available shall be deemed to be disclosed in this Agreement or in the Company Disclosure Schedule, except to the extent actually set forth herein or therein. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or, except as otherwise provided in Section 7.2, upon the termination of this Agreement pursuant to Section 7.1, as the case may be, except that the agreements set forth in Article II and Sections 5.8 and 5.11 and any other agreement in this Agreement which contemplates performance after the Effective Time shall survive the Effective Time indefinitely and the Surviving Provisions shall survive termination indefinitely. The Confidentiality Agreement and the Disposal Agreement Amendment shall (i) survive termination of this Agreement in accordance with their respective terms and (ii) terminate as of the Effective Time.

SECTION 8.2.   Amendment or Supplement.   At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Company Stockholder Approval, by written agreement of the parties hereto, by action taken by their respective Boards of Directors; provided, however, that following approval of the Transactions by the stockholders of the Company, there shall be no amendment or change to the provisions hereof which by Law would require further approval by the stockholders of the Company without such approval.

SECTION 8.3.   Extension of Time, Waiver, Etc.   At any time prior to the Effective Time, any party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other party hereto, (b) extend the time for the performance of any of the obligations or acts of any other party hereto or (c) waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party’s conditions. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party hereto, constitutes a waiver by the party taking such action of compliance with any provision of this Agreement. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The waiver by any party hereto of any provision of this Agreement is effective only in the instance and only for the purpose that it is given and does not operate and is not to be construed as a further or continuing waiver of such provision or as a waiver of any other provision.

SECTION 8.4.   Assignment.   Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties, except that Merger Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to any Affiliate of Parent, but no such assignment shall relieve Merger Sub of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section shall be null and void.

SECTION 8.5.   Counterparts.   This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

SECTION 8.6.   Entire Agreement; No Third-Party Beneficiaries.   Neither this Agreement nor any of the terms or provisions hereof are binding upon or enforceable against any party hereto unless and until the same is executed by all of the parties hereto. This Agreement is binding upon and inures to the benefit of the parties to this Agreement and their respective successors and permitted assigns. This Agreement, the Company Disclosure Schedule, the Confidentiality Agreement and the Disposal Agreement Amendment (a) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof and (b) except for the provisions of Section 5.8, are not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder.

SECTION 8.7.   Governing Law; Jurisdiction.

(a)  The laws of the State of Delaware (without giving effect to its conflicts of law principles) govern this Agreement and all matters arising out of or relating to this Agreement and any of the transactions contemplated hereby, including its negotiation, execution, validity, interpretation, construction, performance and enforcement.

(b)  The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or any federal court sitting in the City of New York) over any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereto hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such courts. The parties hereto hereby irrevocably waive any objection which they may now or hereafter have to the laying of venue of any action or proceeding brought in such court or any claim that such action or proceeding brought in such court has been brought in an inconvenient forum. Each of the parties hereto agrees that a judgment in such action or proceeding may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the parties hereto hereby irrevocably consents to process being served by any party to this Agreement in any action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 8.9.

SECTION 8.8.   Specific Enforcement.   The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Chancery Court of the State of Delaware or any federal court sitting in the City of New York, without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity.

SECTION 8.9.   Notices.   All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed by an acknowledgement or transmission report generated by the machine from which the facsimile was sent indicating that the facsimile was sent in its entirety to the addressee’s facsimile number) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

If to Parent or Merger Sub, to:

EnergySolutions, LLC
605 North 5600 West
Salt Lake City, Utah 84116
Attention:  R. Steve Creamer
Facsimile:  (801) 537-7345

with a copy (which shall not constitute notice) to:

LGB ENV LLC
c/o Lindsay Goldberg & Bessemer, LP
630 Fifth Avenue, 30th Floor
New York, NY 10111
Attention: Lance L. Hirt
Facsimile:  (212) 373-4170

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP
200 Crescent Court, Suite 300
Dallas, TX 75201
Attention:  Glenn D. West
Facsimile:  (214) 746-7777

If to the Company, to:

Duratek, Inc.
10100 Old Columbia Road
Columbia, MD 21046
Attention:  Robert E. Prince
Facsimile:  (410) 290-9070

with a copy (which shall not constitute notice) to:

Hogan & Hartson L.L.P.
111 South Calvert Street, Suite 1600
Baltimore, MD 21202
Attention:  Henry D. Kahn
Facsimile:  (410) 539-6981

and with an additional copy (which shall not constitute notice) to:

Hogan & Hartson L.L.P.
8300 Greensboro Drive, Suite 11000
McLean, VA 22102
Attention:  Richard T. Horan, Jr.
Facsimile:  (703) 610-6200

or such other address or facsimile number as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 P.M. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt. In the event that an addressee of a notice or communication rejects or otherwise refuses to accept a notice or other communication delivered or sent in accordance with this Section 8.9, or if the notice or other communication cannot be delivered because of a change in address for which no notice was given, then such notice or other communication is deemed to have been received upon such rejection, refusal or inability to deliver.

SECTION 8.10.   Severability.   If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

SECTION 8.11.   Definitions.

(a)  As used in this Agreement, the following terms have the meanings ascribed thereto below:

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“business day” shall mean a day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York are authorized or required by Law to be closed.

“Disposal Agreement Amendment” shall mean that certain Amendment to Disposal Agreement dated as of the date hereof and executed concurrently with the execution of this Agreement, amending the Disposal Agreement, dated March 1, 2004, between Parent and Duratek Services, Inc.

“GAAP” shall mean generally accepted accounting principles in the United States.

“Governmental Authority” shall mean any government, court, arbitrator, regulatory or administrative agency, commission or authority or other governmental instrumentality, whether federal, state or local, domestic, foreign or multinational, and whether executive, legislative or judicial.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Knowledge” of any Person that is not an individual shall mean, with respect to any matter in question, the knowledge, after reasonable inquiry, of such Person’s executive officers; provided that reasonable inquiry shall include inquiry of such Person’s officers and managers having responsibility for the applicable matter.

“NRC Permits” shall mean Permits issued by the NRC, or by a state agency exercising the NRC’s authority under an agreement with the NRC, in each case pursuant to the AEA.

“Person” shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.

“Subsidiary” when used with respect to any Person, shall mean any corporation, limited liability company, partnership, association, trust or other entity the accounts of which would be consolidated with those of such Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Transactions” refers collectively to this Agreement and the transactions contemplated hereby, including the Merger.

SECTION 8.12.   The following terms are defined in the page of this Agreement set forth after such term below:

AEA	22
Agreement	2
Antitrust Laws	42
Balance Sheet Date	14
Bankruptcy and Equity Exception	11
CERCLA	22
Certificate	4
Certificate of Merger	3
Closing	2
Closing Date	2
Code	7
Company	2
Company Acquisition Agreement	40
Company Adverse Recommendation Change	40
Company Adverse Recommendation Notice	40
Company Board Recommendation	35
Company Charter Documents	10
Company Common Stock	2
Company Contracts	24
Company Disclosure Schedule	8
Company Intellectual Property	25
Company Material Adverse Effect	9
Company NRC Permits	34
Company Owned Intellectual Property	25
Company Plans	18
Company Preferred Stock	10
Company SEC Documents	13
Company Stock Plans	11
Company Stockholder Approval	12
Company Stockholders Meeting	35
Company Technology	25
Company Termination Fee	54
Confidentiality Agreement	45
Contract	12
Copyrights	25
DGCL	2
Dissenting Shares	5
Dissenting Stockholders	4
Effective Time	3
Engagement Letter	30
Environmental Costs and Liabilities	21
Environmental Law	22
Environmental Lien	22
Environmental Permit	22
ERISA	18
Exchange Act	12
Fairness Opinion	29
Filed Company SEC Documents	14
Governmental Antitrust Entity	42
group	41
Hazardous Material	22
Indemnitees	46
Intellectual Property Rights	25
IRS	17
Laws	15
Leased Real Property	24
Liens	10
Marks	25
Material Adverse Effect	9
Material Contract	23
Maximum Amount	47
Merger	2
Merger Consideration	4
Merger Sub	2
Multiemployer Plan	18
Non-Obligated Person	63
NRC	34
Option	7
Option Consideration	8
Owned Real Property	24
Parent	2
Parent Disclosure Schedule	30
Parent Material Adverse Effect	31
Patents	25
Paying Agent	5
Payment Fund	5
Permits	15
Permitted Liens	25
Policies	29
Proxy Statement	12
RCRA	22
Real Property Lease	24
Release	22
Remedial Action	22
Representatives	39
Restraints	49
Rights	4
Rights Agreement	4
Sarbanes-Oxley Act	13
SEC	12
Securities Act	10
Share	4
Software	26
Subsidiary Documents	10
Superior Proposal	41
Surviving Corporation	2
Surviving Provisions	53
Takeover Proposal	41
Tax Returns	18
Taxes	18
Technology	26
Trade Secrets	26
Walk-Away Date	51
WARN	20

SECTION 8.13.   Interpretation; Other.

(a)  When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period is excluded. If the last day of such period is a non-business day, the period in question ends on the next succeeding business day. Any reference in this Agreement to $ means U.S. dollars. The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof as if set forth in full in this Agreement and are an integral part of this Agreement. Unless the context otherwise requires, any reference in this Agreement to gender includes all genders, and words imparting the singular number only include the plural and vice versa. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and do not alter the meaning of, or affect the construction or interpretation of, this Agreement. Unless the context otherwise requires, all references in this Agreement to any “Article,” “Section,” “Schedule” or “Exhibit” are to the corresponding Article, Section, Schedule or Exhibit of this Agreement. Unless the context otherwise requires, the words “hereby,” “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to the provision in which such words appear. The word “including,” or any variation thereof, means “including, without limitation” and does not limit any general statement that it follows to the specific or similar items or matters immediately following it. All references in this Agreement to specific Laws or to specific sections or provisions of Laws, apply to the respective federal, state, local, or foreign Laws that bear the names so specified and to any succeeding or amended Law, section, or provision corresponding thereto. Any reference in this Agreement to the “parties” to this Agreement means the signatories to this Agreement and their successors and permitted assigns, and does not include any third party.

(b)  The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(c)  This Agreement may only be enforced against the parties hereto. All claims or causes of action (whether in contract, tort or otherwise) arising out of or relating to this Agreement (including the negotiation, execution or performance of this Agreement and any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) may be made only against the parties hereto. No past, present or future officer, director, shareholder, employee, incorporator, member, partner, agent, attorney, representative or affiliate of any party hereto (including any person negotiating or executing this Agreement on behalf of a party hereto) (any such Person, a “Non-Obligated Person”) has any liability or obligation with respect to this Agreement or with respect to any claim or cause of action (whether in contract, tort or otherwise) arising out of or relating to this Agreement (including the negotiation, execution or performance of this Agreement and any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement).

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

ENERGYSOLUTIONS, LLC

By:	/s/ R. STEVE CREAMER
Name: R. Steve Creamer
Title: President and Chief Executive Officer

DRAGON MERGER CORPORATION

By:	/s/ R. STEVE CREAMER
Name: R. Steve Creamer
Title: President and Chief Executive Officer

DURATEK, INC.

By:	/s/ ROBERT E. PRINCE
Name: Robert E. Prince
Title: President and Chief Executive Officer

[AGREEMENT AND PLAN OF MERGER]

ANNEX B

AMENDMENT TO DISPOSAL AGREEMENT

THIS AMENDMENT TO DISPOSAL AGREEMENT (this “Amendment”) made and entered into as of February 6, 2006, amends that certain Disposal Agreement, dated March 1, 2004, (together with all schedules, exhibits, addenda, amendments, modifications and supplements thereto, the “Agreement”) by and between Duratek Services Inc., a Tennessee corporation (“Customer”) and EnergySolutions, LLC (formerly known as Envirocare of Utah, LLC), a Utah limited liability company (“EnergySolutions”). The parties to this Amendment, together with their permitted successors and assigns, are each individually referred to hereinafter as a “Party” and collectively as the “Parties.”

WHEREAS, Duratek, Inc. (“Duratek”) and EnergySolutions are entering into an Agreement and Plan of Merger dated as of the date hereof (the “Merger Agreement”) whereby, upon the terms and subject to the conditions stated therein, a subsidiary of EnergySolutions will merge with and into Duratek (the “Merger”); and

WHEREAS, as a condition to the willingness of Duratek to enter into the Merger Agreement, Duratek has required that EnergySolutions agree to enter into this Amendment, and in order to induce Duratek to enter into the Merger Agreement, EnergySolutions has agreed to enter into this Amendment which, among other things, provides for the credit of certain fees otherwise payable to EnergySolutions under the Agreement to the account of Customer, in each case, in the event the Merger Agreement is terminated as a result of certain circumstances specified in the Merger Agreement; and

WHEREAS, Customer, as a wholly-owned subsidiary of Duratek, will derive a substantial benefit from Duratek entering into the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements hereinafter set forth, the Parties hereby agree as follows:

1.                                      DEFINITIONS

Certain capitalized terms used in this Amendment have the meanings set forth in Exhibit A to this Amendment.

2.                                      SIGNIFICANCE OF THIS AMENDMENT

The Parties acknowledge that this Amendment and the provisions contained herein are an integral part of the willingness of Duratek to enter into the Merger Agreement and the transactions contemplated therein and that, without this Amendment, Duratek would not enter into the Merger Agreement.

3.                                      CONDITIONAL EFFECTIVENESS OF AMENDMENT

The obligations and agreements of the Parties set forth in Section 4 of this Amendment, other than as set forth in Section 4.5, are conditioned upon the prior termination of the Merger Agreement by Duratek pursuant to, and in accordance with, Section 7.1(d)(iii) of the Merger Agreement (a “Special Circumstance Termination”). Accordingly, the provisions of Section 4 of this Amendment, other than Section 4.5, shall only become effective, and the terms of the Agreement shall only be amended as set forth in Section 4 (other than as set forth in Section 4.5), upon the occurrence of a Special Circumstance Termination, in which case, the provisions of Section 4 of this Amendment (in addition to the provisions set forth in Section 4.5) shall automatically become effective without any further action by any of the Parties concurrently with the Special Circumstance Termination. Notwithstanding the foregoing, this Amendment shall not amend the terms of the Agreement (including pursuant to Section 4.5) and shall be deemed null and void if the Merger Agreement is terminated for any reason other than as a result of a Special Circumstance Termination or if the Merger is consummated in accordance with the terms of the Merger Agreement.

4.                                      AMENDMENTS TO AGREEMENT

The Parties hereby agree to the following amendments to the Agreement:

4.1.                            Prepayment Credit

Subject to the terms and conditions of this Amendment, on the Effective Date, EnergySolutions shall credit to the account of, and for the benefit of, Customer the prepayment by Customer of $12,000,000 in fees otherwise payable to EnergySolutions (which, for the avoidance of doubt, shall not include any federal, state and local taxes payable by the Customer in connection with, or pursuant to, the Agreement) (the “Disposal Fee Credit”) in respect of the receipt, handling, storage, disposal, and treatment, if any, of Waste Material delivered by Customer (or Customer’s contractors or affiliates) to the Facility following the Effective Date pursuant to the terms of the Agreement (as modified by this Amendment). The Disposal Fee Credit may be used by Customer commencing on the Effective Date and shall be valid until the third year anniversary of the Effective Date (such period, the “Term”), after which time the Disposal Fee Credit shall expire to the extent unused, subject to Customer’s annual cash conversion right described in Section 4.3 below. A maximum of $4,000,000 of the Disposal Fee Credit (the “Annual Dollar Limit”) may be used by Customer over the course of any one-year period (each, an “Annual Period”). For purposes of calculating the Annual Dollar Limit, the first Annual Period shall commence on the Effective Date and each succeeding Annual Period shall commence on the succeeding anniversary of the Effective Date.

4.2.                            Pricing

(a)                                  All services provided by EnergySolutions with respect to the receipt, handling, storage, disposal, and treatment, if any, of Waste Material delivered by Customer (or its contractors or affiliates) to the Facility during the Term, and for which Customer wishes to utilize the Disposal Fee Credit, shall be invoiced at the rates and prices set forth currently in the Agreement on the date hereof, subject to an increase of seven percent (7%) per annum in such rates and prices at the commencement of each of the second and third year of the Term (the “Agreed Rates”).

(b)                                 During the Term, in the event EnergySolutions offers or accepts from any Processor or Broker (or its contractors or affiliates) a price lower than the Agreed Rate paid by Customer pursuant to Section 4.2(a) hereof (taking into account for such purposes all reduced processing fees, rebates, discounts or other consideration of any nature received, either directly or indirectly, by such Processor or Broker (or its contractors or affiliates) from EnergySolutions (or its affiliates)) for comparable handling, storage, disposal or treatment services for comparable waste materials delivered by such Processor or Broker (or its contractors or affiliates) to the Facility, then EnergySolutions shall as promptly as reasonably practicable notify Customer of the same, and such Agreed Rate shall automatically be decreased to the lower pricing applied to comparable services rendered (or to be rendered) to the Processor or Broker for comparable waste materials. The lower pricing shall be applied retroactively to Waste Materials delivered by Customer to the Facility since the date the Processor or Broker first received or was offered (whichever is earlier) the lower pricing (the “Retroactive Period”). Any amounts owed Customer on account of the retroactive application of this Section 4.2(b) shall be credited back to the Disposal Credit Fee within 10 days of (i) notice by EnergySolutions of the lower pricing under this Section 4.2(b), or (ii) receipt by EnergySolutions of written notice from Customer with respect to the discovery by Customer of the same.

4.3.                            Conversion of Disposal Fee Credit to Cash Settlement Amount

(a)                                  Subject to the limitations set forth in Section 4.3(b) below, in the event Customer, in the ordinary course of its business, is unable to utilize during any Annual Period the full amount of the Annual Dollar Limit on the Disposal Fee Credit to which Customer is entitled (including, by way of example, and not by way of limitation, because (i) Customer was unable to obtain sufficient volumes of Waste Material for full utilization of the Disposal Fee Credit or (ii) there was a legal or regulatory prohibition on the transportation or disposal of Waste Material by Customer or disposal of Waste Material by EnergySolutions), Customer shall have the right, upon written notice delivered to EnergySolutions within 45 calendar days following the conclusion of such Annual Period, to receive from EnergySolutions an amount in cash equal to the excess of (A) the Annual Dollar Limit for such Annual Period over (B) the aggregate dollar amount of fees charged by EnergySolutions against the Disposal Fee Credit in respect of the receipt, handling, storage, disposal, and treatment of Waste Material delivered by Customer (or its contractors or affiliates) to the Facility during the course of such Annual Period (the “Cash Settlement Amount”). As promptly as reasonably practicable following Customer’s written request for payment of the Cash Settlement Amount (and in no event later than 30 calendar days following the date of request), EnergySolutions shall pay to Customer the Cash Settlement Amount by wire transfer of immediately available funds to an account designated by Customer.

(b)                                 For purposes of clarification, during any Annual Period for which a Cash Settlement Amount is otherwise payable to Customer pursuant to Section 4.3(a), to the extent that Customer, (i) uses a third party instead of EnergySolutions to dispose of Waste Material, (ii) stores processed Waste Material for more than a 180-day period pending shipment to EnergySolutions, or (iii) otherwise chooses not to use EnergySolutions to dispose of Waste Material that legally could be disposed of by EnergySolutions (in each case, other than as a result of the imposition of any Tax on the transportation or disposal of Waste Material by Customer at the Facility that significantly impairs the relative economic benefit to Customer of the disposal of Waste Material at the Facility pursuant to the Agreement), the Cash Settlement Amount otherwise payable to Customer for such Annual Period pursuant to Section 4.3(a) above shall be reduced dollar-for-dollar (but not below zero dollars) by the dollar amount of the fees that would otherwise have been payable to EnergySolutions under Section 4.2 above, were EnergySolutions to have instead performed similar services for Customer under the terms of the Agreement (as modified by this Amendment) with respect to such Waste Material.

4.4.                            Notification

The Parties agree to respond as promptly as reasonably practicable to each other’s reasonable requests for information with respect to the matters covered by Sections 4.2(b) and 4.3(b).

4.5.                            Term of Agreement

The Agreement shall continue in effect until the earlier of (i) the date of termination of the Merger Agreement (other than as a result of a Special Circumstance Termination) and (ii) the closing date of the Merger in accordance with the terms of the Merger Agreement; provided, that, in the event of a Special Circumstance Termination, the Agreement shall continue in effect until the third anniversary of the Effective Date.

4.6.                            Assignment

This Amendment, and the rights and obligations hereunder, including the Disposal Fee Credit, may not be assigned, delegated or transferred by Customer, except that Customer shall have the right, without the prior written consent of EnergySolutions to assign its rights and delegate its obligations under the Agreement (as modified by this Amendment) to Duratek or to any wholly-owned direct or indirect subsidiary of Duratek. In no event shall the assignment or delegation by Customer of its respective rights or obligations under the Agreement (as modified by this Amendment) release Customer from its liabilities and obligations under the Agreement (as modified by this Amendment). Any purported assignment, delegation or transfer of this Amendment, or the rights and obligations hereunder, shall be null and void and of no force or effect.

5.                                      REPRESENTATIONS AND WARRANTIES OF ENERGYSOLUTIONS

EnergySolutions hereby represents and warrants to Customer as follows:

5.1.                            Organization and Standing

EnergySolutions is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Utah and has the full and unrestricted power and authority to carry on its business as currently conducted, to enter into this Amendment and to carry out the transactions contemplated hereby.

5.2.                            Authorization

The execution, delivery and performance by EnergySolutions of this Amendment, the fulfillment of and the compliance with the terms and provisions hereof, and the consummation by EnergySolutions of the transactions contemplated hereby have been duly authorized by all necessary action on behalf of EnergySolutions, (which authorization has not been modified or rescinded and is in full force and effect), and will not: (a) conflict with, or violate, any term or provision of the certificate of formation or limited liability company agreement of EnergySolutions or (b) conflict with, or result in any breach of, or constitute a default under, any agreement to which EnergySolutions is a party or by which EnergySolutions is bound.

5.3.                            Binding Obligation

This Amendment constitutes a valid and binding obligation of EnergySolutions, enforceable in accordance with its terms.

6.                                      REPRESENTATIONS AND WARRANTIES OF CUSTOMER

Customer hereby represents and warrants to EnergySolutions as follows:

6.1.                            Organization and Standing

Customer is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee. Customer has the full and unrestricted corporate power and authority to carry on its business as currently conducted, to enter into this Amendment and to carry out the transactions contemplated hereby.

6.2.                            Authorization

The execution, delivery and performance by Customer of this Amendment, the fulfillment of and the compliance with the terms and provisions hereof, and the consummation by Customer of the transactions contemplated hereby have been duly authorized by all necessary corporate action on behalf of Customer, (which authorization has not been modified or rescinded and is in full force and effect), and will not: (a) conflict with, or violate, any term or provision of the articles of incorporation or bylaws of Customer or (b) conflict with, or result in any breach of, or constitute a default under, any agreement to which Customer is a party or by which Customer is bound.

6.3.                            Binding Obligation

This Amendment constitutes a valid and binding obligation of Customer, enforceable in accordance with its terms.

7.                                      MISCELLANEOUS

7.1.                            Representations and Warranties

All representations and warranties made by any Party herein shall also be deemed made on and as of the date the Effective Date as though such representations and warranties were made on and as of such date.

7.2.                            Effect of the Amendment

Except as provided for herein, the Agreement shall continue in full force and effect without change.

7.3.                            Severability

If any part of any provision of this Amendment shall be invalid or unenforceable in any respect, such part shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining parts of such provision or the remaining provisions of this Amendment.

7.4.                            Governing Law

This Agreement, the rights and obligations of the Parties, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Utah (excluding the choice of law rules thereof).

7.5.                            Headings

Section headings contained in this Amendment are inserted for convenience of reference only, shall not be deemed to be a part of this Amendment for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

7.6.                            Execution in Counterparts

To facilitate execution, this Amendment may be executed in as many counterparts as may be required. It shall not be necessary that the signatures of, or on behalf of, each Party, or that the signatures of all persons required to bind any party, appear on each counterpart; but it shall be sufficient that the signature of, or on behalf of, each Party, or that the signatures of the persons required to bind any party, appear on one or more of the counterparts. All counterparts shall collectively constitute a single agreement. It shall not be necessary in making proof of this Amendment to produce or account for more than a number of counterparts containing the respective signatures of, or on behalf of, all of the Parties.

7.7.                            Binding Effect

Subject to any provisions hereof restricting assignment, this Amendment shall be binding upon and shall inure to the benefit of the Parties and their respective successors, heirs, executors, administrators, legal representatives and assigns.

7.8.                            No Other Modification

Except as expressly set forth in this Amendment, the terms and conditions of the Agreement shall remain in full force and effect.

[Signatures on Next Page]

IN WITNESS WHEREOF, the Parties have duly executed this Amendment as of the day and year first above written.

ENERGYSOLUTIONS, LLC

By:	/s/ R. Steve Creamer
Name: R. Steve Creamer
	Title:	President and Chief Executive Officer
DURATEK SERVICES INC.

By:	/s/ Robert F. Shawver
Name: Robert F. Shawver
	Title:	Executive Vice-President and Chief Financial Officer

EXHIBIT A

DEFINITIONS

“Broker” or “Processor” means a broker or processor as such terms are commonly understood in the industry in which the Parties operate, but for the avoidance of doubt, shall not include any original generator of Waste Material.

“Effective Date” means the date on which the provisions of Section 4 of this Amendment, other than Section 4.5, become effective in accordance with Section 3 of this Amendment.

“Facility” has the meaning ascribed to it in the Agreement.

“Section” means a Section (or a subsection) of the Agreement.

“Tax” means all federal, state or local taxes, charges, fees, imposts, levies or other assessments imposed by a governmental authority, but excluding any income taxes.

“Waste Material” has the meaning ascribed to it in the Agreement.

ANNEX C

Bear, Stearns & Co. Inc.
383 Madison Avenue
New York, New York 10179
www.bearstearns.com

David P. Baxt
Senior Managing Director
Tel 212-272-4912
Fax 212-881-9849
Cell 917-952-1390
dbaxt@bear.com

February 6, 2006

The Board of Directors

Duratek. Inc.

10100 Old Columbia Road

Columbia. MD 21046

Gentlemen:

We understand that Duratek, Inc. (“Duratek”), EnergySolutions, LLC (“ES”) and Excalibur Merger Sub (“Merger Subsidiary”) propose to enter into an Agreement and Plan of Merger to be dated as of February 6, 2006 (the “Agreement”), pursuant to which Merger Subsidiary will be merged with and into Duratek (the “Merger”), and each share of Duratek common stock, par value $0.01 per share (“Duratek Common Stock”), other than dissenting shares and shares held by Duratek, ES or Merger Subsidiary, will be converted into the right to receive $22.00 in cash (the “Per Share Consideration”). You have provided us with a copy of the Agreement in substantially final form.

You have asked us to render our opinion as to whether the Per Share Consideration is fair, from a financial point of view, to the holders of Duratek Common Stock.

In the course of performing our review and analyses for rendering this opinion, we have:

•                  reviewed the Agreement;

•                  reviewed Duratek’s Annual Reports to Stockholders and Annual Reports on Form 10-K for the years ended December 31, 2004, 2003 and 2002, its Quarterly Reports on Form 10-Q for the periods ended March 31, 2005, June 30, 2005, and September 30, 2005, its preliminary results for the quarter and year ended December 31, 2005 and its Current Reports on Form 8-K since December 31, 2004;

•                  reviewed certain operating and financial information relating to Duratek’s business and prospects, including projections for the five years ended December 31, 2010 (the “Duratek Projections”), all as prepared and provided to us by Duratek’s management;

•                  met with certain members of Duratek’s senior management to discuss Duratek’s business, operations, historical and projected financial results and future prospects;

•                  reviewed the historical prices, trading multiples and trading volumes of the shares of Duratek Common Stock;

•                  reviewed publicly available financial data, stock market performance data and trading multiples of companies which we deemed generally comparable to Duratek;

•                  reviewed the terms of recent mergers and acquisitions involving companies which we deemed generally comparable to Duratek;

•                  performed discounted cash flow analyses based on the Duratek Projections; and

ATLANTA | BEIJING | BOSTON | CHICAGO | DALLAS | DENVER | DUBLIN | HERZLIYA | HONG KONG | LONDON |
LOS ANGELES

LUGANO | MILAN | NEW YORK | SAN FRANCISCO | SAN JUAN | SÃO PAULO | SHANGHAI | SINGAPORE | TOKYO

We have relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information provided to or discussed with us by Duratek or obtained by us from public sources, including, without limitation, the Duratek Projections referred to above. With respect to the Duratek Projections, we have relied on representations that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of Duratek as to the expected future performance of Duratek. We have not assumed any responsibility for the independent verification of any such information , including, without limitation, the Duratek Projections, and we have further relied upon the assurances of the senior management of Duratek that they are unaware of any facts that would make the information and the Duratek Projections incomplete or misleading.

In arriving at our opinion, we have not performed or obtained any independent appraisal of the assets or liabilities (contingent or otherwise) of Duratek, nor have we been furnished with any such appraisals. We have assumed that the Merger will be consummated in a timely manner and in accordance with the terms of the Agreement without any limitations, restrictions, conditions, amendments or modifications, regulatory or otherwise, that collectively would have a material effect on Duratek.

We do not express any opinion as to the price or range of prices at which shares of Duratek Common Stock may trade subsequent to the announcement of the Merger.

We have acted as a financial advisor to Duratek in connection with the Merger and will receive a customary fee for such services, a substantial portion of which is contingent on successful consummation of the Merger. Bear Stearns has been previously engaged by Duratek to provide certain investment banking and financial advisory services for which we would have received customary fees had such transactions been consummated. Bear Stearns has business relationships with certain affiliates of Lindsay Goldberg & Bessemer L.P. (“LGB”), an affiliate of ES, in matters unrelated to the Merger, for which we would expect to receive customary compensation. In the ordinary course of business, Bear Stearns and its affiliates may actively trade the equity and debt securities and/or bank debt of Duratek, ES and/or other entities affiliated with LGB, for our own account and for the account of our customers and, accordingly, may at any time hold a long or short position in such securities or bank debt.

It is understood that this letter is intended for the benefit and use of the Board of Directors of Duratek and does not constitute a recommendation to the Board of Directors of Duratek or any holders of Duratek Common Stock as to how to vote in connection with the Merger. This opinion does not address Duratek’s underlying business decision to pursue the Merger, the relative merits of the Merger as compared to any alternative business strategies that might exist for Duratek or the effects of any other transaction in which Duratek might engage. This letter is not to be used for any other purpose, or be reproduced, disseminated, quoted from or referred to at any time, in whole or in part, without our prior written consent; provided, however, that this letter may be included in its entirety in any proxy statement to be distributed to the holders of Duratek Common Stock in connection with the Merger. Our opinion is subject to the assumptions and conditions contained herein and is necessarily based on economic, market and other conditions, and the information made available to us, as of the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof.

Based on and subject to the foregoing, it is our opinion that, as of the date hereof, the Per Share Consideration is fair, from a financial point of view, to the holders of Duratek Common Stock.

C-2

Very true yours,

BEAR. STEARNS & CO. INC.

By:
David P. Baxt
Senior Managing Director

C-3

ANNEX D

Section 262 of the General Corporation Law of the State of Delaware

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)  Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1)          Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2)          Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.               Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.              Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c.               Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d.              Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3)          In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c)  Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d)  Appraisal rights shall be perfected as follows:

(1)          If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)          If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)  Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f)  Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)  At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h)  After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)  The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)  The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)  From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l)  The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

VOTE BY INTERNET,
[COMPANY LOGO]	TELEPHONE OR MAIL
24 HOURS A DAY, 7 DAYS A
DURATEK, INC.	WEEK
10100 Old Columbia Road	Your telephone or Internet vote
Columbia, Maryland 21046	authorizes the named proxies to vote
410-312-5100	these shares in the same manner as if
you marked, signed and returned your
proxy card.

VOTE BY INTERNET – www.[•]

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE – [•]

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Duratek, Inc., c/o [•]

If you vote your proxy by Internet or telephone, you do NOT need to mail back your proxy card.

PLEASE MARK, DATE AND SIGN YOUR NAME AS IT APPEARS ON THIS CARD AND RETURN IT IN THE ENCLOSED ENVELOPE.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK	KEEP THIS PORTION FOR YOUR RECORDS
AS FOLLOWS:

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

DURATEK, INC.

The board of directors of Duratek recommends

that you vote FOR the following proposals:

Vote on Proposal

	For	Against	Abstain

1.

To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of February 6, 2006 (as it may be amended from time to time, the “merger agreement”), between Duratek, EnergySolutions, LLC (“EnergySolutions”) and Dragon Merger Corporation, a wholly-owned subsidiary of EnergySolutions (“Merger Sub”) pursuant to which, upon the merger becoming effective, each share of Duratek common stock, par value $0.01 per share, (other than shares held in the treasury of Duratek, owned by EnergySolutions or Merger Sub, or held by stockholders who are entitled to and who properly exercise appraisal rights in compliance with all of the required procedures under Delaware law) will be converted into the right to receive $22.00 in cash, without interest.

	☐	☐	☐

In their discretion, the named proxies may act upon such other business as may properly come before the meeting and any adjournments or postponements of such meeting, including to consider any procedural matters incident to the conduct of the special meeting, such as adjournment of the special meeting.

The undersigned hereby acknowledges notification of the special meeting and receipt of the proxy statement dated [•], 2006, relating to the special meeting.

In case of joint owners, each joint owner must sign.  If signing for a corporation or partnership as an agent, attorney or fiduciary, indicate the capacity in which you are signing.

For address changes and/or comments, please check this box and write them on the back where indicated.	☐
		YES	NO

Please indicate if you plan to attend this meeting		☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Please date, sign and mail

your proxy card back as soon as possible!

Special Meeting of Stockholders

DURATEK, INC.

[•], 2006

Please Detach and Mail in the Envelope Provided

PROXY CARD

DURATEK, INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON [•], 2006 AT 10:30 A.M., EASTERN TIME,

AT 10100 OLD COLUMBIA ROAD, COLUMBIA, MARYLAND 21046

The undersigned, revoking all previous proxies, hereby appoints and authorizes Robert E. Prince and Admiral Bruce DeMars, and each of them, as proxies with full power of substitution and resubstitution to represent the undersigned at the special meeting of stockholders of Duratek, Inc., a Delaware corporation (“Duratek”) to be held [•], 2006 and at any adjournments or postponements of the special meeting to vote all of the shares of the common stock of Duratek which the undersigned would be entitled to vote, with all powers which the undersigned would possess if personally present.

The proxy holders will vote the shares represented by this proxy in the manner indicated herein. Unless a contrary direction is indicated, the proxy holders will vote FOR approval of the adoption of the merger agreement, and at the discretion of the proxy holders as to any other matter that may properly come before the special meeting or any adjournments or postponements thereof, including any procedural matters incident to the conduct of the special meeting, such as adjournment of the special meeting.

PLEASE MARK, DATE AND SIGN YOUR NAME AS IT APPEARS ON THIS CARD

AND RETURN IT IN THE ENCLOSED ENVELOPE.

(CONTINUED AND TO BE SIGNED AND DATED ON THE REVERSE SIDE)

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)